Filed Pursuant to Rule 424(b)(3)
Registration No. 333-144915

YOUR VOTE ON OUR PROPOSED MERGER IS VERY IMPORTANT

To the Shareholders of BancTrust Financial Group, Inc. and The Peoples BancTrust Company, Inc.:

We are pleased to report that BancTrust Financial Group, Inc. and The Peoples BancTrust Company, Inc. have agreed to merge, with BancTrust as the surviving corporation. In order to complete the merger, both companies must obtain the approval of their shareholders.

We believe this merger will benefit the shareholders of both companies and will result in a combined company that is better able to compete in the increasingly competitive financial services marketplace. We ask for your support in voting for the merger proposal at our special meetings.

When the merger is completed, Peoples shareholders will, subject to possible adjustment as described below, receive merger consideration worth $25.50 per Peoples common share, consisting of $6.375 in cash plus BancTrust common stock worth $19.125, based on the average closing price of BancTrust common stock during a ten consecutive trading day period ending on the third trading day prior to the date of the merger.

The amount of cash to be paid is fixed at $6.375 per Peoples common share; however, the method of determining the number of BancTrust shares to be received changes in certain circumstances.

•

If the 10-day average closing price of BancTrust common stock immediately before the merger is less than $18.019 per share, then 1.0614 shares of BancTrust common stock, in addition to the $6.375 in cash, will be paid for each Peoples common share.

•

If the 10-day average closing price per BancTrust common share is greater than $21.428 but less than or equal to $26.471, then 0.8925 shares of BancTrust common stock, in addition to the $6.375 in cash, would be paid for each Peoples common share.

•

If the 10-day average closing price of BancTrust common stock is greater than $26.471, then Peoples shareholders will receive BancTrust common stock worth $23.625, based on the 10-day average closing price, plus $6.375 in cash, for each Peoples common share.

This equates to merger consideration of 1.0614 shares of BancTrust stock for each share of Peoples common stock (in addition to the $6.375 cash payment) based on the August 21, 2007 closing price of BancTrust common stock of $16.50. Based on BancTrust’s August 21, 2007 closing price of $16.50, Peoples shareholders would receive cash and BancTrust common stock worth a total of $23.89 for each Peoples share owned. A chart showing the cash and stock merger consideration at various hypothetical 10-day average closing prices of BancTrust common stock is provided on page 5 of this document.

Assuming the 10-day average closing price of BancTrust common stock immediately before the merger is $16.50 (the closing price of BancTrust common stock on August 21, 2007) and no Peoples dissenters, we anticipate that approximately 6,294,000 shares of BancTrust common stock will be issued to Peoples shareholders upon completion of the merger, representing 35.78% of the BancTrust shares to be outstanding immediately following completion of the merger. BancTrust shareholders will own the same number of shares that they now hold, assuming no BancTrust dissenters, and those shares will represent approximately 64.22% of the shares of stock of BancTrust to be outstanding immediately following completion of the merger.

Both Peoples and BancTrust shares are publicly traded on the Nasdaq Stock Market. The market prices of both BancTrust common stock and Peoples common stock will fluctuate before the merger. You should obtain current stock price quotations for BancTrust common stock and Peoples common stock. BancTrust trades under the symbol BTFG on the Nasdaq Global Select Market, and Peoples trades under the symbol PBTC on the Nasdaq Capital Market.

We expect this merger to be tax free with respect to the stock portion of the merger consideration paid to Peoples shareholders, but we expect Peoples shareholders to recognize any gain (but not loss) that is attributable to the cash portion of the merger consideration. See “Material Federal Income Tax Consequences” beginning on page 54.

BancTrust has the right to terminate the merger agreement if it is unable to obtain suitable financing acceptable to it and to Peoples and to their respective financial advisors and regulators. In addition, Peoples may terminate the merger agreement if the 10-day average closing price of BancTrust common stock immediately prior to the merger is less than $15.584 per share.

Information about the merger and about your company’s special meeting is contained in this joint proxy statement and prospectus. We urge you to read this material carefully. In particular, see “ Risk Factors” beginning on page 25 for a discussion of the material risks associated with the merger.

The boards of directors of both Peoples and BancTrust have approved the merger unanimously and recommend that their respective shareholders vote FOR the merger proposal as described in the attached materials.

Peoples shareholders will vote at Peoples’ special meeting on October 11, 2007, at 3:30 p.m., local time, at 310 Broad Street, Selma, Alabama.

BancTrust shareholders will vote at BancTrust’s special meeting on October 11, 2007, at 9:30 a.m., local time, at BancTrust’s headquarters at 100 St. Joseph Street, Mobile, Alabama.

Your vote is important, regardless of the number of shares you own. Please vote as soon as possible to make sure that your shares are represented at your company’s special meeting. To grant your proxy to vote your shares, you need to complete and return the enclosed proxy card. You may also cast your vote in person at your company’s special meeting. If you do not vote, it will have the same effect as voting against the merger.

Neither the Securities and Exchange Commission nor any state securities commission has approved the common stock to be issued under this prospectus or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The securities to be issued under this document are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of BancTrust or Peoples, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This joint proxy statement and prospectus is dated August 31, 2007, and is first being mailed to shareholders on or about September 6, 2007.

Sources of Additional Information

This joint proxy statement and prospectus incorporates important business and financial information about BancTrust and Peoples that is not included in or delivered with this document. You can obtain this information without charge from the Securities and Exchange Commission’s website at http://www.sec.gov or from BancTrust or Peoples, upon written or oral request, using the information below:

The Peoples BancTrust Company, Inc.	BancTrust Financial Group, Inc.
310 Broad Street	100 St. Joseph Street
Selma, Alabama 36701	Mobile, Alabama 36602
Attn: Thomas P. Wilbourne	Attn: F. Michael Johnson
(334) 875-1000	(251) 431-7800
http://www.peoplesbt.com	http://www.btfginc.com

To ensure timely delivery, you must request the information at least five business days before the date of your special meeting of shareholders, or not later than October 3, 2007.

If you have any questions, or need assistance in completing and returning your proxy, you may contact Peoples or BancTrust as the above addresses and telephone numbers.

See “Locating Additional Information” at page 93.

BancTrust Financial Group, Inc.

100 St. Joseph Street

Mobile, Alabama 36602

Telephone: (251) 431-7800

F. Michael Johnson

Chief Financial Officer

and Secretary

To the Shareholders of

BancTrust Financial Group, Inc.

NOTICE IS HEREBY GIVEN that, pursuant to call of its Directors, a special meeting of the shareholders of BancTrust Financial Group, Inc., will be held at 100 St. Joseph Street, Mobile, Alabama, on October 11, 2007, at 9:30 a.m. local time, for the purpose of considering and voting upon the following matters:

1. Merger Agreement. To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of May 21, 2007, between BancTrust and The Peoples BancTrust Company, Inc., pursuant to which, among other matters, (a) Peoples would be merged into BancTrust, with BancTrust as the surviving corporation, (b) each share of Peoples common stock would be converted into $6.375 in cash and BancTrust common stock worth $19.125, subject to adjustment if the average closing price of BancTrust common stock immediately prior to the merger is less than $18.019 or greater than $21.428, and (c) shares of BancTrust common stock would be issued to holders of Peoples common stock. The merger agreement is more fully described in the accompanying prospectus, which also serves as a joint proxy statement. A copy of the merger agreement is set forth in Appendix A to the accompanying joint proxy statement and prospectus and is incorporated by reference herein.

2. Other Business. Transaction of such other business as may be brought before the meeting or any adjournment thereof. Management currently knows of no other business to be presented.

Only those shareholders of record at the close of business on August 24, 2007, shall be entitled to notice of and to vote at the meeting.

Your vote is very important. We hope very much that you will attend the meeting, but, whether you plan to attend or not, we would appreciate your signing and returning the enclosed proxy. Should you attend the meeting in person, the proxy can be revoked at your request.

The accompanying joint proxy statement and prospectus describes the rights of BancTrust shareholders to dissent from the merger with Peoples and the procedures which must be followed in order to exercise such rights.

By Order of the Board of Directors

F. Michael Johnson Chief Financial Officer and Secretary

September 6, 2007

BankTrust’s Board of Directors unanimously recommends that you vote FOR approval of the merger agreement.

The Peoples BancTrust Company, Inc.

310 Broad Street

Selma, Alabama 36701

Telephone: (334) 875-1000

Ted M. Henry

Chairman of the Board of

Directors

To the Shareholders of

The Peoples BancTrust Company, Inc.

NOTICE IS HEREBY GIVEN that, pursuant to call of its Directors, a special meeting of the shareholders of The Peoples BancTrust Company, Inc., will be held at 310 Broad Street, Selma, Alabama, on October 11, 2007, at 3:30 p.m. local time, for the purpose of considering and voting upon the following matters:

1. Merger Agreement. To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of May 21, 2007, between BancTrust Financial Group, Inc. and Peoples, pursuant to which, among other matters, (a) Peoples would be merged into BancTrust, with BancTrust as the surviving corporation, and (b) each share of Peoples common stock would be converted into $6.375 in cash and BancTrust common stock worth $19.125, subject to adjustment if the average closing price of BancTrust common stock immediately prior to the merger is less than $18.019 or greater than $21.428. The merger agreement is more fully described in the accompanying prospectus, which also serves as a joint proxy statement. A copy of the merger agreement is set forth in Appendix A to the accompanying joint proxy statement and prospectus and is incorporated by reference herein.

2. Other Business. Transaction of such other business as may be brought before the meeting or any adjournment thereof. Management currently knows of no other business to be presented.

Only those shareholders of record at the close of business on August 24, 2007, shall be entitled to notice of and to vote at the meeting.

Your vote is very important. We hope very much that you will attend the meeting, but, whether you plan to attend or not, we would appreciate your signing and returning the enclosed proxy. Should you attend the meeting in person, the proxy can be revoked at your request.

The accompanying joint proxy statement and prospectus describes the rights of Peoples shareholders to dissent from the merger with BancTrust and the procedures which must be followed in order to exercise such rights.

By Order of the Board of Directors

Ted M. Henry Chairman of the Board

September 6, 2007

Peoples’ Board of Directors unanimously recommends that you vote FOR approval of the merger agreement.

Do not send stock certificates with the proxy card.

PAGE
INTRODUCTION	1
CHAPTER I—THE MERGER	2
QUESTIONS AND ANSWERS ABOUT THE MERGER	2
SUMMARY	4
What You Will Receive in the Merger	4
Treatment of Peoples Stock Options	6
Market Prices of BancTrust and Peoples Common Stock	6
We Expect the Merger to Be Tax Free Except as to Cash Received	6
BancTrust intends to Obtain the Cash Required to Pay the Merger Consideration Through a Combination of Internal Capital and the Issuance of Trust Preferred Securities	7
Regulatory Approvals	7
Our Boards of Directors Recommend That You Vote For The Merger	8
The Basis of Our Recommendation	8
Peoples Shareholders’ Rights Will Change	11
You Have Dissenters’ Appraisal Rights	11
Why Your Approval is Requested at the Annual Meeting	12
Officers and Directors May Have Interests in the Merger that Differ from Your Interests	13
BancTrust Acquires The Peoples Bank and Trust Company in The Merger	14
Peoples Shareholders Will Own Approximately 36% of BancTrust After the Merger	14
We Expect Peoples Shareholders to Receive an Increased Dividend Following the Merger	14
Information About BancTrust and Peoples	15
Things That May Prevent the Merger from Happening; Suitable Financing; Shareholder Dispute	15
Termination Fee	16
Purchase Accounting Treatment	16
Listing of Common Stock on the Nasdaq Global Select Market	16
Board of Directors and Management Following the Merger	16
Selected Historical Financial Information	16
Selected Unaudited Pro Forma Financial Information	20
Comparative Per Share Information	21
RISK FACTORS	25
Peoples shareholders will not know the number of shares of BancTrust stock, or in certain circumstances the value of the stock component of the consideration, they will receive in the merger when they vote on the merger	25
After the merger is completed, Peoples shareholders who do not dissent from the merger will become BancTrust shareholders and will have different rights that may be less advantageous than their current rights	25
If the average closing price of a share of BancTrust common stock is less than $ 15.584 per share, Peoples has the right to terminate the merger agreement	26
If BancTrust is unable to obtain suitable financing, it has the right not to consummate the merger	26
If dissident shareholders of Peoples take actions that could have a material adverse effect on Peoples, BancTrust could terminate the merger agreement, and such action could disrupt the operation of, and result in significant expense to, Peoples and BancTrust	26
If the merger has not occurred by March 31, 2008, either BancTrust or Peoples may choose not to proceed with the merger	26
Regulatory agencies must approve the merger and could delay or refuse to approve the merger or impose conditions that could adversely affect our combined business or financial condition	27
If the merger is not completed, BancTrust’s and Peoples’ stock prices and future business operations could be harmed	27
Peoples and BancTrust expect to incur significant costs associated with the merger	27
Future operating results of the combined company could be adversely affected as a result of purchase accounting treatment and the impact of amortization and impairment of certain intangible assets relating to the merger	27

i

Peoples’ directors and executive officers may have interests in the merger that differ from interests of Peoples shareholders	28
Customer and employee uncertainty related to the merger could harm the combined company	28
If BancTrust and Peoples are unable to successfully integrate their businesses, the business and earnings of the combined company may be negatively affected	28
If BancTrust obtains financing for the cash portion of the merger consideration through a bank loan as opposed to through the issuance of trust preferred securities, its regulatory capital levels will be lower, and that may inhibit BancTrust’s ability to grow	28
A WARNING ABOUT FORWARD-LOOKING STATEMENTS	29
THE MERGER TRANSACTION	30
The Companies	30
Background of the Merger	30
Reasons for the Merger; Recommendation of Your Board of Directors	35
Opinion of Peoples’ Financial Advisor	37
Opinion of BancTrust’s Financial Advisor	46
Financing	53
Accounting Treatment	54
Material Federal Income Tax Consequences	54
Regulatory Approvals	58
Dissenters’ Rights	58
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION	61
UNAUDITED PRO FORMA FINANCIAL INFORMATION	62
SUMMARY OF THE MERGER AGREEMENT	70
INTERESTS OF CERTAIN PERSONS IN THE MERGER	77
NASDAQ LISTING; DELISTING AND DEREGISTRATION OF PEOPLES COMMON STOCK	79
FEDERAL SECURITIES LAWS CONSEQUENCES; STOCK TRANSFER RESTRICTION AGREEMENTS	80
DESCRIPTION OF BANCTRUST CAPITAL STOCK	80
COMPARISON OF SHAREHOLDERS’ RIGHTS	81
LEGAL MATTERS	88
EXPERTS	88
BancTrust	88
Peoples	88
CHAPTER II—INFORMATION ABOUT THE SPECIAL MEETINGS AND VOTING	89
THE PEOPLES SPECIAL MEETING	89
Special Meeting, Record Date and Vote Required	89
Proxies	89
Recommendation of Peoples Board of Directors	90
THE BANCTRUST SPECIAL MEETING	90
Special Meeting, Record Date and Vote Required	90
Proxies	90
Recommendation of BancTrust Board of Directors	91
CHAPTER III—ADDITIONAL SHAREHOLDER INFORMATION	92
Peoples Shareholder Proposals	92
BancTrust Shareholder Proposals	92
Locating Additional Information	93

ii

INTRODUCTION

This joint proxy statement and prospectus is being mailed to shareholders of BancTrust and Peoples in connection with each company’s special meeting of shareholders. This document is organized into three chapters.

Chapter I—“The Merger” provides summary and detailed information about BancTrust’s and Peoples’ proposed merger on which the shareholders of each company will vote at their special meetings.

Chapter II—“Information About the Special Meetings and Voting” provides information about BancTrust’s and Peoples’ special meetings, how shareholders may vote or grant a proxy and the vote required to approve the merger.

Chapter III—“Additional Shareholder Information” explains where shareholders of BancTrust and Peoples can find more information about each of the companies.

You should read this joint proxy statement and prospectus carefully before you vote your shares.

CHAPTER I—THE MERGER

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What do I need to do now?

A:	Just indicate on your proxy card how you want your shares to be voted, then sign and mail it in the enclosed prepaid return envelope marked “Proxy” as soon as possible, so that your shares may be represented and voted at your special meeting. The directors of both companies urge you to exercise your right to vote, and the directors of both companies unanimously recommend that you vote “FOR” the proposed merger. If you return a proxy properly signed and do not indicate how you want the proxy voted, your proxy will be voted “FOR” the proposed merger.

Q:	Why is my vote important?

A:	The merger agreement must be approved by the holders of two-thirds of the issued and outstanding shares of Peoples common stock and by the holders of two-thirds of the issued and outstanding shares of BancTrust common stock. A failure to vote will have the same effect as a vote against the merger agreement.

Q:	Should I send in my stock certificates?

A:	No, not at this time. Neither BancTrust nor Peoples shareholders need to do anything with their stock certificates. Shortly after the merger is completed, BancTrust will send each Peoples shareholder, other than those who have perfected their rights to dissent, written instructions for exchanging Peoples stock certificates for cash and one or more BancTrust stock certificates.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. There are three ways for you to revoke your proxy and change your vote.

First, if you are a BancTrust shareholder, you may send a written notice to:

BancTrust Financial Group, Inc.

Post Office Box 3067

Mobile, Alabama 36652

Attn: F. Michael Johnson, Secretary

and if you are a Peoples shareholder, you may send written notice to:

The Peoples BancTrust Company, Inc.

310 Broad Street

Selma, Alabama 36701

Attn: Ted M. Henry, Chairman

stating that you wish to revoke your proxy.

Second, you may complete and submit a new later-dated proxy card. Peoples’ shareholders may obtain new proxy cards from Thomas P. Wilbourne, and BancTrust shareholders may obtain new proxy cards from F. Michael Johnson, each at the address stated for BancTrust or Peoples, as applicable, above. The most recently dated properly signed proxy received prior to the meeting is the proxy that will be voted.

Third, you may vote in person at the special meeting.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:

Your broker will not vote your shares for you unless you provide instructions to your broker on how to vote. It is important therefore that you follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you abstain or fail to instruct your broker how to vote your shares, the effect will be the same as a vote against the merger.

Q:	When do you expect the merger to be completed?

A:	We expect the merger to be completed early in the fourth quarter of 2007. We are working to complete the merger as quickly as possible. However, there are certain things, including BancTrust obtaining suitable financing for the cash portion of the merger consideration, that must happen before the merger can be completed.

Q:	Are there risks I should consider in deciding whether to vote for the merger?

A:	Yes. You should carefully read the information set forth or incorporated by reference in this joint proxy statement and prospectus, including the risks outlined in “Risk Factors” on pages 25-28.

Q:	Whom should I contact with questions or to obtain additional copies of this joint proxy statement and prospectus?

A:	BancTrust shareholders

BancTrust shareholders should call F. Michael Johnson at (251) 431-7800, or you can write him at Post Office Box 3067, Mobile, Alabama 36652.

Peoples shareholders

Peoples shareholders should call Thomas P. Wilbourne at (334) 875-1000, or you can write him at 310 Broad Street, Selma, Alabama 36701.

SUMMARY

This summary highlights key aspects of the offering and other information from this joint proxy statement and prospectus and may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement and prospectus and the other documents we refer to in this document. Doing so will give you a more complete description of the proposed merger. We have included a copy of the merger agreement in this joint proxy statement and prospectus as Appendix A. For more information about BancTrust and Peoples, see “Chapter III—Additional Shareholder Information—Locating Additional Information” on pages 93-94. We have included page references in this summary to direct you to other sections of the joint proxy statement and prospectus containing a more detailed description of the topics covered in this summary.

Throughout this joint proxy statement and prospectus when we refer to the “merger,” we mean the merger of Peoples with and into BancTrust as described in the merger agreement.

What You Will Receive in the Merger (Page 70)

Peoples’ Shareholders

Assuming the merger occurs, BancTrust will pay you a combination of cash and its common stock in exchange for your Peoples common stock.

•

The number of shares of BancTrust common stock you will receive for your shares of Peoples stock is dependent upon the average closing price for BancTrust common stock during the period of ten consecutive “trading days” (days on which the Nasdaq Global Select Market is open for trading activities) ending on the third trading day prior to the date the merger is effective. When we refer to the “average closing price” in this joint proxy statement and prospectus, we mean this ten consecutive trading day average of BancTrust common stock’s closing price.

•

If the average closing price of BancTrust common stock is between $18.019 and $21.428, inclusive, then, for each share of Peoples common stock owned, BancTrust will pay merger consideration of $25.50, consisting of $6.375 in cash and $19.125 in BancTrust common stock, based on the average closing price.

The method of calculating the stock portion of the consideration changes if the average closing price is less than $18.019 or greater than $21.428.

•

If the average closing price is less than $18.019, you will receive the same number of shares of BancTrust stock for each share of Peoples stock as you would if the average closing price were exactly $18.019, but the value of those shares will be less than $19.125.

•

If the average closing price is greater than $21.428 but less than or equal to $26.471, you will receive the same number of shares of BancTrust stock for each share of Peoples stock as you would if the average closing price were exactly $21.428, but the value of those shares will be greater than $19.125.

•	If the average closing price is greater than $26.471, then you will receive $6.375 in cash and $23.625 in BancTrust common stock, based on the average closing price.

The total per share merger consideration will not exceed $30.00, and the cash portion of the merger consideration is fixed at $6.375 per share of Peoples common stock.

If the average closing price is less than $15.584, then Peoples may terminate the merger agreement.

The following table shows, under various hypothetical scenarios, the number of shares of BancTrust common stock you will receive for each share of Peoples common stock, the market value of that stock based on the average closing price, the cash consideration, and the value of the per share merger consideration, assuming the merger occurs. We have highlighted the BancTrust average closing prices at which the stock component of the merger consideration changes from a fixed value to a fixed number of shares ($26.471, $21.428 and $18.019) and the BancTrust average closing price at which Peoples has the right to terminate the merger agreement ($15.584).

Average Closing Price (10-Day Average BancTrust Per Share Stock Price Prior to Merger)	Number of Shares of BancTrust You Will Receive for Each Share of Peoples Stock	Market Value of Per Share Stock Consideration	Per Share Cash Consideration	Value of Total Consideration
$27.00	.8750	$23.625	$6.375	$30.000
26.50	.8915	23.625	6.375	30.000
26.471	.8925	23.625	6.375	30.000
26.00	.8925	23.205	6.375	29.580
25.50	.8925	22.758	6.375	29.133
25.00	.8925	22.313	6.375	28.688
24.50	.8925	21.866	6.375	28.241
24.00	.8925	21.420	6.375	27.795
23.50	.8925	20.974	6.375	27.349
23.00	.8925	20.528	6.375	26.903
22.50	.8925	20.081	6.375	26.456
22.00	.8925	19.635	6.375	26.010
21.50	.8925	19.189	6.375	25.564
21.428	.8925	19.125	6.375	25.500
21.00	.9107	19.125	6.375	25.500
20.50	.9329	19.125	6.375	25.500
20.00	.9563	19.125	6.375	25.500
19.50	.9808	19.125	6.375	25.500
19.00	1.0066	19.125	6.375	25.500
18.50	1.0338	19.125	6.375	25.500
18.019	1.0614	19.125	6.375	25.500
18.00	1.0614	19.105	6.375	25.480
17.50	1.0614	18.575	6.375	24.950
17.00	1.0614	18.044	6.375	24.419
16.50	1.0614	17.513	6.375	23.888
16.00	1.0614	16.982	6.375	23.357
15.584	1.0614	16.541	6.375	22.916

The examples are illustrative only. The value of the merger consideration that a Peoples shareholder actually receives will be based on the actual 10-day average closing price of BancTrust common stock prior to completion of the merger. The actual average closing price may be outside the range of the amounts set forth above, and, as a result, the actual value of the merger consideration per share of Peoples common stock may not be shown in the above table. BancTrust will not issue fractional shares and will pay cash for any fractional shares to which you would otherwise be entitled.

BancTrust Shareholders

After the merger, you will continue to hold the shares you now own. Those shares will represent the same number of shares in BancTrust; however, they will represent a smaller percentage of the total number of outstanding shares.

If the average closing price of BancTrust common stock immediately before the merger is $18.019 or less, we expect BancTrust shareholders to own approximately 64% of the outstanding shares of BancTrust following the merger. If the average closing price of BancTrust common stock immediately before the merger is $21.428 or more but less than or equal to $26.471, we expect BancTrust shareholders to own approximately 68% of the outstanding shares of BancTrust following the merger.

If the average closing price of BancTrust common stock immediately before the merger is $16.50 (the closing price of BancTrust common stock on August 21, 2007), we expect BancTrust shareholders to own approximately 64.22% of the outstanding shares of stock of BancTrust following the merger.

Treatment of Peoples Stock Options (Page 71)

Each outstanding option to acquire Peoples common stock granted under Peoples stock option and incentive plans will be cancelled at the effective time of the merger. As consideration for the cancellation, the option holder will receive a cash payment equal to the number of Peoples shares subject to the option multiplied by the excess, if any, of the per share value (based on the average closing price of BancTrust common stock) of the merger consideration to be received by holders of Peoples common stock over the exercise price per share of the shares subject to the option, less any required tax withholding.

Market Prices of BancTrust and Peoples Common Stock (Page 61)

BancTrust common stock trades on the Nasdaq Global Select Market under the symbol “BTFG,” and Peoples common stock trades on the Nasdaq Capital Market under the symbol “PBTC.” The following table presents the closing sale prices of BancTrust common stock and Peoples common stock on May 18, 2007, the last trading day before we publicly announced the merger agreement, and August 21, 2007, the last practicable trading day prior to mailing this joint proxy statement and prospectus. The table also presents the equivalent value of the merger consideration per share of Peoples common stock on those dates, calculated by multiplying the closing price of BancTrust common stock on those dates by 1.0103 and 1.0614, respectively, each representing the number of shares of BancTrust common stock that Peoples shareholders would receive in the merger for each share of Peoples common stock, assuming that the average of the closing prices of BancTrust common stock for the ten consecutive trading day period ending on the third trading day prior to the date the merger is completed was the closing price of BancTrust common stock on May 18, 2007 and August 21, 2007, respectively, and by adding $6.375, the amount of the cash portion of the merger consideration, to that product.

Date	BancTrust Closing Price	Peoples Closing Price	Equivalent Peoples Per Share Value
May 18, 2007	$18.93	$22.90	$25.50
August 21, 2007	$16.50	$21.35	$23.89

The market price of BancTrust common stock will fluctuate prior to and after completion of the proposed merger. Therefore, you should obtain current stock price quotations for BancTrust common stock.

We Expect the Merger to Be Tax Free Except as to Cash Received (Pages 54-57)

We have conditioned the merger on our receipt of a legal opinion from Hand Arendall, L.L.C., counsel to BancTrust, that:

•	The merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

•	No gain or loss will be recognized by BancTrust or Peoples as a result of the merger.

This opinion will not bind the Internal Revenue Service, which may take a different view.

The merger is designed and expected to be a reorganization for federal income tax purposes. Assuming the merger qualifies as a reorganization, the following federal income tax consequences should apply:

•	A Peoples shareholder who exchanges Peoples shares for cash and BancTrust common stock in the merger generally will recognize gain (but no loss) in an amount equal to the lesser of:

•	the excess (if any) of (a) the amount of cash and the fair market value of BancTrust common stock received in the exchange over (b) the shareholder’s adjusted tax basis in Peoples shares; or

•	the amount of cash received in the exchange.

This tax treatment may not apply to certain Peoples’ shareholders. You should consult your own tax advisor for a full understanding of the merger’s tax consequences that are particular to you.

The merger will not have any tax consequences for holders of BancTrust common stock who do not exercise their dissenter’s rights. For a complete description of the material United States federal income tax consequences of the transaction, see “Material Federal Income Tax Consequences” beginning on page 54.

Hand Arendall, L.L.C. has delivered to BancTrust and Peoples its written opinion stating that the discussion contained in the “Material Federal Income Tax Consequences” section, in so far as it summarizes United States federal tax law, is accurate in all material respects. This opinion is an Exhibit to the Registration Statement filed with SEC in connection with this document. BancTrust and Peoples will not be obligated to complete the merger unless Hand Arendall issues an additional opinion letter regarding the tax consequences of the merger on the closing date. This second opinion of Hand Arendall will be based in part on customary assumptions and on factual representations of BancTrust and Peoples made to Hand Arendall.

BancTrust Intends to Obtain the Cash Required to Pay the Merger Consideration Through a Combination of Internal Capital and Either the Issuance of Trust Preferred Securities or a Bank Loan to be Followed by an Issuance of Trust Preferred Securities (Page 53)

BancTrust will pay approximately $37.8 million in cash to Peoples shareholders in the merger. BancTrust intends to cause the issuance of $38 million in trust preferred securities to be issued by a subsidiary business trust of BancTrust to be formed for the purpose of issuing these securities. These trust preferred securities would be backed by a debenture issued by BancTrust. However, recent disruptions in the credit markets have adversely impacted the availability and cost of trust preferred financing. Because of these disruptions, BancTrust may not be able to obtain trust preferred financing on terms acceptable to it, if at all. BancTrust is currently seeking commitments for a short-term bank loan in the amount of $38 million to fund the cash portion of the merger consideration. It has also asked the Federal Reserve to modify its approval of the merger to allow BancTrust to finance the cash portion of merger consideration with a short-term bank loan if it is unable to obtain acceptable trust preferred financing. If it uses bank loan financing, BancTrust intends, as soon as is feasible following the merger, to undertake a trust preferred securities financing sufficient to enable it to pay off all or a substantial portion of the bank loan. BancTrust may not be able to obtain trust preferred financing following the merger, and such inability could adversely affect BancTrust’s regulatory capital ratios. BancTrust may not be able to obtain suitable financing on acceptable terms for the cash portion of the merger consideration. If BancTrust is unable to obtain suitable financing on acceptable terms, it would have the right to terminate the merger agreement.

Regulatory Approvals (Page 58)

We cannot complete the merger unless we receive the prior approval of the Federal Reserve Board. Once the Federal Reserve Board approves the merger, we have to wait from fifteen to thirty days before we can complete the merger. During that time, the United States Department of Justice could challenge the merger.

BancTrust filed its application for Federal Reserve Board approval of the merger on June 19, 2007. The Federal Reserve Board acknowledged acceptance of BancTrust’s application by letter dated June 27, 2007 and approved the application on July 27, 2007. The fifteen day waiting period for Justice Department review expired on August 11, 2007, and no further regulatory approvals are required. However, if the merger is not completed by October 27, 2007, Federal Reserve approval expires unless BancTrust requests, and the Federal Reserve grants, an extension. In addition, BancTrust’s original application contemplated financing the cash portion of the merger consideration through the issuance of $38 million in trust preferred securities. Recent disruptions in the credit markets have adversely impacted the availability and cost of trust preferred financing. Therefore, BancTrust has asked the Federal Reserve Board to amend its approval of BancTrust’s merger application to allow BancTrust to finance the cash portion of the merger consideration with the proceeds of a short-term bank loan if it is unable to obtain trust preferred financing. If BancTrust is unable to obtain this amended approval from the Federal Reserve Board, it may not be able to obtain suitable financing. If BancTrust is unable to obtain suitable financing for the cash portion of the merger consideration, it would have the right to terminate the merger agreement.

Our Boards of Directors Recommend That You Vote For The Merger (Page 35)

BancTrust Shareholders. Your Board of Directors believes that the merger is fair to you and in your best interests, and unanimously recommends that BancTrust shareholders vote “FOR” the proposal to approve the merger.

Peoples Shareholders. Your Board of Directors believes that the merger is fair to you and in your best interests, and unanimously recommends that Peoples’ shareholders vote “FOR” the proposal to approve the merger.

The Basis of Our Recommendation (Pages 35-37)

BancTrust

In approving the Merger Agreement, the BancTrust board considered a number of factors, including the following material factors:

•	Peoples’ potential to contribute to BancTrust’s earnings after the merger;

•	the financial terms of the merger, including the relationship of the value of the merger consideration to the book value, tangible book value, earnings per share and core deposits of Peoples;

•	the compatibility of Peoples’ management team, strategic objectives and geographic footprint with those of BancTrust;

•	the likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay;

•

information concerning the business, operations, earnings, asset quality, financial condition, regulatory compliance, asset-liability management and prospects of Peoples, both on a historical and pro forma basis. An integral component of this consideration was the determination that the operating philosophies and managements of the two companies were compatible and the conclusion that benefits could be realized by combining BancTrust’s and Peoples’ retail networks, products, services and expertise;

•	the opportunities for cost savings and synergies that are expected to result from the merger;

•	Peoples’ stable base of core deposits;

•	the equitable ownership of BancTrust as the surviving corporation in the merger by shareholders of BancTrust and Peoples;

•

the effectiveness of the merger in furthering BancTrust’s business strategy of enhancing shareholder value by virtue of the improved competitive position of BancTrust and the greater financial and capital resources available to BancTrust to better serve BancTrust’s current market area and compete more effectively against larger and nonregulated competitors;

•	the potential for the merger to temper the inherent risk in particular markets by expanding BancTrust’s geographic footprint;

•	the complementary nature of Peoples’ retail branch network with BancTrust’s existing operations;

•	the opportunity to enter new growth markets;

•	the compatible core computing systems of BancTrust and Peoples;

•

the enhanced opportunities for growth through the implementation of improved and new products and services, including the sale to BancTrust’s expanded customer base of additional depository and non-depository products and services that Peoples and BancTrust, or either of them, do not currently provide to their customers;

•	the opportunity for BancTrust to utilize new technologies which may not be as affordable to institutions the size of BancTrust and Peoples currently;

•	the expectation that the merger will be treated as a reorganization for federal income tax purposes;

•	the larger shareholder base and increased liquidity for BancTrust shareholders resulting from the merger; and

•

the opinion of BancTrust’s financial advisor, the BankersBanc Capital Corporation, that the consideration to be paid pursuant to the terms of the merger agreement is fair to BancTrust shareholders from a financial point of view.

The discussion of the factors considered by the BancTrust board is not intended to be exhaustive, but includes all material factors considered. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these factors, the BancTrust board did not assign any specific or relative weights to any of the foregoing factors, and individual directors may have weighted factors differently. The BancTrust board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, BancTrust’s management and BancTrust’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

For more information, see the “Reasons for the Merger; Recommendation of Your Board of Directors” section on pages 36-37 of this joint proxy statement and prospectus.

Peoples

In approving the Merger Agreement, the Peoples’ board considered a number of factors, including the following material factors:

•

information concerning the business, operations, earnings, asset quality, financial condition, regulatory compliance, asset-liability management and prospects of BancTrust as compared to other institutions, both on a historical and pro forma basis and the expected performance of BancTrust and Peoples on a combined basis;

•

the compatibility of the operating philosophies and managements of the two companies and the conclusion that benefits could be realized by combining Peoples’ and BancTrust’s retail networks, products, services and expertise;

•

the potential efficiencies and synergies that could result from a combination with BancTrust and the broader array of products and services that would be available to the current customers and communities served by Peoples and the prospect that the combined entity would be better able to capitalize on opportunities to provide increased financial services to Peoples’ customers;

•	the Peoples board of directors’ understanding of strategic options available to Peoples and the assessment of those options by the board and certain members of executive management as to the prospects and estimated results of the execution of its business plan under various scenarios, and the determination that none of those strategic options or the execution of its business plan under the best case scenarios were likely to create greater value on a present value basis for shareholders than the merger consideration being paid by BancTrust;

•	the ability of Peoples to contribute to BancTrust’s earnings after the merger;

•	the financial terms of the merger, including the relationship of the value of the merger consideration to the book value, tangible book value, earnings per share and core deposits of Peoples;

•	the likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay;

•	the opportunities for cost savings and earnings improvements;

•	the ability of Peoples shareholders to continue to participate in the future of the combined entity by receiving BancTrust common stock;

•	the larger shareholder base and increased liquidity for Peoples shareholders resulting from the merger;

•	the fact that shareholders would receive a portion of the merger consideration in cash to moderate the effects of market fluctuations in BancTrust common stock;

•

the market value and trading history of the common stock of BancTrust in comparison to its peer institutions, and in comparison to Peoples common stock, the combined entity that would result from the merger with BancTrust and the relative prospects of continued growth and performance of BancTrust based on the expected interest rate environment in the near term and the structure of BancTrust’s balance sheet and operating strategy;

•

the opinion rendered by Sandler O’Neill, as financial advisors to Peoples, that, subject to assumptions and limitations set forth therein, the merger consideration was, as of the date of the opinion, fair to the Peoples shareholders from a financial point of view;

•	the combination would create a larger geographic presence with a broader array of branch location options in a footprint which spans central and southwest Alabama and northwest Florida;

•	the results of the due diligence review conducted on BancTrust, including the likelihood of the transaction receiving the requisite regulatory approvals in a timely manner;

•	the effect of the merger on the depositors, customers and the communities served by Peoples;

•	the compatible core computing systems of Peoples and BancTrust;

•	the current and prospective economic, competitive and regulatory environment and associated compliance costs facing Peoples and community banking institutions generally;

•	a review, with the assistance of its financial and legal advisors, of the terms of the merger agreement, the structure of the merger and the mix of cash and common stock consideration; and

•

the likelihood of regulatory and shareholder approvals and estimated transactional and severance costs associated with the merger and payments that could be triggered upon the termination or failure to consummate the merger.

The foregoing information and factors considered by Peoples’ board of directors are not exhaustive, but include all material factors considered. In view of the wide variety of factors considered and discussed by Peoples’ board of directors in connection with its evaluation of the merger and the complexity of these factors, the Peoples board did not assign any specific or relative weights to the factors that it considered in reaching its decision, and individual directors may have weighted factors differently. The board of directors discussed the foregoing factors and asked questions of Peoples’ executive management and legal and financial advisors, and determined unanimously that the merger was in the best interests of Peoples and its shareholders.

For more information, see the “Reasons for the Merger; Recommendation of Your Board of Directors” section on pages 35-36 of this joint proxy statement and prospectus.

Peoples Shareholders’ Rights Will Change (Pages 81-87)

Once the proposed merger occurs, Peoples shareholders who do not dissent from the merger will become BancTrust shareholders. Their rights as shareholders will continue to be governed by Alabama corporate law but they will be governed by BancTrust’s articles of incorporation and bylaws, instead of Peoples’ articles of incorporation and bylaws. Although there are numerous differences between Peoples articles of incorporation and bylaws and BancTrust’s articles of incorporation and bylaws, we believe that the material differences between the rights of Peoples’ shareholders and BancTrust’s shareholders are:

•

BancTrust’s bylaws prohibit the election of a director who will be over 72 years of age during the calendar year of election, except in certain limited circumstances. Peoples’ bylaws contain no age limitation.

•	Peoples’ articles of incorporation provide that Peoples’ directors may be removed only for cause. BancTrust’s directors may be removed with or without cause.

•

BancTrust’s articles of incorporation require a 75% shareholder approval vote for a merger or similar significant transaction with a related corporation, subject to certain exceptions. Peoples has no corresponding provision in its articles of incorporation or bylaws.

•

BancTrust’s articles of incorporation require a 75% shareholder approval vote for certain amendments to its articles of incorporation, unless at least 75% of BancTrust’s directors approve the amendment. Peoples has no corresponding provision in its articles of incorporation or bylaws.

•

Peoples’ bylaws permit shareholders to act by unanimous written consent in lieu of a meeting. BancTrust’s articles of incorporation expressly prohibit shareholder action by unanimous written consent and instead require any shareholder action to be taken only at an annual or special meeting of shareholders.

•

Peoples’ articles of incorporation give its board of directors the right to oppose any tender offer or other offer to purchase Peoples’ securities and, in determining whether to oppose a particular offer, to consider any pertinent issue. If the determination to oppose or reject a particular offer is made, the board is granted the authority to take any lawful action to accomplish its purpose. BancTrust has no corresponding provision in its articles of incorporation or bylaws, and such a provision may give Peoples’ board of directors more latitude in determining whether or not, and how, to oppose an unsolicited offer to purchase Peoples stock.

A description of these and other differences between the rights of shareholders of Peoples and BancTrust begins on page 81 of this joint proxy statement and prospectus under the caption “Comparison of Shareholders’ Rights.”

You Have Dissenters’ Appraisal Rights (Pages 58-60)

Article 13 of the Alabama Business Corporation Act is attached as Appendix B to this joint proxy statement and prospectus. Any BancTrust or Peoples shareholder wishing to exercise dissenter’s rights must strictly comply with the requirements of Article 13. Shareholders wishing to dissent must not vote in favor of the merger, and must deliver written notice of the intent to dissent prior to the time the vote is held at the respective shareholders’ meetings. Notice of intent to dissent must be delivered as follows:

BancTrust Shareholders:	Peoples Shareholders:
BancTrust Financial Group, Inc.	The Peoples BancTrust Company, Inc.
100 St. Joseph Street	310 Broad Street
Mobile, Alabama 36602	Selma, Alabama 36701
Attn: F. Michael Johnson, Secretary	Attn: Thomas P. Wilbourne

Please note that the procedures for exercising dissenter’s rights are complicated and technical, and if you wish to dissent from the merger you must strictly observe these requirements to avoid waiving your dissenter’s rights of appraisal.

Why Your Approval is Requested at the Special Meeting (Pages 89 and 90)

We cannot complete the merger without the approval of at least two-thirds, or 66 2/3%, of the outstanding BancTrust common stock and of the outstanding Peoples common stock. A failure to return a proxy, an abstention from voting, and a broker non-vote will each have the same effect as a vote against the merger.

Peoples Shareholders

If you are a Peoples shareholder, you are entitled to vote on the merger if you owned shares of Peoples common stock at the close of business on August 24, 2007, the Peoples record date. If so, you will be able to cast your vote at the special meeting of the shareholders of Peoples to be held at 310 Broad Street, Selma, Alabama, at 3:30 p.m., local time, on October 11, 2007. The presence, in person or by proxy, of a majority of the outstanding shares of Peoples common stock entitled to vote is necessary for a quorum at the special meeting.

On the record date, 5,929,561 shares of Peoples common stock were outstanding. You will be entitled to one vote for each share of Peoples common stock you own on the record date. You may vote either by attending the special meeting and voting your shares or by completing the enclosed proxy card and mailing it to us in the enclosed envelope.

The Peoples directors, who collectively own, directly or beneficially, approximately 6.31% of the Peoples common stock, have all signed support agreements obligating them to vote their shares of Peoples common stock in favor of the merger. In addition, eight shareholders of Peoples owning, directly or beneficially, 1,730,363 shares of Peoples common stock have signed support agreements in which they have agreed to vote their shares of Peoples common stock in favor of the merger and have granted BancTrust a proxy to vote their shares in favor of the merger. Assuming all of the directors and executive officers of Peoples and those shareholders who have signed support agreements, who collectively own, directly or beneficially, approximately 2,104,684 shares, or approximately 35.49%, of the Peoples common stock, vote in favor of the merger, the approval of an additional 1,848,355 shares, or 31.18% of the outstanding shares, of Peoples common stock would be needed to approve the merger.

Peoples will bear the costs of the solicitation of proxies for its special meeting, except that BancTrust will pay the costs of preparing, printing, filing and distributing this joint proxy statement and prospectus. Such solicitation will be made by mail but also may be made by telephone, facsimile or in person by the directors, officers and employees of Peoples.

The management of Peoples is not aware of any business to be acted upon at the special meeting other than approval of the proposed merger. If other matters are properly brought before the special meeting or any adjournment thereof, any proxy, if properly signed, dated and returned, will be voted in accordance with the recommendation of Peoples’ management or, if there is no such recommendation, in the discretion of the individuals named as proxies therein provided that Peoples did not have notice of the proposal at least 15 days before the date of this joint proxy statement and prospectus.

BancTrust Shareholders

If you are a BancTrust shareholder, you are entitled to vote on the merger if you owned shares of BancTrust common stock at the close of business on August 24, 2007, the BancTrust record date. If so, you will be able to cast your vote at the special meeting of the shareholders of BancTrust to be held at 100 St. Joseph Street, Mobile, Alabama 36602 at 9:30 a.m., local time, on October 11, 2007. The presence, in person or by proxy, of a majority of the outstanding shares of BancTrust common stock entitled to vote is required for a quorum at the special meeting.

On the record date, 11,295,209 shares of BancTrust common stock were outstanding. You will be entitled to one vote for each share of BancTrust common stock you own on the record date. You may vote either by attending the special meeting and voting your shares or by completing the enclosed proxy card and mailing it to us in the enclosed envelope.

The BancTrust directors, who collectively own, directly or beneficially, approximately 10.65% of the BancTrust common stock, have all signed support agreements obligating them to vote their shares of BancTrust common stock in favor of the merger. Assuming all of the directors and executive officers of BancTrust, who collectively own, directly or beneficially, 1,452,835 shares, or approximately 12.75%, of the BancTrust common stock, vote in favor of the merger, the approval of an additional 6,077,681 shares, or 53.81% of the outstanding shares, of BancTrust common stock would be needed to approve the merger.

BancTrust will bear the costs of the solicitation of proxies for its special meeting, including the costs of preparing, printing, filing and distributing this joint proxy statement and prospectus. Such solicitation will be made by mail but also may be made by telephone, facsimile or in person by the directors, officers and employees of BancTrust.

The management of BancTrust is not aware of any business to be acted upon at the special meeting other than approval of the proposed merger. If other matters are properly brought before the special meeting or any adjournment thereof, any proxy, if properly signed, dated and returned, will be voted in accordance with the recommendation of BancTrust’s management or, if there is no such recommendation, in the discretion of the individuals named as proxies therein, provided that BancTrust did not have notice of the proposal at least 15 days before the date of this joint proxy statement and prospectus.

Officers and Directors May Have Interests in the Merger that Differ from Your Interests (Pages 77-79)

The Peoples Board of Directors and certain officers may have interests in the merger that differ from the interests of Peoples shareholders generally. Those interests include, among others, entitlement to cash payment for stock options held by officers and directors, and provisions in the merger agreement regarding indemnification.

Mr. Giardina’s Employment Agreement. Mr. Giardina has a three-year employment agreement with Peoples. The employment agreement provides for certain severance benefits in the event Mr. Giardina’s employment is terminated (i) in violation of the terms of the agreement, (ii) for good reason, which is defined to include a change of control, or (iii) in the event of a constructive termination. The severance benefits to which Mr. Giardina is entitled include the acceleration of the vesting of incentive stock awards, a lump sum equal to the present value of his then base salary plus a bonus amount for a period of 36 months, all amounts earned through the date of termination, and a pro rata bonus amount to be paid six months following the date of termination.

Peoples Change in Control Agreements. Change in control agreements between Peoples and seven of its officers provide these officers with cash termination payments and other payments and benefits if, within two years following completion of the merger, their employment with Peoples is terminated (i) by Peoples, other than for cause, or (ii) by the executive officer for good reason, which is defined to include any reduction in compensation or benefits, relocation of the employee’s workplace more than 90 miles or other breach by the employer of the agreement. We currently estimate that cash termination payments of up to approximately

$3.2 million in the aggregate could be required if all such officers terminated employment in a manner triggering payments within the time frame covered under the agreements.

The Board of Directors of Peoples was aware of these interests and considered them in approving and recommending the merger.

Certain members of BancTrust’s Board of Directors and certain officers may have interests in the merger that differ from the interests of BancTrust shareholders generally. Those interests include, among others, provisions in the merger agreement regarding continued service as a director or officer of BancTrust or one or more of its subsidiaries. The Board of Directors of BancTrust was aware of these interests and considered them in approving and recommending the merger.

BancTrust Acquires The Peoples Bank and Trust Company in The Merger (Page 70)

Peoples will merge into BancTrust. BancTrust will be the surviving corporation in the merger. The Peoples Bank and Trust Company will continue to operate but will be owned by BancTrust instead of Peoples. BancTrust plans to cause The Peoples Bank and Trust Company to be merged into its Alabama chartered subsidiary bank, BankTrust, as soon as is practicable following the merger.

Peoples Shareholders Will Own Approximately 36% of BancTrust After the Merger

BancTrust will issue approximately 6,294,000 shares of its common stock to Peoples shareholders in the merger. Based on that number, after the merger Peoples shareholders will own 35.78% of the outstanding shares of BancTrust common stock. This number is based on the number of shares of Peoples and BancTrust common stock outstanding on August 21, 2007. It assumes that the average market price for BancTrust common stock used to determine the exchange ratio is $16.50. It also assumes the exercise of no Peoples stock options and no BancTrust stock options prior to the merger, and it assumes no one exercises dissenters’ rights of appraisal.

We Expect Peoples Shareholders to Receive an Increased Dividend Following the Merger (Pages 61-62)

BancTrust currently pays dividends at a rate of $0.52 per share each year, and Peoples currently pays dividends at a rate of $0.52 per share each year. BancTrust’s Board of Directors determines its dividend policy and will continue to do so following the merger. We expect that the initial annualized dividend rate will be at least $0.52 per share. Given an assumed exchange ratio of 1.0614 shares of BancTrust common stock for each share of Peoples common stock, using BancTrust’s August 21, 2007 closing price of $16.50 as the assumed average closing price, BancTrust’s dividend following the merger is expected to be approximately six percent greater than the dividend Peoples shareholders now receive. We calculate this by multiplying the assumed exchange ratio of 1.0614 by BancTrust’s dividend per share ($0.52), which results in a product of $0.55 per share, rounded. This is the pro forma dividend for Peoples shares following the merger. Peoples’ current dividend amount of $0.52 is then subtracted from $0.55 to obtain the increase in per share dividends of $0.03, or approximately six percent. As is the case with most corporate dividends, there can be no certainty the dividend will continue at that level or higher.

The Merger Agreement provides that BancTrust and Peoples will coordinate with each other regarding the declaration of any dividends or other distributions with respect to BancTrust and Peoples common stock and the related record dates and payment dates. The purpose of this provision is so that Peoples’ shareholders will not receive more than one dividend, or fail to receive a dividend, on their shares of Peoples common stock, and BancTrust common stock received in the merger, for any calendar quarter.

Information About BancTrust and Peoples (Page 30)

BancTrust Financial Group, Inc.

100 St. Joseph Street

Mobile, Alabama 36602

Attn: F. Michael Johnson

(251) 431-7800

http://btfginc.com

BancTrust is an Alabama corporation that owns two banks and one trust company that conduct banking and related business through 31 offices in southern Alabama and northwest Florida. It currently owns all of the stock of, and conducts its banking business through, BankTrust, an Alabama chartered bank headquartered in Mobile, Alabama, and BankTrust, a Florida chartered bank headquartered in Santa Rosa Beach, Florida. It conducts its trust services business in Alabama through its Alabama chartered trust company subsidiary, BancTrust Company, Inc., and it sells other financial services and investments through BancTrust Financial Services, Inc., both of which are headquartered in Mobile, Alabama. At June 30, 2007, BancTrust had total assets of approximately $1.4 billion, total deposits of approximately $1.2 billion, total net loans of approximately $1.0 billion and total shareholders’ equity of approximately $140 million.

The Peoples BancTrust Company, Inc.

310 Broad Street

Selma, Alabama 36701

Attn: Thomas P. Wilbourne

(334) 875-1000

http://www.peoplesbt.com

Peoples is an Alabama corporation that owns all of the stock of The Peoples Bank and Trust Company. Through this subsidiary, Peoples provides a broad range of banking and financial services to customers in the commercial and retail banking fields and has 23 offices in Central Alabama. At June 30, 2007, Peoples had total assets of approximately $934 million, total deposits of approximately $793 million, total net loans of approximately $659 million and total shareholders’ equity of approximately $88 million.

Things That May Prevent the Merger from Happening; Suitable Financing; Shareholder Dispute (Pages 72-73 and 76)

The merger agreement contains numerous conditions to completion of the merger. If all of the conditions to completion of the merger are not either satisfied or waived, or if Peoples or BancTrust terminates the merger agreement, the merger will not occur. Events that may result in termination of the merger agreement are:

•	BancTrust is unable to obtain suitable financing of the $38 million cash portion of the merger consideration;

•	the dispute between Peoples and a group of shareholders of Peoples calling themselves “Stockholders for Progress” changes in a way that may have a material adverse effect on Peoples;

•	either BancTrust’s or Peoples’ shareholders do not approve the merger;

•	BancTrust and Peoples are unable to obtain the required regulatory approvals;

•	BancTrust is unable to register the shares of its common stock to be issued in the merger or to have those shares listed on the Nasdaq Global Select Market;

•	a representation or warranty of BancTrust or Peoples is determined to be, or becomes, untrue in a material respect;

•	BancTrust or Peoples fails or is unable to comply with one or more of its material obligations under the merger agreement;

•	BancTrust and Peoples are unable to obtain an opinion from legal counsel that the merger qualifies as a tax-free reorganization and as to the tax consequences of the merger; or

•	failure of any other condition to completion of the merger contained in the merger agreement.

Termination Fee (Pages 76-77)

The merger agreement provides that if Peoples terminates the merger agreement as a result of having received a competing proposal to acquire Peoples that is deemed to be superior to what BancTrust is providing under the merger agreement, or if its shareholders fail to approve the merger after receipt of a competing proposal, and if Peoples is acquired within 18 months of the termination, or if its board recommends acceptance of, or a majority of its shares are tendered in, a competing tender offer, then Peoples would pay to BancTrust a termination fee of $6 million.

Purchase Accounting Treatment (Page 54)

The merger will be accounted for as a purchase of Peoples by BancTrust, meaning that the assets and liabilities of Peoples will be recorded at their estimated fair values and added to those of BancTrust. To the extent the total purchase price exceeds the estimated fair value of tangible and identifiable intangible assets acquired over the liabilities assumed, BancTrust will record goodwill. Under accounting principles generally accepted in the United States, goodwill is measured periodically for impairment, with any resulting impairment losses taken into account in the operating income. BancTrust will include in its consolidated results of operations the results of Peoples’ operations after the merger is completed.

Listing of Common Stock on the Nasdaq Global Select Market (Page 75)

We have agreed that the BancTrust common stock to be issued in the merger will be listed on the Nasdaq Global Select Market after the merger, and listing approval is a condition to the merger. Shares of Peoples common stock are currently traded on the Nasdaq Capital Market, and shares of BancTrust common stock are currently traded on the Nasdaq Global Select Market.

Board of Directors and Management Following the Merger (Page 70)

The Board of Directors and officers of BancTrust serving at the time of the merger will continue as the directors and officers of BancTrust following the merger.

Selected Historical Financial Information

We are providing the following selected historical information to aid you in evaluating the financial aspects of the merger. This information is only a summary and you should read it in conjunction with BancTrust’s and Peoples’ historical financial statements (and related notes) contained in the reports that have been filed with the Securities and Exchange Commission. See “Chapter III—Additional Shareholder Information—Locating Additional Information” on page 93.

Annual financial information for each of BancTrust and Peoples was derived from audited financial statements. Financial information for interim periods for each of BancTrust and Peoples was derived from unaudited financial statements; however, in the opinion of management of Peoples, Peoples’ interim financial information contains all adjustments, consisting of normal and recurring adjustments, necessary for a fair presentation; and, in the opinion of management of BancTrust, BancTrust’s interim financial information contains all adjustments, consisting of normal and recurring adjustments, necessary for a fair presentation.

BancTrust Selected Historical Financial Information

(Dollars In Thousands Except Per Share Amounts)

	Six Months Ended June 30,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
RESULTS OF OPERATIONS:
Interest revenue	$47,670	$42,511	$88,188	$72,905	$50,913	$28,483	$30,814
Interest expense	23,390	15,822	35,923	20,861	11,928	7,013	10,071

Net interest revenue	24,280	26,689	52,265	52,044	38,985	21,470	20,743

Provision for loan losses	3,719	1,383	4,594	5,725	3,897	1,841	760
Non-interest revenue	6,174	5,411	11,620	10,987	10,517	7,082	6,654
Non-interest expense	21,610	19,352	39,702	37,262	31,787	18,892	17,363

Income from continuing operations before income taxes	5,125	11,365	19,589	20,044	13,818	7,819	9,274
Income taxes	1,418	3,745	6,303	6,767	3,902	2,166	2,706

Income from continuing operations	3,707	7,620	13,286	13,277	9,916	5,653	6,568

Income from discontinued operations before income taxes	0	0	0	575	1,684	982	1,087
Gain on sale of discontinued operations	0	0	0	2,411	1,484	0	0
Income taxes	0	0	0	1,144	1,783	313	332

Income from discontinued operations	0	0	0	1,842	1,385	669	755

Net income	$3,707	$7,620	$13,286	$15,119	$11,301	$6,322	$7,323

Basic earnings per share from continuing operations	$0.33	$0.68	$1.19	$1.19	$0.90	$0.64	$0.76

Basic earnings per share from discontinued operations	$0.00	$0.00	$0.00	$0.17	$0.13	$0.08	$0.09

Diluted earnings per share from continuing operations	$0.33	$0.68	$1.17	$1.19	$0.90	$0.64	$0.75

Diluted earnings per share from discontinued operations	$0.00	$0.00	$0.00	$0.16	$0.12	$0.07	$0.09

Basic net income per share	$0.33	$0.68	$1.19	$1.36	$1.03	$0.72	$0.85

Diluted net income per share	$0.33	$0.68	$1.17	$1.35	$1.02	$0.71	$0.84

Cash dividends declared per share	$0.26	$0.26	$0.52	$0.52	$0.52	$0.52	$0.48

Book value per share	$12.48	$12.10	$12.41	$11.79	$11.09	$10.67	$9.27

BancTrust Selected Historical Financial Information—(Continued)

(Dollars In Thousands Except Per Share Amounts)

	As of June 30,		As of December 31,
	2007	2006	2006	2005	2004	2003	2002
PERIOD-END STATEMENT OF CONDITION
Total Assets	$1,388,564	$1,312,110	$1,353,406	$1,306,054	$1,191,222	$1,076,900	$665,810
Loans, net of unearned income	1,027,043	1,004,666	1,004,735	993,352	862,207	647,379	352,112
Deposits	1,158,039	1,053,381	1,104,129	1,041,845	939,958	764,174	479,712
Shareholders’ equity	139,728	134,891	138,523	131,039	122,183	116,666	80,904

AVERAGE BALANCES
Total Assets	$1,405,633	$1,287,624	$1,297,550	$1,270,183	$1,109,679	$678,596	$636,317
Average earning assets	1,254,022	1,144,588	1,151,209	1,104,062	895,370	536,679	511,650
Loans	1,020,171	989,826	999,034	952,701	726,791	370,004	346,472
Deposits	1,159,337	1,029,039	1,042,228	1,001,411	828,665	484,342	465,826
Shareholders’ equity	141,090	134,160	136,343	127,459	119,820	82,136	78,658

PERFORMANCE RATIOS
Net income to:
Average total assets	0.53%	1.19%	1.02%	1.19%	1.02%	0.93%	1.15%
Average shareholders’ equity	5.30%	11.45%	9.74%	11.86%	9.43%	7.70%	9.31%
Average shareholders’ equity to average total assets	10.04%	10.42%	10.51%	10.03%	10.80%	12.10%	12.36%
Dividend payout ratio	78.79%	38.24%	43.70%	38.24%	50.49%	72.22%	56.47%

Peoples Selected Historical Financial Information

(Dollars in Thousands Except Per Share Amounts)

	Six Months Ended June 30,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
RESULTS OF OPERATIONS:
Interest revenue	$29,722	$24,733	$53,262	$42,024	$36,869	$38,799	$43,966
Interest expense	14,245	10,552	23,975	15,416	11,375	11,972	14,422

Net interest revenue	15,477	14,181	29,287	26,608	25,494	26,827	29,544

(Credit) Provision for loan losses	761	(893)	45	(675)	(149)	5,706	7,204
Non-interest revenue	3,659	4,668	9,598	9,037	8,933	11,772	9,888
Non-interest expense	15,165	12,623	26,974	27,184	26,563	25,591	24,856

Income before income taxes	3,210	7,119	11,866	9,136	8,013	7,302	7,372
Income taxes	997	2,353	3,786	2,599	1,971	1,964	2,235

Net income	$2,213	$4,766	$8,080	$6,537	$6,042	$5,338	$5,137

Earnings per share:
Basic net income per share	$0.37	$0.81	$1.37	$1.13	$1.08	$0.96	$0.92

Diluted net income per share	$0.37	$0.80	$1.36	$1.12	$1.08	$0.96	$0.92

Cash dividends per share	$0.26	$0.24	$0.48	$0.44	$0.44	$0.44	$0.43

Book value per share	$14.84	$14.17	$14.67	$13.83	$13.44	$13.08	$12.80

	As of June 30,		As of December 31,
	2007	2006	2006	2005	2004	2003	2002
PERIOD-END STATEMENT
OF CONDITION
Total assets	$934,183	$868,281	$910,705	$811,773	$792,249	$778,581	$740,261
Loans, net of unearned income	665,819	585,812	631,800	495,509	438,019	461,405	499,258
Deposits	793,398	731,058	768,701	688,049	665,653	643,757	596,972
Shareholders’ equity	87,994	83,661	86,794	81,551	75,042	72,779	71,181
AVERAGE BALANCES
Total assets	$916,992	$825,217	$853,952	$792,639	$774,920	$769,335	$718,190
Average earning assets	851,186	762,014	790,199	730,099	720,754	707,273	662,681
Loans	642,277	536,604	566,742	460,214	444,364	483,063	485,203
Deposits	772,562	695,397	717,632	664,688	646,110	632,248	576,630
Shareholders’ equity	87,979	83,517	84,895	80,124	73,258	72,244	70,175
PERFORMANCE RATIOS
Net Income to:
Average total assets	0.49%	1.16%	0.95%	0.82%	0.78%	0.69%	0.72%
Average shareholders’ equity	5.07%	11.51%	9.52%	8.16%	8.25%	7.39%	7.32%
Average shareholders’ equity to average total assets	9.59%	10.12%	9.94%	10.11%	9.45%	9.39%	9.77%
Dividend payout ratio	70.27%	29.63%	35.04%	38.94%	40.74%	45.83%	46.74%

Selected Unaudited Pro Forma Financial Information

We have presented the following selected unaudited pro forma combined condensed financial information for BancTrust and Peoples with BancTrust as the surviving corporation in the merger. This pro forma financial information reflects the purchase method of accounting and is intended to show you how the merger might have affected historical financial statements if the merger had been consummated at an earlier time.

The pro forma financial information is presented as if the merger had occurred on the date for which the pro forma information is shown, with respect to the statement of condition. The pro forma financial information is presented as if the merger had occurred on January 1, 2007, with respect to the results of operations and average balances for the six months ended June 30, 2007, and on January 1, 2006, with respect to the results of operations and average balances for the year ended December 31, 2006. This pro forma financial information is presented, in each case, after providing the effect of the pro forma adjustments described in the “Notes to Pro Forma Financial Statements” included elsewhere in this joint proxy statement and prospectus beginning on page 66.

The pro forma adjustments are based on estimates made for the purposes of preparing these pro forma financial statements. Specifically, it is assumed that the proposed merger will involve the acquisition of 100% of the fully diluted shares of Peoples in exchange for cash equal to approximately $37.8 million and approximately 6.3 million shares of BancTrust stock valued at $16.78 per share. We have assumed that the average closing price for BancTrust common stock is $16.78, which was its average closing price for the ten trading-day period from August 8, 2007 to August 21, 2007. Based on this assumption, BancTrust would issue 1.0614 shares of BancTrust common stock for each share of Peoples common stock. This is in addition to the $6.375 in cash to be paid for each Peoples share. Peoples currently has outstanding approximately 5.9 million shares of common stock. For purposes of the unaudited pro forma financial information contained in this joint proxy statement and prospectus, BancTrust has assumed the issuance of 6.3 million shares of its common stock for all of the outstanding shares of Peoples common stock (5.9 million times 1.0614). The pro forma adjustments are also based on the assumption that BancTrust will issue $38 million in trust preferred securities to finance the cash component of the merger consideration. BancTrust is assessing whether or not it is feasible to finance the cash component of the merger consideration with a short-term bank loan; however, BancTrust would not expect this change to materially affect the pro forma adjustments. For a more detailed discussion of the financing of the merger, please see “The Merger Transaction—Financing” on page 53.

The actual adjustments to the accounts of BancTrust will be made based on the underlying historical financial data at the time of the transaction. BancTrust’s management believes that the estimates used in these pro forma financial statements are reasonable under the circumstances.

You should not rely on the pro forma financial information as indicating the historical results that we would have achieved or predicting the future results that we will experience after the merger. This pro forma financial information should be read in conjunction with the unaudited pro forma combined condensed consolidated financial statements, including the related notes, at the section titled “Unaudited Pro Forma Financial Information” beginning on page 62.

Selected Pro Forma Financial Information

(Dollars in Thousands Except Per Share Amounts)

(Unaudited)

	Six Months Ended June 30, 2007	Year Ended December 31, 2006
RESULTS OF OPERATIONS:
Interest revenue	$78,226	$143,118
Interest expense	38,492	61,612

Net interest revenue	39,734	81,506
Provision for loan losses	4,480	4,639
Non-interest revenue	11,343	21,218
Non-interest expense	38,135	69,395

Income before income taxes	8,462	28,690
Income taxes	2,462	9,052

Net income	$6,000	$19,638

Earnings per share:
Basic net income per share	$0.34	$1.13
Diluted net income per share	$0.34	$1.12

	As of June 30, 2007	As of December 31, 2006
PERIOD-END STATEMENT OF CONDITION
Total assets	$2,380,706	$2,322,070
Loans	1,682,856	1,626,529
Deposits	1,953,930	1,875,323
Shareholders’ equity	245,233	242,828

AVERAGE BALANCES
Total assets	$2,380,584	$2,209,461
Average earning assets	2,095,202	1,931,402
Loans	1,652,442	1,555,770
Deposits	1,934,392	1,762,353
Shareholders’ equity	246,580	238,749

PERFORMANCE RATIOS
Net income to:
Average total assets	0.51%	0.89%
Average shareholders’ equity	4.91%	8.23%
Average shareholders’ equity to average total assets	10.36%	10.81%
Dividend payout ratio	76.47%	46.02%

Comparative Per Share Information

The following table presents certain historical per share data of BancTrust and Peoples and certain unaudited pro forma per share data for BancTrust as the surviving corporation in the merger using the purchase method of accounting. This information is presented: (i) on a historical basis for BancTrust and Peoples; (ii) on a pro forma combined basis per share of BancTrust stock to reflect completion of the merger; and (iii) on an equivalent pro forma basis per share of Peoples stock to reflect completion of the merger, assuming the merger was effective for the periods presented. The following equivalent per share data of Peoples assumes an exchange ratio of 1.0614 shares of BancTrust stock for each share of Peoples. The information listed as “equivalent pro forma” was computed by multiplying the pro forma combined amounts by an assumed exchange ratio of

1.0614. The exchange ratio of BancTrust stock for Peoples stock will not be known until the time of the closing and depends on the average closing price of BancTrust stock prior to the merger. This information is intended to give you a better picture of what our businesses might have looked like had they always been combined. This information is presented as of June 30, 2007, June 30, 2006 and December 31, 2006. You should not rely on this pro forma financial information as indicating the historical results that we would have achieved or predicting the future results that we will experience after the merger. This pro forma financial information should be read in conjunction with the consolidated historical financial information included at the section titled “Selected Historical Financial Information” beginning on page 16 and the unaudited pro forma combined condensed consolidated financial statements, including the related notes, at the section titled “Unaudited Pro Forma Financial Information” beginning on page 62.

	Six Months Ended June 30,		Year Ended December 31,
	2007	2006	2006
Basic net income per share:
BancTrust, historical	$0.33	$0.68	$1.19
BancTrust, pro forma combined (1)	0.34	0.66	1.13
Peoples, historical	0.37	0.81	1.37
Peoples, equivalent pro forma (2)	0.36	0.70	1.19

Diluted net income per share:
BancTrust, historical	$0.33	$0.68	$1.17
BancTrust, pro forma combined (3)	0.34	0.66	1.12
Peoples, historical	0.37	0.80	1.36
Peoples, equivalent pro forma (4)	0.36	0.70	1.18

Cash dividends paid per share:
BancTrust, historical	$0.26	$0.26	$0.52
BancTrust, pro forma combined (5)	0.26	0.26	0.52
Peoples, historical	0.26	0.24	0.48
Peoples, equivalent pro forma (5)	0.28	0.28	0.55

Book value per share (end of period):
BancTrust, historical	$12.48	$12.10	$12.41
BancTrust, pro forma combined (6)	14.02	13.53	13.91
Peoples, historical	14.84	14.17	14.67
Peoples, equivalent pro forma (7)	14.88	14.36	14.76

Notes to Comparative Per Share Information

(Dollar amounts in thousands except for per share figures)

(1)	BancTrust pro forma combined basic net income per share is calculated as follows:

	June 30, 2007	June 30, 2006	December 31, 2006
Pro forma combined net income	$6,000	$11,522	$19,638
Divided by pro forma combined average shares outstanding	17,479	17,438	17,445
Equals BancTrust pro forma combined basic net income per share	$0.34	$0.66	$1.13

(2)	Peoples equivalent pro forma combined basic net income per share is calculated as follows:

	June 30, 2007	June 30, 2006	December 31, 2006
BancTrust pro forma combined basic net income per share	$0.34	$0.66	$1.13
Times the exchange ratio	1.0614	1.0614	1.0614
Equals Peoples equivalent pro forma combined basic net income per share	$0.36	$0.70	$1.19

(3)	BancTrust pro forma combined diluted net income per share is calculated as follows:

	June 30, 2007	June 30, 2006	December 31, 2006
Pro forma combined net income	$6,000	$11,522	$19,638
Divided by pro forma combined diluted average shares outstanding	17,681	17,570	17,602
Equals BancTrust pro forma combined diluted net income per share	$0.34	$0.66	$1.12

(4)	Peoples equivalent pro forma combined diluted net income per share is calculated as follows:

	June 30, 2007	June 30, 2006	December 31, 2006
BancTrust pro forma combined diluted net income per share	$0.34	$0.66	$1.12
Times the exchange ratio	1.0614	1.0614	1.0614
Equals Peoples equivalent pro forma combined diluted net income per share	$0.36	$0.70	$1.18

(5)	Cash dividends paid per share for BancTrust, pro forma combined and for Peoples is shown as the dividends per share as declared for all periods presented. The cash dividend per share for Peoples, equivalent pro forma, is calculated as follows:

	June 30, 2007	June 30, 2006	December 31, 2006
BancTrust pro forma combined cash dividends paid per share	$0.26	$0.26	$0.52
Times the exchange ratio	1.0614	1.0614	1.0614
Equals Peoples equivalent pro forma cash dividends paid per share	$0.28	$0.28	$0.55

Notes to Comparative Per Share Information—(Continued)

(Dollar amounts in thousands except for per share figures)

(6)	BancTrust pro forma book value per share (end of period) is calculated as follows:

	June 30, 2007	June 30, 2006	December 31, 2006
Pro forma combined total shareholders equity	$245,233	$236,063	$242,828
Divided by total shares outstanding (end of period)	17,491	17,446	17,460
Equals BancTrust pro forma book value per share (end of period)	$14.02	$13.53	$13.91

(7)	Peoples equivalent pro forma historical book value per share (end of period) is calculated as follows:

	June 30, 2007	June 30, 2006	December 31, 2006
BancTrust pro forma book value per share (end of period)	$14.02	$13.53	$13.91
Times the exchange ratio	1.0614	1.0614	1.0614
Equals Peoples equivalent pro forma historical book value per share (end of period)	$14.88	$14.36	$14.76

RISK FACTORS

The merger involves risk for Peoples shareholders and BancTrust shareholders. Because a substantial portion of the merger consideration consists of BancTrust common stock, Peoples’ shareholders will become BancTrust shareholders after the merger. An investment in the combined company will include different risks than an investment in either constituent company. Moreover, by reason of the combination, the nature of the investment by each BancTrust shareholder will change significantly.

In addition to the other information contained or incorporated by reference in this joint proxy statement and prospectus, including without limitation BancTrust’s Annual Report on Form 10-K and Peoples’ Annual Report of Form 10-K, as amended by Form 10-K/A, for the fiscal year ended December 31, 2006, and BancTrust’s and Peoples’ Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2007, both Peoples shareholders and BancTrust shareholders should consider carefully the following risk factors in deciding how to vote for their respective merger proposals, and you should also refer to the matters discussed under the caption “A Warning About Forward-Looking Statements” on page 29 of this joint proxy statement and prospectus.

Peoples shareholders will not know the number of shares of BancTrust stock, or in certain circumstances the value of the stock component of the consideration, they will receive in the merger when they vote on the merger.

If the average closing price of BancTrust common stock is not less than $18.019 and not greater than $21.428, each share of Peoples common stock will be converted in the merger into $6.375 in cash and shares of BancTrust worth $19.125, based on the average closing price of BancTrust common stock during a ten consecutive trading day period ending on the third trading day prior to the day of the merger. In these price ranges for BancTrust common stock, the exchange ratio of shares of BancTrust to be issued for shares of Peoples common stock will fluctuate depending on the average closing price of BancTrust common stock prior to the merger, and the number of shares of BancTrust common stock Peoples shareholders will receive in the merger will differ depending upon the average closing price of BancTrust’s common stock.

If the average closing price of BancTrust common stock prior to the merger is less than $18.019 or greater than $21.428 but less than or equal to $26.471, then the stock component of the merger consideration will be a fixed number of shares or fraction of a share of BancTrust common stock. It will be 1.0614 shares of BancTrust common stock if the average closing price of BancTrust common stock is less than $18.019, and 0.8925 shares of BancTrust common stock if the average closing price of BancTrust common stock is greater than $21.428 and less than or equal to $26.471. In either case, the number of shares or fraction of a share Peoples shareholders will receive will be fixed, and the value of the BancTrust common stock Peoples shareholders will receive in the merger will fluctuate as the price of BancTrust common stock changes. The cash component of the merger consideration is fixed at $6.375 per share of Peoples common stock.

If the average closing price of BancTrust common stock immediately prior to the merger is greater than $26.471, each share of Peoples common stock will be converted into $6.375 in cash and shares of BancTrust common stock worth $23.625 based on the average closing price of BancTrust common stock.

From January 1, 2007 through August 21, 2007, the closing price per share of BancTrust’s common stock ranged from $15.78 to $25.63 and closed at $16.50 on August 21, 2007. The merger may not be completed for an indefinite time after the shareholders’ meetings. Accordingly, when you vote on the merger, you will not know what the price of BancTrust’s common stock will be when the merger is completed.

After the merger is completed, Peoples shareholders who do not dissent from the merger will become BancTrust shareholders and will have different rights that may be less advantageous than their current rights.

Upon completion of the merger, Peoples shareholders who do not dissent from the merger will become BancTrust shareholders. Differences in BancTrust’s articles of incorporation and bylaws and Peoples’ articles of incorporation and bylaws will result in changes to the rights of Peoples shareholders who become BancTrust shareholders. For more information, see “Comparison of Shareholders’ Rights,” beginning on page 81 of this document. A shareholder of Peoples may conclude that his, her or its current rights under Peoples’ articles of incorporation and bylaws are more advantageous than the rights a BancTrust shareholder has under BancTrust’s articles of incorporation and bylaws.

If the average closing price of a share of BancTrust common stock is less than $15.584 per share, Peoples has the right to terminate the merger agreement.

If the merger closes at a time when the average closing price per share for BancTrust common stock is below $15.584, then Peoples has the right to terminate the merger agreement. Neither BancTrust nor Peoples can predict whether the board of directors of Peoples would determine to exercise this right to terminate the merger agreement if this condition were to occur. The merger agreement does not provide for a resolicitation of Peoples shareholders in the event that this condition were to occur and the board of Peoples nevertheless determines to complete the transaction.

If BancTrust is unable to obtain suitable financing, it has the right not to consummate the merger.

BancTrust has the right not to consummate the merger if it does not obtain suitable financing. Suitable financing is defined in the merger agreement as financing to fund the cash portion of the merger consideration and the other expenses of BancTrust incurred in connection with the merger in one of two forms. The first form of financing provides for a transaction whereby BancTrust forms a wholly owned trust subsidiary to undertake a private or otherwise exempt offering of trust preferred securities in an amount not less than $38 million at an interest rate not to exceed 7.75% per annum. The second form of financing would provide for a form of a loan or securities offering for such purposes that is approved by both Peoples and BancTrust, by their respective financial advisors, and by the applicable regulatory authorities who are required to approve the merger.

If dissident shareholders of Peoples take actions that could have a material adverse effect on Peoples, BancTrust could terminate the merger agreement, and such action could disrupt the operation of, and result in significant expense to, Peoples and BancTrust.

Certain dissident shareholders of Peoples may attempt to remove the board of directors of Peoples. This group of shareholders, who call themselves the “Stockholders for Progress,” prior to the announcement of the merger transaction with BancTrust sought nomination and election of their chosen slate of nine new directors to replace the incumbent board members. In connection with the merger with BancTrust, the Stockholders for Progress have signed support agreements committing to vote in favor of the transaction; however, there is still a possibility that they may attempt to remove the board of directors of Peoples or take other adversarial action prior to the consummation of the merger, and that could give rise to a right on the part of BancTrust to terminate the merger agreement. It could also disrupt the operations of, and result in significant expense to, Peoples, and to BancTrust if the merger is completed or BancTrust becomes involved in the dispute.

If the merger has not occurred by March 31, 2008, either BancTrust or Peoples may choose not to proceed with the merger.

Either BancTrust or Peoples may terminate the merger agreement if the merger has not been completed by March 31, 2008, unless the failure has resulted from a breach of the merger agreement by the party seeking to terminate. See “Summary of the Merger Agreement—Termination of the Merger Agreement,” beginning at page 76. There can be no assurance that all conditions to the merger will have been satisfied by March 31, 2008. See “Summary of the Merger Agreement—Conditions to be Satisfied or Waived Before the Merger can be Completed,” beginning at page 72.

Regulatory agencies must approve the merger and could delay or refuse to approve the merger or impose conditions that could adversely affect our combined business or financial condition.

To complete the merger, we must obtain approvals or consents from certain regulatory agencies. These agencies may seek to impose conditions on us before giving their approval or consent, and those conditions could have a material adverse effect on our combined business or financial condition. If those regulatory conditions would cause a material adverse effect, either of us could choose to terminate the merger agreement.

In addition, a delay in obtaining the requisite regulatory approvals will delay the completion of the merger. We cannot be certain that we will obtain required regulatory approvals, or obtain them within the timeframe contemplated under the merger agreement. For additional information on the required regulatory approvals, see “The Merger Transaction—Regulatory Approvals” beginning on page 58.

If the merger is not completed, BancTrust’s and Peoples’ stock prices and future business operations could be harmed.

If the merger is not completed, BancTrust and Peoples may be subject to the following material risks, among others:

•	the prices of BancTrust and Peoples common stock may decline to the extent that the current market prices of BancTrust and Peoples common stock reflect an assumption that the merger will be completed;

•	BancTrust’s and Peoples’ costs related to the merger, such as legal, accounting and some of the fees of their financial advisors, must be paid even if the merger is not completed;

•

Peoples may be required to pay to BancTrust a $6,000,000 termination fee in certain circumstances as described under “Summary of the Merger Agreement—Termination; Termination Fee” beginning on page 76.

Furthermore, with respect to Peoples, if the merger agreement is terminated and Peoples’ board of directors determines to seek another merger or business combination, it is not certain that Peoples will be able to find another party willing to pay an equivalent or more attractive price than that which would be paid by BancTrust in the merger.

Peoples and BancTrust expect to incur significant costs associated with the merger.

Peoples estimates that it has incurred or will incur direct transaction costs totaling approximately $2.5 million associated with the merger, a portion of which will be incurred whether or not the merger closes. In addition, BancTrust estimates that it has incurred or will incur direct transaction costs totaling approximately $950 thousand associated with the merger, a portion of which will be incurred whether or not the merger is completed. Peoples and BancTrust believe the combined company may incur charges to operations, which we are not currently able to reasonably estimate, in the quarter in which the merger is completed or the subsequent quarters, to reflect costs associated with integrating the two companies. There is no assurance that BancTrust, as the surviving corporation in the merger, will not incur additional material charges in subsequent quarters to reflect additional costs associated with the merger.

Future operating results of the combined company could be adversely affected as a result of purchase accounting treatment and the impact of amortization and impairment of certain intangible assets relating to the merger.

In accordance with accounting principles generally accepted in the United States of America, BancTrust will account for the merger using the purchase method of accounting. Under the purchase method of accounting, BancTrust will record the estimated fair value of its common stock issued in connection with the merger, the cash portion of the consideration and the amount of direct transaction costs as the cost of acquiring Peoples. BancTrust will allocate that cost to the individual assets acquired, including intangibles, and liabilities assumed based on their respective estimated fair values. The amount allocated to certain intangible assets will be amortized prospectively over their estimated useful lives.

Any excess of the purchase price over those estimated fair values will be accounted for as goodwill. BancTrust will not amortize goodwill against income but will test it for impairment on an annual basis or on an interim basis if an event or circumstance indicates that an impairment has been incurred. Any impairment losses could negatively impact reported earnings. See “The Merger Transaction—Accounting Treatment” on page 54.

Peoples’ directors and executive officers may have interests in the merger that differ from interests of Peoples shareholders.

When considering the recommendation of Peoples’ board of directors, you should be aware that some of Peoples’ directors and executive officers have interests in the merger other than their interests as shareholders. These interests include (i) in the case of Mr. Giardina, provisions contained in his employment agreement regarding severance and bonus payments and accelerated vesting of incentive stock awards, (ii) the provisions of change of control agreements, (iii) continuing employment, and (iv) realization of benefits from stock options. These arrangements may create potential conflicts of interest and cause some Peoples’ directors and executive officers to view the merger proposal differently from how you, as a Peoples shareholder, may view it. All of Peoples’ directors, who collectively hold approximately 6.31% of the outstanding shares of Peoples common stock, have agreed to vote their shares in favor of the merger.

Customer and employee uncertainty related to the merger could harm the combined company.

Customers of Peoples’ and BancTrust’s subsidiary banks and trust company may, in response to the announcement of the merger, elect to switch to other banking institutions. Similarly, employees of Peoples, BancTrust and their respective subsidiaries may experience uncertainty about their future role with BancTrust as the surviving corporation in the merger. These uncertainties may adversely affect BancTrust’s ability to retain customers and attract and retain key management and other personnel. Moreover, the loss of key customers or employees could harm BancTrust as the surviving corporation in the merger.

If BancTrust and Peoples are unable to successfully integrate their businesses, the business and earnings of the combined company may be negatively affected.

We cannot assure you that we will be able to integrate the operations of Peoples without encountering difficulties, including the loss of key employees and customers, the disruption of our ongoing businesses and possible inconsistencies in corporate standards, controls, procedures and policies. The integration will be a complex, time-consuming and expensive process and may disrupt our business if not completed in a timely and efficient manner. If we have difficulties with the integration, we might not achieve the economic benefits and cost savings we expect to result from the merger, and this would likely hurt our business and financial results. In addition, we may experience greater than expected costs or difficulties relating to the integration of Peoples or may not realize the cost savings we expect to result from the merger within the expected time frame.

If BancTrust obtains financing for the cash portion of the merger consideration through a bank loan as opposed to through the issuance of trust preferred securities, its regulatory capital levels will be lower, and that may inhibit BancTrust’s ability to grow.

Recent disruptions in the credit markets have adversely affected BancTrust’s prospects for obtaining financing in the form of an issuance of trust preferred securities, and BancTrust is currently pursuing alternative financing in the form of a short-term bank loan. BancTrust would expect to repay the short-term bank loan as soon as practicable following the merger with the proceeds of a trust preferred securities issuance; however, BancTrust has no assurance that the trust preferred market will improve or its financial condition will be such that it would be able to obtain trust preferred financing on acceptable terms, if at all. If BancTrust obtains financing by means of a bank loan, its regulatory capital will be lower than if it obtained financing through a trust preferred securities issuance. Its lower capital levels may inhibit its ability to grow and engage in business combinations or other strategic transactions. In addition, regulators could require BancTrust to seek additional capital at a time when capital is not available on favorable terms, or not available at all to BancTrust.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This joint proxy statement and prospectus contains “forward looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, about BancTrust and Peoples and about BancTrust following the merger. These statements are made both in this joint proxy statement and prospectus and in other documents filed with the Securities and Exchange Commission by BancTrust and Peoples and incorporated in this joint proxy statement and prospectus by reference. These statements can be identified by our use of words such as “expect,” “may,” “could,” “plan,” “intend,” “project,” “estimate,” “anticipate,” and words of similar meaning. These forward-looking statements reflect our current views, but they are based on assumptions and are subject to risks, uncertainties and other variables which you should consider in voting on the merger, including, in addition to the items discussed under the caption “Risk Factors” above and elsewhere in this document, the following:

•	Expected cost savings from the merger (and other acquisitions) are less than anticipated;

•	Deposit attrition, customer loss or revenue loss following the merger is greater than expected;

•	Competitive pressure in the banking industry increases significantly;

•	Costs or difficulties related to the integration of the businesses of BancTrust and Peoples are greater than expected;

•	Changes in the interest rate environment reduce margins;

•	General economic conditions, either locally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality or a decrease in loan demand;

•	Changes occur in the regulatory environment;

•	Changes occur in business conditions and inflation; and

•	Changes occur in the securities markets.

We caution you not to place undue reliance on the forward looking statements, which speak only as of the date of this joint proxy statement and prospectus in the case of forward looking statements contained herein, or the dates of the documents incorporated by reference in this joint proxy statement and prospectus in the case of forward looking statements made in those incorporated documents.

For additional information about factors that could cause actual results to differ materially from those described in the forward looking statements, please see the discussion under the preceding heading “Risk Factors” in this joint proxy statement and prospectus and in the annual reports that BancTrust and Peoples have filed on Form 10-K with the Securities and Exchange Commission as described in Chapter III under the caption “Locating Additional Information.”

We expressly qualify in their entirety all forward looking statements attributable to either of us or any person acting on our behalf by the cautionary statements contained or referred to in this section.

THE MERGER TRANSACTION

The Companies

The Peoples BancTrust Company, Inc.

Peoples is an Alabama corporation that was organized in 1984. Peoples owns all of the outstanding stock of The Peoples Bank and Trust Company, which operates 23 branches in Autauga, Bibb, Butler, Dallas, Elmore, Jefferson, Lee, Montgomery, Shelby and Tuscaloosa Counties in Alabama.

The Peoples Bank and Trust Company offers products and services of the type typically offered by banks of similar size in similar markets, including interest-bearing and non-interest-bearing deposit accounts, commercial, real estate and personal loans, correspondent banking services, safe deposit box facilities and personal trust services. In addition, Peoples offers trust and financial management services and provides full service brokerage services through PrimeVest Financial Services, Inc.

Peoples’ main office is located at 310 Broad Street, Selma, Alabama 36701, and its website address is http://www.peoplesbt.com. Its telephone number is (334) 875-1000.

BancTrust Financial Group, Inc.

BancTrust, an Alabama corporation, is the parent company and owner of 100% of BankTrust, headquartered in Mobile, Alabama, BankTrust, headquartered in Santa Rosa Beach, Florida, and BancTrust Company, Inc., headquartered in Mobile, Alabama. BancTrust is a registered bank holding company originally incorporated under Delaware law in 1985 under the name Mobile National Corporation.

Through its subsidiaries, BancTrust offers customary banking and trust services, including business and personal checking accounts, money market accounts, savings accounts, certificates of deposit, overdraft protection, the extension of business and personal loans, mortgages on commercial and residential real estate, access to automatic teller machines through the CIRRUS System and Star Honor Technologies, Inc., retail repurchase agreements, safe deposit box facilities, credit card privileges, traveler’s checks, letters of credit, foreign transfers and remittances, wire transfers, and general corporate and personal trust services. In addition, BancTrust offers mutual funds, annuities and certain insurance products and securities through BancTrust Financial Services, Inc., a subsidiary of BankTrust (Alabama). BancTrust’s subsidiary banks also offer general banking advice and consultation to the public and other customer convenience and community oriented services. They also have relationships with correspondent banks to offer additional services which may be requested by customers. BancTrust currently does not offer international banking services.

BancTrust’s corporate headquarters are located at 100 St. Joseph Street, Mobile, Alabama 36602 and its website address is http://www.btfginc.com. Its telephone number is (251) 431-7800.

Background of the Merger

The Board of Directors and management of Peoples regularly review the financial services industry and Peoples’ strategic and competitive position in that industry, particularly in light of the continuing long-term trend of financial institution consolidation. Management and the Board of Directors of Peoples consider various strategic alternatives as part of their continuing efforts to enhance Peoples’ community banking franchise and to maximize shareholder value. These strategic alternatives include continuing to operate as an independent financial institution, acquiring deposits and branch offices, acquiring other community banks, and entering into a strategic business combination with a similarly-sized or larger institution. From time to time in the past years, representatives of Peoples have had informal, preliminary discussions with representatives of other financial institutions concerning the possibility of a business combination transaction.

BancTrust’s Board of Directors and management also periodically review BancTrust’s strategic plan and continually evaluate potential merger and acquisition candidates to enhance its competitive position and the value of its franchise. Since 1993, BancTrust has acquired through mergers six banks in Southern Alabama and two banks in Northwest Florida. BancTrust has also grown organically, opening five new branches in Alabama and two new branches in Florida during that time. From time to time in past years, representatives of BancTrust have had informal, preliminary discussions with representatives of other financial institutions concerning the possibility of business combination transactions.

In particular, Peoples and BancTrust periodically have engaged in discussions over a number of years concerning the possibility of engaging in a business combination with each other. As an outgrowth of those discussions, Peoples and BancTrust (then named South Alabama Bancorporation, Inc.) entered into an Agreement and Plan of Merger in January 2001, whereby Peoples would have been merged into BancTrust. The parties mutually agreed to terminate that proposed merger in March 2001.

Although he was in favor of the mutual termination of the 2001 merger agreement, W. Bibb Lamar, Jr., President and Chief Executive Officer of BancTrust, continued to believe that there may be strategic value to Peoples and BancTrust in a business combination. During the years following the terminated merger agreement, representatives of BancTrust made a few informal inquiries as to whether or not Peoples had any interest in entering into new discussions regarding a merger. No meaningful discussions ensued from these informal inquiries.

In early 2006, BancTrust once again indicated an interest in discussing a business combination of the two companies. As Peoples had recently hired Walter Parrent as its new President and Chief Executive Officer and was engaging in new strategic initiatives, Peoples’ Board of Directors believed it was not an opportune time to have such discussions and declined BancTrust’s invitation. During April 2006, Mr. Parrent’s health deteriorated significantly, and he died on May 2, 2006. Ted M. Henry, Chairman of Peoples’ Board, was elected interim President and Chief Executive Officer while the Board of Directors conducted a search for a new President and Chief Executive Officer.

On July 5, 2006, Mr. Henry received a letter dated June 30, 2006 from Mr. Lamar proposing again that a meeting be arranged to discuss a possible business combination. Mr. Henry referred this request to the Nominating and Corporate Governance Committee (which consists of all the independent directors of Peoples) to provide a recommendation on this matter to the Board of Directors. On July 13, 2006, the Nominating and Corporate Governance Committee met to consult with Bradley Arant Rose & White LLP, Peoples’ special outside legal counsel, and determine the appropriate strategic direction for Peoples. Based upon its review and such consultation, the Nominating and Corporate Governance Committee determined that it was not an appropriate time for Peoples to consider a business combination and recommended that Peoples continue to implement the strategic initiatives begun by Mr. Parrent and continue its search for a new President and Chief Executive Officer.

On July 18, 2006, the Board of Directors of Peoples met to consider the recommendations of the Nominating and Corporate Governance Committee. The Board’s decision was to continue with the current strategic plan of Peoples, to concentrate on Peoples’ core banking business as an independent banking franchise, and to focus on interviewing and engaging a permanent President and Chief Executive Officer to implement these objectives. Mr. Henry advised Mr. Lamar of the decision of the Board of Directors by letter dated August 4, 2006. On August 11, 2006, Peoples entered into an employment agreement with Don J. Giardina, whereby he was employed as President and Chief Executive Officer of Peoples and its subsidiary, The Peoples Bank and Trust Company, effective September 1, 2006.

In late November 2006, Mr. Lamar advised representatives of Peoples that Richard P. Morthland and certain other shareholders of Peoples, who owned of record and beneficially approximately 30% of Peoples’ outstanding shares, had written letters to Mr. Lamar indicating their interest in a BancTrust acquisition of Peoples. On December 1, 2006, representatives of the Board of Directors of Peoples met with representatives of BancTrust to discuss those shareholder communications and the possible interest of the two institutions in a business combination.

On November 30, 2006, Endurance Capital Investors, L.P., Endurance Partners, LLC, and Edwin H. Yeo, III, as shareholders of Peoples (referred to in this joint proxy statement and prospectus as the “Endurance group”), filed a Schedule 13D with the Securities and Exchange Commission. On December 14, 2006, Mr. Richard P. Morthland and other members of his family (referred to in this joint proxy statement and prospectus as the “Morthland group”) also filed an amendment to a previously filed Schedule 13D. These Schedule 13D filings expressed, among other alternatives, that the reporting persons might seek to encourage Peoples to take certain actions including, but not limited to, a sale, merger, or change of control of Peoples. The Schedule 13D filings were subsequently amended on December 15, 2006 to reflect that members of the Endurance group and members of the Morthland group had previously been, and would continue to be, in communication with each other regarding such matters.

Representatives of Peoples met with the investment banking firm of Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) on November 30, 2006 regarding the possible engagement of Sandler O’Neill to help Peoples review its strategic alternatives. On December 6, 2006, as it was preparing to meet again with Sandler O’Neill, the Board of Directors of Peoples received a letter from Mr. Lamar on behalf of BancTrust proposing a business combination in which BancTrust would acquire Peoples for consideration of $30 per share of Peoples common stock, to be paid primarily in BancTrust common stock. On December 6, 2006, the closing price per share of BancTrust common stock was $24.51, and the closing price per share of Peoples common stock was $22.87. At its scheduled meeting that day, the Board of Directors of Peoples discussed the proposal from BancTrust and the November 30 filing by the Endurance group with regular securities counsel from the Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., and its special counsel, Bradley Arant Rose & White LLP, as well as with representatives of Sandler O’Neill. At this meeting, the Board of Directors of Peoples determined to engage Sandler O’Neill to assist Peoples in evaluating the strategic alternatives available to it, including contacting BancTrust and other financial institutions which might be interested in pursuing a business combination with Peoples. Peoples and Sandler O’Neill executed an engagement letter on December 7, 2006. Peoples issued a press release announcing this decision on December 8, 2007. At the December 6, 2006 meeting, the Board of Directors also approved responding to the inquiry from BancTrust with respect to negotiating an appropriate confidentiality agreement and thereafter engaging in discussions regarding a possible business combination. Peoples and BancTrust executed a confidentiality agreement on January 17, 2007, and commenced discussions regarding a possible business combination.

Following the December 6, 2006 Board meeting, the senior management and designated Board members of Peoples, with the assistance of Sandler O’Neill, conducted an evaluation of Peoples’ strategic alternatives. As part of this process, commencing in January 2007, Sandler O’Neill initiated contacts with a number of potential business combination partners for Peoples.

While Sandler O’Neill conducted this process, representatives of Peoples and BancTrust engaged in negotiations concerning a possible business combination. Representatives of the two companies met on January 22, 2007 to discuss the terms on which they would be willing to enter into a transaction. The discussions at that time centered around trying to structure a $30 per share price for Peoples, as proposed in BancTrust’s letter of December 6, 2006. On January 24, 2007, BancTrust’s Board of Directors met, and management briefed the Board on the status of discussions with Peoples. The Board authorized management to continue discussions.

During the course of these negotiations in January and February 2007, the market price of BancTrust common stock declined significantly. Given the decline in the market price of BancTrust common stock during this period, Peoples communicated to BancTrust the desire of the board of Peoples to ensure that shareholders of Peoples receive $30 per share consideration at the closing of the possible transaction. As a result of this decline, BancTrust determined that it could not prudently offer merger consideration that would be valued at $30 per Peoples share. BancTrust’s counsel communicated this to Peoples’ counsel in late February 2007.

On March 1, 2007, the Peoples Board met to consider a report from its counsel that BancTrust had stated it would not effect a transaction at $30 per share of Peoples common stock with BancTrust’s common stock price at the levels then prevailing.

By letter dated March 2, 2007, Mr. Giardina, on behalf of the Peoples board, requested additional diligence materials from BancTrust for purposes of evaluating the BancTrust proposal, given that the bulk of the consideration was to be BancTrust common stock. Also on March 2, 2007, the Executive Committee of BancTrust’s Board met and received a report from management on the status of negotiations. The Committee determined that, given BancTrust’s current stock price, which had been consistently well below the $24 to $25 per share level of late November and early December 2006, a transaction involving merger consideration of $30 per Peoples share would not be in BancTrust’s best interest. The Executive Committee authorized BancTrust management to withdraw from negotiations with Peoples. The closing price of BancTrust common stock on March 2, 2007 was $20.86.

On Monday, March 6, 2007, Peoples received a letter from Mr. Lamar stating that, as a result of the current stock price of BancTrust common stock and other factors, BancTrust had decided to withdraw from further discussions regarding a potential merger.

On March 20, 2007, the Peoples Board met with Sandler O’Neill to discuss the responses of the potential business combination prospects for Peoples. Sandler O’Neill advised the board that its inquiries of potential acquirors had resulted in no meaningful offers or expressions of interest. Following this meeting, Peoples issued a press release on March 21, 2007, disclosing completion of its review of its strategic alternatives and its decision to maximize shareholder value by continuing to operate independently.

On April 6, 2007, Mr. Morthland and his sister Mary Ann Morthland Patterson, together with Endurance Capital Investors, L.P., jointly advised Peoples of their intent to nominate an alternate slate for election to the Board of Directors of Peoples at its upcoming annual meeting scheduled to be held on May 8, 2007. On April 11, 2007, Peoples announced that it had received the notice that an alternate slate of directors would be nominated at its annual meeting and that Peoples was postponing the date of the annual meeting to allow the Nominating and Corporate Governance Committee to consider compliance of the nominations with Peoples’ bylaws. Also on April 11, 2007, representatives of Peoples met with representatives of BancTrust to ascertain the interest of BancTrust in renewing discussions about a possible business combination at a per share pricing range below $30 per Peoples share. BancTrust indicated interest in renewing discussions.

On April 12, 2007, representatives of Peoples met with the Endurance group and the Morthland group regarding concerns raised by such groups. As a result of this meeting, the Endurance group and the Morthland group agreed that Peoples should renew discussions with BancTrust to determine whether BancTrust was still interested in a business combination with Peoples. On April 13, 2007, the Board of Directors of Peoples approved resuming negotiating with BancTrust. On April 18, 2007, BancTrust’s Board of Directors approved resuming negotiations with Peoples.

Following a reconfirmation of the previously executed confidentiality agreement, BancTrust and Peoples agreed to resume negotiations on April 18, 2007. Those negotiations and related due diligence examinations continued during April and May 2007. As negotiations proceeded, because of their significant holdings of Peoples common stock and an understanding that BancTrust would require their support agreements as a condition to any transaction, discussions were held with representatives of the Endurance group and the Morthland group to determine whether they would support a transaction with BancTrust at various price levels.

Pursuant to an engagement letter dated April 23, 2007, BancTrust formally engaged BankersBanc Capital Corporation to serve as its financial advisor, to advise it with respect to the merger consideration to be paid to Peoples shareholders and to advise the Board of Directors as to the fairness to BancTrust and its shareholders of the merger consideration that might ultimately be offered. During the process of negotiating the terms of the merger in April and May 2007, BankersBanc periodically advised BancTrust, presented its financial analysis to management and participated in negotiations with Sandler O’Neill.

On May 7, 2007, representatives of Peoples and BancTrust reached a tentative agreement, subject to board approval, as to how the merger consideration should be structured generally and authorized their respective counsel to negotiate the terms of a definitive agreement and plan of merger.

On May 10, 2007, the Board of Directors of Peoples met to discuss the status of the negotiations with BancTrust, including a detailed review of a proposed merger agreement that was furnished to each director, and, with the assistance of special counsel Bradley Arant Rose & White LLP, a discussion of matters for which negotiations were still pending. Sandler O’Neill presented a financial review and analysis of the proposed transaction to the Board of Directors. Management of Peoples presented a report on the due diligence examination of BancTrust by Peoples’ staff and outside advisors. The Board of Directors discussed the presentations by its advisors and management and reviewed the reports and draft merger agreement in detail. The Board of Directors also reviewed with its representatives and management its views on various matters remaining to be negotiated.

Negotiations continued, with representatives of the parties meeting on May 16, 2007 to review the draft merger agreement and resolve remaining issues. Negotiations continued through May 20, 2007.

On May 21, 2007, following conclusion of the negotiations between Peoples and BancTrust, their respective boards of directors met separately to review the proposed transaction.

The Board of Directors of Peoples, with the assistance of special counsel and management, conducted a detailed review of the definitive merger agreement and related aspects of the transaction, including the support of the Endurance group and the Morthland group. The Board also considered a further review of the transaction by Sandler O’Neill, which included an updated financial analysis of the BancTrust proposal. Sandler O’Neill presented to the Board of Directors of Peoples its opinion that the merger consideration to be offered to the shareholders of Peoples by BancTrust was fair to the shareholders of Peoples from a financial point of view. The Board of Directors of Peoples, by unanimous vote, determined that the merger is fair to, and in the best interests of, Peoples and its shareholders, approved the merger agreement and the merger, and, subject to the exercise of its fiduciary duty, and the terms and conditions of the merger agreement, voted to recommend that the shareholders of Peoples approve the merger agreement and merger.

On May 21, 2007, the Board of Directors of BancTrust held a special meeting to consider the proposed merger. A representative of BankersBanc made a detailed presentation regarding the financial terms of the merger agreement and answered questions raised by the Directors. The Board also considered, asked questions about and discussed a detailed report on its due diligence review of Peoples. A representative of the law firm of Hand Arendall, L.L.C., BancTrust’s legal advisor, reviewed the terms of the merger agreement with the Board and answered questions raised by the Directors. BankersBanc gave its oral opinion, which was subsequently confirmed in writing, that the merger consideration to be offered to Peoples shareholders is fair to BancTrust and its shareholders from a financial point of view. Following these presentations and further discussion, the Board determined that the merger agreement and the proposed merger were advisable and in the best interest of BancTrust and its shareholders and unanimously approved and authorized entering into and performing its obligations under the merger agreement with Peoples and proposing and recommending the merger agreement to BancTrust’s shareholders for approval.

Peoples and BancTrust executed the merger agreement on May 21, 2007, and issued a joint press release publicly announcing the transaction on May 21, 2007.

Reasons for the Merger; Recommendation of Your Board of Directors

The boards of directors of both Peoples and BancTrust have unanimously approved the merger agreement and unanimously recommend that the shareholders of Peoples and BancTrust vote for approval and adoption of the merger agreement. In approving the merger agreement, the boards of directors of both Peoples and BancTrust considered many factors.

Peoples

In approving the merger, the Peoples board considered the following:

•

information concerning the business, operations, earnings, asset quality, financial condition, regulatory compliance, asset-liability management and prospects of BancTrust as compared to other institutions, both on a historical and pro forma basis and the expected performance of BancTrust and Peoples on a combined basis;

•

the compatibility of the operating philosophies and managements of the two companies and the conclusion that benefits could be realized by combining Peoples’ and BancTrust’s retail networks, products, services and expertise;

•

the potential efficiencies and synergies that could result from a combination with BancTrust and the broader array of products and services that would be available to the current customers and communities served by Peoples and the prospect that the combined entity would be better able to capitalize on opportunities to provide increased financial services to Peoples’ customers;

•

the Peoples board of directors’ understanding of strategic options available to Peoples and the assessment of those options by the board and certain members of executive management as to the prospects and estimated results of the execution of its business plan under various scenarios, and the determination that none of those strategic options or the execution of its business plan under the best case scenarios were likely to create greater value on a present value basis for shareholders than the merger consideration being paid by BancTrust;

•	the ability of Peoples to contribute to BancTrust’s earnings after the merger;

•	the financial terms of the merger, including the relationship of the value of the merger consideration to the book value, tangible book value, earnings per share and core deposits of Peoples;

•	the likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay.

•	the opportunities for cost savings and earnings improvements;

•	the ability of Peoples shareholders to continue to participate in the future of the combined entity by receiving BancTrust common stock;

•	the larger shareholder base and increased liquidity for Peoples shareholders resulting from the merger; and

•	the fact that shareholders would receive a portion of the merger consideration in cash to moderate the effects of market fluctuations in BancTrust common stock;

•

the market value and trading history of the common stock of BancTrust in comparison to its peer institutions, and in comparison to Peoples common stock, the combined entity that would result from the merger with BancTrust and the relative prospects of continued growth and performance of BancTrust based on the expected interest rate environment in the near term and the structure of BancTrust’s balance sheet and operating strategy;

•

the opinion rendered by Sandler O’Neill, as financial advisors to Peoples, that, subject to assumptions and limitations set forth therein, the merger consideration was, as of the date of the opinion, fair to the Peoples shareholders from a financial point of view;

•	the combination would create a larger geographic presence with a broader array of branch location options in a footprint which spans central and southwest Alabama and northwest Florida;

•	the results of the due diligence review conducted on BancTrust, including the likelihood of the transaction receiving the requisite regulatory approvals in a timely manner;

•	the effect of the merger on the depositors, customers and the communities served by Peoples;

•	the compatible core computing systems of Peoples and BancTrust;

•	the current and prospective economic, competitive and regulatory environment and associated compliance costs facing Peoples and community banking institutions generally;

•	a review, with the assistance of its financial and legal advisors, of the terms of the merger agreement, the structure of the merger and the mix of cash and common stock consideration; and

•

the likelihood of regulatory and shareholder approvals and estimated transactional and severance costs associated with the merger and payments that could be triggered upon the termination or failure to consummate the merger.

The foregoing information and factors considered by Peoples’ board of directors are not exhaustive, but include all material factors considered. In view of the wide variety of factors considered and discussed by Peoples’ board of directors in connection with its evaluation of the merger and the complexity of these factors, the Peoples board did not assign any specific or relative weights to the factors that it considered in reaching its decision, and individual directors may have weighted factors differently. The board of directors discussed the foregoing factors and asked questions of Peoples’ executive management and legal and financial advisors, and determined unanimously that the merger was in the best interests of Peoples and its shareholders.

BancTrust

The BancTrust board of directors, in approving the merger agreement, considered the following:

•	Peoples’ potential to contribute to BancTrust’s earnings after the merger;

•	the financial terms of the merger, including the relationship of the value of the merger consideration to the book value, tangible book value, earnings per share and core deposits of Peoples;

•	the compatibility of Peoples’ management team, strategic objectives and geographic footprint with those of BancTrust; and

•	the likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay.

•

information concerning the business, operations, earnings, asset quality, financial condition, regulatory compliance, asset-liability management and prospects of Peoples, both on a historical and pro forma basis. An integral component of this consideration was the determination that the operating philosophies and managements of the two companies were compatible and the conclusion that benefits could be realized by combining BancTrust’s and Peoples’ retail networks, products, services and expertise;

•	the opportunities for cost savings and synergies that are expected to result from the merger;

•	Peoples’ stable base of core deposits;

•	the equitable ownership of BancTrust as the surviving corporation in the merger by shareholders of BancTrust and Peoples;

•

the effectiveness of the merger in furthering BancTrust’s business strategy of enhancing shareholder value by virtue of the improved competitive position of BancTrust and the greater financial and capital resources available to BancTrust to better serve BancTrust’s current market area and compete more effectively against larger and nonregulated competitors;

•	the potential for the merger to temper the inherent risk in particular markets by expanding BancTrust’s geographic footprint;

•	the complementary nature of Peoples’ retail branch network with BancTrust’s existing operations;

•	the opportunity to enter new growth markets;

•	the compatible core computing systems of BancTrust and Peoples;

•

the enhanced opportunities for growth through the implementation of improved and new products and services, including the sale to BancTrust’s expanded customer base of additional depository and non-depository products and services that Peoples and BancTrust, or either of them, do not currently provide to their customers;

•	the opportunity for BancTrust to utilize new technologies which may not be as affordable to institutions the size of BancTrust and Peoples currently;

•	the expectation that the merger will be treated as a reorganization for federal income tax purposes;

•	the larger shareholder base and increased liquidity for BancTrust shareholders resulting from the merger; and

•

the opinion of BancTrust’s financial advisor, the BankersBanc Capital Corporation, that the consideration to be paid pursuant to the terms of the merger agreement is fair to BancTrust shareholders from a financial point of view.

The discussion of the factors considered by the BancTrust board is not intended to be exhaustive, but includes all material factors considered. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these factors, the BancTrust board did not assign any specific or relative weights to any of the foregoing factors, and individual directors may have weighted factors differently. The BancTrust board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, BancTrust’s management and BancTrust’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

Opinion of Peoples’ Financial Advisor

By letter dated December 7, 2006, Peoples retained Sandler O’Neill to act as its financial advisor in connection with strategic planning and analyses and as financial advisor to Peoples in connection with certain business combinations relating to such analyses and involving Peoples and a possible business combination with a second party. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to Peoples in connection with the proposed merger and participated in certain of the negotiations leading to the merger agreement. At the May 21, 2007 meeting at which the Peoples board considered and approved the merger agreement, Sandler O’Neill delivered to the board its opinion that, as of such date, the merger consideration was fair to Peoples’ shareholders from a financial point of view. In addition, Sandler O’Neill delivered to the Peoples board its opinion dated August 31, 2007, confirming that as of such date, the merger consideration was fair to Peoples’ shareholders from a financial point of view (the “Sandler O’Neill Opinion”). The full text of the Sandler O’Neill Opinion is attached as Appendix D to this joint proxy statement and prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Peoples shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

The Sandler O’Neill Opinion speaks only as of the date of the opinion. The opinion was directed to the Peoples board and is directed only to the fairness of the merger consideration to Peoples’ shareholders from a financial point of view. It does not address the underlying business decision of Peoples to engage in the merger or any other aspect of the merger and is not a recommendation to any Peoples shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other matter.

In connection with rendering its opinion, Sandler O’Neill reviewed and considered, among other things:

(1)	the merger agreement;

(2)	certain publicly available financial statements and other historical financial information of Peoples that Sandler O’Neill deemed relevant;

(3)	certain publicly available financial statements and other historical financial information of BancTrust that Sandler O’Neill deemed relevant;

(4)	internal financial projections for Peoples for the year ending December 31, 2007 prepared by and reviewed with management of Peoples and growth and performance projections for the years ending December 31, 2008 through 2010 as provided by and reviewed with senior management of Peoples;

(5)	internal financial projections for BancTrust for the year ending December 31, 2007 as prepared by and reviewed with senior management of BancTrust and growth and performance projections for the years ending December 31, 2008 through 2010 as provided by and reviewed with senior management of BancTrust;

(6)	the pro forma financial impact of the merger on BancTrust based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior management of Peoples and BancTrust;

(7)	the publicly reported historical price and trading activity for Peoples’ and BancTrust’s respective common stock, including a comparison of certain financial and stock market information for Peoples and BancTrust with similar publicly available information for certain other companies the securities of which are publicly traded;

(8)	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;

(9)	the current market environment generally and the banking environment in particular; and

(10)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of Peoples the business, financial condition, results of operations and prospects of Peoples and held similar discussions with certain members of senior management of BancTrust regarding the business, financial condition, results of operations and prospects of BancTrust.

In performing its reviews and analyses and in rendering its opinion, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided by Peoples or BancTrust or their respective representatives or that was otherwise reviewed by Sandler O’Neill and assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O’Neill further relied on the assurances of management of Peoples and BancTrust that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill was not asked to undertake, and did not undertake, an independent verification of any of such information and Sandler O’Neill does not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Peoples or BancTrust or any of their subsidiaries, or the collectibility of any such assets, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Peoples or BancTrust nor did Sandler O’Neill review any individual credit files relating to Peoples or BancTrust. Sandler O’Neill assumed, with Peoples’ consent, that the respective allowances for loan losses for both Peoples and BancTrust are adequate to cover such losses.

Sandler O’Neill’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O’Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements were true and correct, that each party to such agreements would perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement were not waived. Sandler O’Neill also assumed, with Peoples’ consent, that there was no material change in Peoples’ and BancTrust’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to it, that Peoples and BancTrust would remain as going concerns for all periods relevant to its analyses, and that the merger would qualify as a tax-free reorganization for federal income tax purposes. Finally, with Peoples’ consent, Sandler O’Neill relied upon the advice Peoples received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger agreement and the other transactions contemplated by the merger agreement.

The financial projections and earnings estimates used and relied upon by Sandler O’Neill in its analyses of Peoples and of BancTrust, and all projections and estimates of transaction expenses, purchase accounting adjustments, expected cost savings and share repurchases relating to the merger were determined by senior management of BancTrust and reviewed with the senior management of Peoples and BancTrust, and Sandler O’Neill assumed for purposes of its analyses that they reflected the best currently available estimates and judgments of such managements of the future financial performance of Peoples and BancTrust, respectively, and that such performances would be achieved. Sandler O’Neill expressed no opinion as to such financial projections or the assumptions on which they were based. The projections, as well as the other estimates used by Sandler O’Neill in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections. Peoples does not publicly disclose internal management projections of the type provided to Sandler O’Neill in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying the Sandler O’Neill Opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Peoples or BancTrust and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Peoples or BancTrust and the companies to which they are being compared.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Peoples, BancTrust and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion to the board of Peoples and provided such analyses to the Peoples board at the board’s May 21, 2007 meeting and later confirmed such analysis in its written opinion dated August 31, 2007. Estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Peoples’ common stock or BancTrust’s common stock or the prices at which Peoples’ or BancTrust’s common stock may be sold at any time.

Summary of Proposal. Sandler O’Neill reviewed the financial terms of the proposed transaction. Pursuant to the merger agreement, each share of Peoples common stock issued and outstanding immediately prior to the merger will be converted into the aggregate merger consideration of $25.50. So long as the average closing price of BancTrust common stock is not greater than $21.428, or less than $18.019, the merger consideration will be comprised of the following: (a) cash in the sum of $6.375 per share and (b) that number of shares or fraction of a share of BancTrust common stock equal to the exchange ratio, or the quotient equal to the product of (x) 19.125, divided by (y) the average closing price (the average daily last sale prices of BancTrust common stock as reported on Nasdaq for the ten (10) consecutive full trading days in which BancTrust common stock is traded on Nasdaq and ending with the determination date, which is the third trading day prior to the date on which the effective time occurs). Using the per share financial information for Peoples for the twelve months ended March 31, 2007, Sandler O’Neill calculated the following ratios:

Transaction Ratios

Transaction value/Last 12 months’ earnings per share	19.5x
Transaction value/Tangible book value per share	184%
Tangible book premium/ Core deposits¹	10.7%

Premium over 5/8/2007 market price:	4.5%
Premium over 11/29/2006 market price²:	32.5%

¹	Core deposits consist of all deposits excluding time deposits with account balances greater than $100,000.
²	Stock price as of November 29, 2006, the day prior to Schedule 13D filing by Endurance Capital.

For purposes of Sandler O’Neill’s analyses, earnings per share were based on fully diluted 5,929,561 shares of Peoples common stock outstanding and including the intrinsic value of options to purchase an aggregate of 214,316 shares of Peoples common stock at a weighted average strike price of $16.41.

Stock Trading History. Sandler O’Neill reviewed the history of the reported trading prices and volume of Peoples’ common stock for the one-year, three-year, and five-year periods ended May 8, 2007. Sandler O’Neill reviewed the history of the reported trading prices and volume of BancTrust’s common stock for the one-year and three-year periods ended May 8, 2007. Sandler O’Neill compared the relationship between the movements in the prices of Peoples’ common stock to movements in the prices of the Nasdaq Bank Index, S&P Bank Index, S&P 500 Index, and a Comparable company peer group¹—a weighted average (by market capitalization) composite of publicly traded comparable depository institutions selected by Sandler O’Neill. Sandler O’Neill also compared the relationship between the movements in the prices of BancTrust’s common stock to movements in the prices of Peoples common stock, the Nasdaq Bank Index, S&P Bank Index, and S&P 500 Index. As reflected in the table shown below, during the one-year period ended May 8, 2007, Peoples outperformed the relevant indices. During the three-year period ended May 8, 2007, Peoples outperformed the relevant indices. During the five-year period ended May 8, 2007, Peoples outperformed the relevant indices.

Peoples’ Stock Performance

	Beginning Index Value May 8, 2006	Ending Index Value May 8, 2007
Peoples	100.00%	124.84%
Nasdaq Bank Index	100.00	99.84
S&P Bank Index	100.00	103.62
S&P 500 Index	100.00	113.82
Comparable Company Index¹	100.00	101.72

	Beginning Index Value May 7, 2004	Ending Index Value May 8, 2007
Peoples	100.00%	157.51%
Nasdaq Bank Index	100.00	118.99
S&P Bank Index	100.00	126.21
S&P 500 Index	100.00	137.23
Comparable Company Index¹	100.00	103.11

	Beginning Index Value May 7, 2002	Ending Index Value May 8, 2007
Peoples	100.00%	180.07%
Nasdaq Bank Index	100.00	133.66
S&P Bank Index	100.00	132.22
S&P 500 Index	100.00	138.63
Comparable Company Index¹	100.00	127.94

¹	Comparable Company Index includes Auburn National Bancorporation, Inc., BancTrust Financial Group, Inc., Citizens Holding Company, First Farmers and Merchants Corporation, First Guaranty Bank, First M&F Corporation, First Security Group, Inc., MidSouth Bancorp, Inc., Nexity Financial Corporation, Parish National Corporation, Peoples Financial Corporation, Tennessee Commerce Bancorp, Inc., United Security Bancshares, Inc., and Wilson Bank Holding Company.

As reflected in the table shown below, during the one-year period ended May 8, 2007, BancTrust underperformed all of the indices to which it was compared, including Peoples. During the three-year period ended May 8, 2007, BancTrust underperformed all of the indices to which it was compared, including Peoples.

BancTrust’s Stock Performance

	Beginning Index Value May 8, 2006	Ending Index Value May 8, 2007
BancTrust	100.00%	95.59%
Peoples	100.00	124.84
Nasdaq Bank Index	100.00	99.84
S&P Bank Index	100.00	103.62
S&P 500 Index	100.00	113.82

	Beginning Index Value May 7, 2004	Ending Index Value May 8, 2007
BancTrust	100.00%	118.81%
Peoples	100.00	157.51
Nasdaq Bank Index	100.00	118.99
S&P Bank Index	100.00	126.21
S&P 500 Index	100.00	137.23

Comparable Company Analysis. Sandler O’Neill used publicly available information to compare selected financial and market trading information for Peoples and BancTrust and groups of banks selected by Sandler O’Neill.

The comparable group used for Peoples consisted of the following publicly traded banks located in Alabama, Arkansas, Louisiana, Mississippi and Tennessee with total assets between $600 million and $1.6 billion:

Auburn National Bancorporation, Inc.

BancTrust Financial Group, Inc.

Citizens Holding Company

First Farmers and Merchants Corporation

First Guaranty Bank

First M&F Corporation

First Security Group, Inc.

MidSouth Bancorp, Inc.

Nexity Financial Corporation

Parish National Corporation

Peoples Financial Corporation

Tennessee Commerce Bancorp, Inc.

United Security Bancshares, Inc.

Wilson Bank Holding Company

The analysis compared publicly available financial and market trading information for Peoples and the median data for the comparable group as of and for the twelve-month period ended March 31, 2007. The table below compares the data for Peoples and the median data for the comparable group, with pricing data as of May 8, 2007.

Comparable Group Analysis

Peoples	Peoples Regional Peer Group Median
Market Capitalization ($millions)	$145	$140
Total Assets ($millions)	$925	$817
Price/Tangible Book Value per Share	176%	212%
Price/Last Twelve Months Earnings per Share	18.5	x	15.4	x
Loans/Assets	68.30%	69.10%
Loans/Deposits	81.60%	81.50%
Tangible Equity/Tangible Assets	8.94%	8.05%
Net Interest Margin	3.67%	4.31%
Efficiency Ratio	69.20%	59.40%
Last Twelve Months ROAA	0.89%	1.04%
Last Twelve Months ROAE	9.10%	12.20%

The comparable group for BancTrust selected by Sandler O’Neill consisted of the following publicly traded banks located in Alabama, Arkansas, Louisiana, Mississippi, and Tennessee with total assets between $800 million and $2.5 billion:

Cadence Financial Corporation First Farmers and Merchants Corporation First M&F Corporation First Security Group, Inc. Greene County Bancshares, Inc. Home Bancshares, Inc.	MidSouth Bancorp, Inc. Nexity Financial Corporation Peoples Financial Corporation Pinnacle Financial Partners, Inc. Wilson Bank Holding Company

The analysis compared publicly available financial and market trading information for BancTrust and the median data for the comparable peer group as of and for the twelve-month period ended March 31, 2007. The table below compares the data for BancTrust and the median data for the BancTrust Peer Group, with pricing data as of May 8, 2007.

Comparable Group Analysis

BancTrust	BancTrust Regional Peer Group
Market Capitalization ($mm)	$223	$216
Total Assets ($mm)	$1,451	$1,230
Price/Tangible Book Value per Share	234%	204%
Price/Last Twelve Months Earnings per Share	18.6	x	16.7	x
Loans/Assets	70.50%	66.2%
Loans/Deposits	85.20%	90.6%
Tangible Equity/Tangible Assets	6.77%	8.1%
Net Interest Margin	4.33%	3.8%
Efficiency Ratio	63.80%	64.0%
Last Twelve Months ROAA	0.91%	1.0%
Last Twelve Months ROAE	8.70%	10.1%

Analysis of Selected Merger Transactions. Sandler O’Neill reviewed 205 merger transactions announced nationwide from January 1, 2006 through May 8, 2007 involving banks as acquired institutions with announced transaction values greater than $15 million. Sandler O’Neill also reviewed 19 regional merger transactions announced from January 1, 2005 through May 8, 2007 involving banks in Alabama, Arkansas, Louisiana, and Tennessee as acquired institutions with transaction values greater than $15 million. Sandler O’Neill reviewed the multiples of transaction price at announcement to last twelve months’ net income, transaction price to tangible book value per share, tangible book premium to core deposits and premium to market price and computed median multiples and premiums for the transactions. The median multiples from the nationwide group and the median multiples for the regional group were applied to Peoples’ financial information as of and for the twelve months ended March 31, 2007. As illustrated in the following table, Sandler O’Neill derived imputed ranges of values per share of Peoples’ common stock of $24.73 to $37.30 based upon the median multiples for the nationwide group and $22.47 to $34.64 based upon the median multiples for the regional savings institution transactions.

Comparable Transaction Multiples

	Median Nationwide Multiple		Implied Value	Median Regional Multiple		Implied Value
Transaction price/Last twelve months earnings per share	22.6	x	$29.56	19.2	x	$25.11
Transaction price/Tangible book value	269%		$37.30	233%		$32.23
Tangible book premium/Core deposits ¹	22.50%		$35.16	21.90%		$34.64
Market Premium ²	28.50%		$24.73	16.70%		$22.47

¹	Assumes 25.3% of Peoples’ total deposits are non-core deposits.
²	Stock price as of November 29, 2006, the day prior to Schedule 13D filing by Endurance Capital.

Discounted Cash Flow Analysis. Sandler O’Neill performed an analysis that estimated the future stream of after-tax cash flows of Peoples through December 31, 2010 under various circumstances, assuming that Peoples performed in accordance with the earnings and growth projections reviewed with and confirmed by management of Peoples. To approximate the terminal value of Peoples’ common stock at December 31, 2010, Sandler O’Neill applied price/earnings multiples ranging from 10x to 20x and multiples of tangible book value ranging from 125% to 250%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9.0% to 15.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Peoples common stock. As illustrated in the following tables, this analysis indicated an imputed range of values per share of Peoples common stock of $12.13 to $28.45 when applying the price/earnings multiples and $14.34 to $33.88 when applying multiples of tangible book value. In addition, the terminal value of Peoples’ common stock at December 31, 2010 was calculated using the same range of price to last twelve months earnings multiples (10x to 20x) applied to a range of discounts and premiums to management’s budget projections. The range applied to the budgeted net income was 25.0% under budget to 25.0% over budget, using a discount rate of 13.8% for the tabular analysis. As illustrated in the following tables, this analysis indicated an imputed range of values per share for Peoples’ common stock of $9.79 to $29.74 when applying the price to earnings multiples to the -25.0% / +25.0% budget range.

Peoples

Earnings Per Share Multiples

	10.0	x	12.0	x	14.0	x	16.0	x	18.0	x	20.0	x
9.0%	$14.91		$17.62		$20.33		$23.03		$25.74		$28.45
10.0%	14.40		17.01		19.62		22.23		24.83		27.44
11.0%	13.90		16.42		18.94		21.45		23.97		26.49
12.0%	13.43		15.86		18.29		20.71		23.14		25.57
13.0%	12.98		15.32		17.66		20.01		22.35		24.69
14.0%	12.54		14.81		17.07		19.33		21.59		23.85
15.0%	12.13		14.31		16.50		18.68		20.87		23.05

Tangible Book Value Multiples

	125%	150%	175%	200%	225%	250%
9.0%	$17.65	$20.89	$24.14	$27.39	$30.64	$33.88
10.0%	17.03	20.16	23.29	26.42	29.55	32.69
11.0%	16.44	19.46	22.48	25.50	28.52	31.54
12.0%	15.88	18.80	21.71	24.62	27.53	30.45
13.0%	15.34	18.16	20.97	23.78	26.59	29.40
14.0%	14.83	17.54	20.26	22.97	25.69	28.40
15.0%	14.34	16.96	19.58	22.20	24.82	27.44

With Budget Variance:

Earnings Per Share Multiples

	10.0	x	12.0	x	14.0	x	16.0	x	18.0	x	20.0	x
(25.0)%	$9.79		$11.50		$13.21		$14.92		$16.63		$18.34
(20.0)%	10.36		12.19		14.01		15.83		17.66		19.48
(15.0)%	10.93		12.87		14.81		16.75		18.68		20.62
(10.0)%	11.50		13.55		15.61		17.66		19.71		21.76
(5.0)%	12.07		14.24		16.40		18.57		20.74		22.90
0.0%	12.64		14.92		17.20		19.48		21.76		24.04
5.0%	13.21		15.61		18.00		20.40		22.79		25.18
10.0%	13.78		16.29		18.80		21.31		23.82		26.32
15.0%	14.35		16.97		19.60		22.22		24.84		27.46
20.0%	14.92		17.66		20.40		23.13		25.87		28.60
25.0%	15.49		18.34		21.19		24.04		26.89		29.74

Sandler O’Neill also performed an analysis that estimated the future stream of after-tax cash flows of BancTrust through December 31, 2010 under various circumstances, assuming that BancTrust performed in accordance with the publicly available Institutional Brokers’ Estimate System earnings estimates projections through 2008. To approximate the terminal value of BancTrust’s common stock at December 31, 2010, Sandler O’Neill applied price/earnings multiples ranging from 10x to 20x and multiples of tangible book value ranging from 125% to 250%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9.0% to 15.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of BancTrust common stock. As illustrated in the following tables, this analysis indicated an imputed range of values per share of BancTrust common stock of $11.52 to $26.72 when applying the price/earnings multiples and $10.38 to $23.87 when applying multiples of tangible book value. In addition, the terminal value of BancTrust’s common stock at December 31, 2010 was calculated using the same range of price to last twelve months earnings multiples (10x to 20x) applied to a range of discounts and premiums to management’s budget projections. The range applied to the budgeted net income was 25.0% under budget to 25.0% over budget, using a discount rate of 13.8% for the tabular analysis. As illustrated in the following tables, this analysis indicated an imputed range of values per share for BancTrust’s common stock of $9.35 to $27.89 when applying the price to earnings multiples to the -25.0% / +25.0% budget range.

BancTrust

Earnings Per Share Multiples—BancTrust

	10.0	x	12.0	x	14.0	x	16.0	x	18.0	x	20.0	x
9.0%	$14.14		$16.66		$19.17		$21.69		$24.20		$26.72
10.0%	13.66		16.08		18.51		20.93		23.36		25.78
11.0%	13.19		15.53		17.87		20.21		22.54		24.88
12.0%	12.75		15.00		17.26		19.51		21.77		24.03
13.0%	12.32		14.50		16.67		18.85		21.03		23.20
14.0%	11.91		14.01		16.11		18.22		20.32		22.42
15.0%	11.52		13.55		15.58		17.61		19.64		21.67

Tangible Book Value Multiples

	125%	150%	175%	200%	225%	250%
9.0%	$12.73	$14.96	$17.18	$19.41	$21.64	$23.87
10.0%	12.29	14.44	16.59	18.74	20.88	23.03
11.0%	11.87	13.95	16.02	18.09	20.16	22.23
12.0%	11.48	13.47	15.47	17.47	19.47	21.47
13.0%	11.09	13.02	14.95	16.88	18.81	20.74
14.0%	10.73	12.59	14.45	16.31	18.18	20.04
15.0%	10.38	12.18	13.97	15.77	17.57	19.37

With Budget Variance:

Earnings Per Share Multiples

	10.0	x	12.0	x	14.0	x	16.0	x	18.0	x	20.0	x
(25.0)%	$9.35		$10.94		$12.53		$14.12		$15.71		$17.30
(20.0)%	9.88		11.58		13.27		14.97		16.66		18.36
(15.0)%	10.41		12.22		14.02		15.82		17.62		19.42
(10.0)%	10.94		12.85		14.76		16.66		18.57		20.48
(5.0)%	11.47		13.49		15.50		17.51		19.52		21.54
0.0%	12.00		14.12		16.24		18.36		20.48		22.60
5.0%	12.53		14.76		16.98		19.21		21.43		23.66
10.0%	13.06		15.39		17.72		20.05		22.39		24.72
15.0%	13.59		16.03		18.47		20.90		23.34		25.78
20.0%	14.12		16.66		19.21		21.75		24.29		26.83
25.0%	14.65		17.30		19.95		22.60		25.25		27.89

In connection with its analyses, Sandler O’Neill considered and discussed with the Peoples Board how the present value analyses would be affected by changes in the underlying assumptions, including, with respect to the Peoples analyses, variations with respect to net income. Sandler O’Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis. Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger closes in the fourth quarter of 2007, (2) the deal value per share is equal to $25.50 per Peoples share, (3) earnings per share projections for Peoples are consistent with per share estimates for 2007 confirmed with Peoples’ management, and long-term earnings per share growth estimates for periods thereafter are consistent with management estimates, (4) earnings per share projections for BancTrust are consistent with per share estimates for 2007 confirmed with BancTrust’s management, and long-term earnings per share growth estimates for periods thereafter are consistent with management estimates, and (5) options to purchase shares of Peoples common stock are exchanged for cash. The analyses indicated that for the year ending December 31, 2008, the merger would be accretive to BancTrust’s projected earnings per share and, at December 31, 2007 (the assumed closing date of the merger), the merger would be dilutive to BancTrust’s tangible book value per share. From the standpoint of a Peoples shareholder, for the year ending December 31, 2008, the merger would be accretive to earnings per share and, at December 31, 2007, the merger would be dilutive to tangible book value per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Peoples has agreed to pay Sandler O’Neill a transaction fee in connection with the merger of approximately 1.00% of the aggregate consideration, of which $382,879 has been invoiced and the balance of which is contingent, and payable, upon closing of the merger. Sandler O’Neill has also received a fee of $150,000 for rendering its opinion which will be credited against any balance due upon the closing of the merger. Peoples has also agreed to reimburse certain of Sandler O’Neill’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Peoples and BancTrust and their affiliates. Sandler O’Neill may also actively trade the debt and/or equity securities of Peoples or BancTrust or their affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Opinion of BancTrust’s Financial Advisor

The fairness opinion of BancTrust’s financial advisor, BankersBanc Capital Corporation, is described below. The description contains projections, estimates and other forward-looking statements about the future earnings or other measures of the future performance of BancTrust. You should not rely on any of these statements as having been made or adopted by Peoples or BancTrust.

Pursuant to an engagement letter dated April 23, 2007, BancTrust engaged BankersBanc Capital Corporation to render financial advisory and investment banking services. BankersBanc agreed to assist BancTrust in assessing the fairness, from a financial point of view, of the merger of Peoples with and into BancTrust. BancTrust selected BankersBanc because of its prior knowledge of and relationship with the principal representative of BankersBanc engaged in this transaction. Also, BankersBanc is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with BancTrust and its business. As part of its investment banking business, BankersBanc is continually engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes.

BankersBanc participated in and advised BancTrust concerning BancTrust’s negotiations with Peoples regarding the merger consideration; however, BancTrust and Peoples, through their direct negotiations, ultimately determined the method for calculating the merger consideration.

On May 21, 2007, the board of directors of BancTrust held a meeting to evaluate the proposed merger with Peoples. At this meeting, BankersBanc rendered an oral opinion that the consideration to be offered by BancTrust in the merger was fair to BancTrust from a financial point of view. The board of directors of BancTrust unanimously approved the merger agreement at this meeting.

BankersBanc has confirmed its oral opinion by delivering to the BancTrust board a written opinion as of August 24, 2007. In rendering its updated opinion, BankersBanc confirmed the appropriateness of its reliance on the analysis undertaken to render the earlier opinion by reviewing the assumptions used upon which its analyses were based, performing procedures to update certain of its analyses and reviewing certain other factors considered in rendering its opinion.

The full text of BankersBanc’s written opinion is attached as Appendix C to this joint proxy statement and prospectus. BancTrust shareholders are urged to read BankersBanc’s opinion carefully in its entirety for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by BankersBanc in connection with the rendering of its opinion.

BankersBanc’s opinion speaks only as of the date of the opinion. The opinion is directed solely to the board of directors of BancTrust and addresses only the fairness, from a financial point of view, of the merger consideration to BancTrust. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any BancTrust shareholder as to how the shareholder should vote at the BancTrust special meeting on the merger agreement or any related matter.

In rendering its opinion, BankersBanc:

•	reviewed, among other things,

•	the merger agreement,

•	Annual Reports to shareholders and Annual Reports on Form 10-K of BancTrust and Peoples,

•	Quarterly Reports on Form 10-Q of BancTrust and Peoples;

•	held discussions with members of senior management of BancTrust and Peoples regarding

•	past and current business operations,

•	regulatory matters,

•	financial condition, and

•	future prospects of the respective companies;

•

reviewed market prices, valuation multiples, publicly reported financial condition and results of operations for BancTrust and Peoples and compared them with those of certain publicly traded companies that BankersBanc deemed to be relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that BankersBanc deemed to be relevant; and

•	performed other studies and analyses that it considered appropriate.

In conducting its review and arriving at its opinion, BankersBanc relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to BankersBanc or that was discussed with, or reviewed by BankersBanc, or that was publicly available.

BankersBanc did not attempt or assume any responsibility to verify such information independently. BankersBanc relied upon the managements of BancTrust and Peoples as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefor) provided to BankersBanc. BankersBanc assumed, without independent verification, that the aggregate allowances for credit losses for BancTrust and Peoples were adequate to cover such losses. BankersBanc did not make or obtain any evaluations or appraisals of any assets or liabilities of BancTrust or Peoples, or examine or review any individual loan credit files.

The projections furnished to BankersBanc and used by it in certain of its analyses were prepared by BancTrust’s senior management. BancTrust does not publicly disclose internal management projections of the type provided to BankersBanc in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. For purposes of rendering its opinion, BankersBanc assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers; and

•

in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings and related expenses expected to result from the merger.

BankersBanc further assumed that the merger will be accounted for as a purchase under accounting principles generally accepted in the United States, and that the conversion of Peoples’ common stock into BancTrust’s common stock will be tax-free for BancTrust and Peoples. BankersBanc’s opinion is not an expression of an opinion as to the prices at which shares of BancTrust common stock will trade following the announcement of the merger or the value of the shares of common stock of the combined company when issued pursuant to the merger, or the prices at which the shares of common stock of the combined company will trade following the completion of the merger.

In performing its analyses, BankersBanc made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of BankersBanc, BancTrust and Peoples. Any estimates contained in the analyses performed by BankersBanc are not necessarily indicative of values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the BankersBanc opinion was among several factors taken into consideration by the board of directors of BancTrust in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the board of directors of BancTrust with respect to the fairness of the merger consideration.

The following is a summary of the material analyses presented by BankersBanc to the BancTrust board on May 21, 2007 in connection with its oral fairness opinion, which was subsequently confirmed in writing. The summary is not a complete description of the analyses underlying the BankersBanc opinion, but summarizes the analyses performed in connection with such opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, BankersBanc did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. BankersBanc did not address whether any individual analysis did or did not support the overall fairness conclusion. The financial analyses summarized below include information presented in tabular format. Accordingly, BankersBanc believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

Summary of Proposal. Each share of Peoples common stock will be converted into $19.125 in shares of BancTrust common stock and a cash payment of $6.375 which aggregates to $25.50 per share of Peoples common stock, so long as BancTrust’s average stock price is within the range of $18.019 to $21.428 per share. BancTrust’s average stock price is defined as the average closing price of BancTrust’s common stock during the ten consecutive trading day period ending on the third trading day prior to the completion of the merger. The exchange ratio is subject to adjustment if the average closing price of BancTrust’s shares fluctuates within the range of $18.019 to $21.428. In the event that BancTrust’s average closing price exceeds $21.428 but is less than $26.470, Peoples shareholders will receive a fixed exchange ratio of 0.8925 shares of BancTrust common stock and $6.375 in cash for each share of Peoples common stock. In the event that BancTrust’s average closing price equals or exceeds $26.470, Peoples shareholders will receive a fixed value of $30.00 per share comprised of $23.625 in stock and $6.375 in cash. In the event that BancTrust’s average closing price falls below $18.019, Peoples shareholders will receive a fixed exchange ratio of 1.0614 shares of BancTrust common stock and $6.375 in cash for each Peoples share, with Peoples having the right to terminate the merger agreement if the average closing price of BancTrust’s shares is less than $15.584. Based on 5,929,561 Peoples common shares outstanding at closing, the consideration represents a $25.50 price per Peoples share, and an aggregate deal value of approximately $153.2 million which includes $1.95 million for the options to be exchanged for cash.

Contribution Analysis. BankersBanc analyzed the relative contributions of BancTrust and Peoples to the pro forma balance sheet and income statement items of the combined entity, including assets, tangible assets, gross loans, loan loss reserves, intangible assets, deposits, deposits excluding certificates of deposit (CD), common equity, tangible common equity, 2006 GAAP net income, 2006 cash net income, estimated 2007 GAAP net income, estimated 2008 GAAP net income, and market capitalization. BankersBanc compared the relative contribution of balance sheet and income statement items with the pro forma ownership for BancTrust and Peoples based on the approximate 75% stock, 25% cash, merger consideration. Balance sheet data were as of March 31, 2007 and market capitalization data were based on the May 18, 2007 closing prices. The results of BankersBanc’s analysis are set forth in the following table.

Category	BancTrust	Peoples
Total Assets	61.1%	38.9%
Tangible Assets	60.5%	39.5%
Gross Loans	61.7%	38.3%
Loan Loss Reserves	71.8%	28.2%
Intangible Assets	87.5%	12.5%
Deposits	60.6%	39.4%
Deposits excluding CD's	60.0%	40.0%
Common Equity	61.3%	38.7%
Tangible Common Equity	53.8%	46.2%
2006 GAAP Net Income	62.2%	37.8%
2006 Cash Net Income	62.9%	37.1%
2007 Estimated GAAP Net Income	63.9%	36.1%
2008 Estimated GAAP Net Income	63.9%	36.1%
Market Capitalization	61.4%	38.6%
Pro Forma Ownership	65.8%	34.2%

Selected Peer Group Analysis. BankersBanc compared the financial performance, financial condition and market performance of BancTrust and Peoples to those of a group of selected Southeastern publicly traded commercial banks with total assets between $800 million and $1.5 billion.

Companies included in the peer group were:

•	Colony Bankcorp, Inc.

•	First Security Group, Inc.

•	First South Bancorp, Inc.

•	PAB Bankshares, Inc.

•	Peoples Financial Corporation

•	Savannah Bancorp, Inc.

To perform this analysis, BankersBanc used the financial information as of and for the quarter ended March 31, 2007, and market price information used was as of May 18, 2007. Earnings estimates for 2007 and 2008 were obtained from First Call, a nationally-recognized earnings per share consolidator.

BankersBanc’s analysis showed the following concerning BancTrust’s and Peoples’ financial performance:

	BancTrust	Peoples	Peer Group Median
Core Return on Average Assets (1)	0.70%	0.96%	1.11%
Core Return on Average Equity (1)	7.03%	10.08%	12.14%
Net Interest Margin	3.86%	3.54%	4.10%
Fee Income / Revenue (2)	19.85%	29.55%	17.65%
Efficiency Ratio	70.20%	67.43%	60.42%

(1)	Core income excludes extraordinary items, non-recurring items and gains/losses on sale of securities.
(2)	Excluding securities gains/losses.

BankersBanc’s analysis showed the following concerning BancTrust’s and Peoples’ financial condition:

	BancTrust	Peoples	Peer Group Median
Equity / Assets	9.66%	9.57%	8.70%
Tangible Equity / Tangible Assets	6.79%	8.94%	8.35%
Loans / Deposits	84.53%	81.56%	91.19%
Loan Loss Reserves / Loans	1.66%	1.05%	1.31%
Nonperforming Assets / Loans plus OREO (1)	1.76%	0.82%	0.54%
Net Charge Offs / Average Loans	0.05%	-0.02%	0.07%

(1)	Other real estate owned.

BankersBanc’s analysis showed the following concerning BancTrust’s and Peoples’ market performance as of May 18, 2007:

	BancTrust		Peoples		Peer Group Median
Market Price / Book Value	1.51	x	1.5	3x	1.89	x
Market Price / Tangible Book Value	2.22	x	1.6	5x	1.98	x
Price / 2007 GAAP EPS	17.0	x	NA		14.4	x
Price / 2008 GAAP EPS	13.4	x	NA		12.8	x
Dividend Yield	2.75%		2.27%		1.85%
2006 Dividend Payout	44.44%		35.29%		24.70%

Financial Impact Analysis. BankersBanc performed pro forma merger analyses that combined the projected income statements of BancTrust and Peoples. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of BancTrust. The analyses indicated that the merger is expected to be accretive to BancTrust’s GAAP earnings per share in 2008, and indicated that the merger is expected to be dilutive to book value per share and tangible book value per share for BancTrust. The analyses also indicated that BancTrust would maintain well capitalized regulatory capital ratios and thus will have the financial ability to execute the merger. These analyses were based on certain assumptions provided by BancTrust with regard to cost savings and merger related charges. For all of the above analyses, the actual results achieved by BancTrust following the merger may vary from the projected results, and the variations may be material.

Comparable Transaction Analysis. BankersBanc reviewed certain financial data related to acquisitions in Alabama, Arkansas, Louisiana, Mississippi and Tennessee announced after January 1, 2004 involving bank targets with total assets between $500 million and $1.5 billion. The transactions included in the group were (survivor/acquired entity):

•	Renasant Corporation / Capital Bancorp, Inc.

•	Greene County Bancshares, Inc. / Civitas BankGroup, Inc.

•	Banc Corporation / Community Bancshares, Inc.

•	BB&T Corporation / First Citizens Bancorporation

•	Pinnacle Financial Partners, Inc. / Cavalry Bancorp, Inc.

•	Liberty Bancshares, Inc. / Russellville Bancshares, Inc.

•	Home Bancshares, Inc. / TCBancorp Inc.

•	Peoples Holding Company / Heritage Financial Holding Corporation

Transaction multiples for the merger were derived from the $25.50 per share price for Peoples. BankersBanc compared these results with announced multiples. The results of the analysis are set forth in the following table.

	BancTrust/ Peoples		Announced Comparable Transactions Median
Price / Book Value	1.73	x	2.63	x
Price / Tangible Book Value	1.86	x	2.95	x
Price / LTM Earnings	19.64	x	27.62	x
Price / Assets	16.56%		18.11%
Price / Deposits	19.63%		24.07%
Premium / Core Deposits	12.18%		22.74%

No company or transaction used as a comparison in the above analysis is identical to BancTrust, Peoples or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the various companies surveyed.

Other Analysis. BankersBanc compared the financial and market performance of BancTrust and Peoples to a variety of relevant industry peer groups and indices. BankersBanc reviewed earnings estimates, balance sheet composition, historical stock performance and other financial data for BancTrust and Peoples.

The board of directors of BancTrust retained BankersBanc as an independent contractor to act as financial advisor to BancTrust regarding the merger. As part of its investment banking business, BankersBanc is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, private placements, and valuations for estate, tax, corporate and other purposes.

The Bankers Bank, a wholly-owned subsidiary of Community Financial Services, Inc., which is also the parent company of BankersBanc Capital Corporation, has previously provided consulting and other correspondent services to BancTrust on a variety of matters, for which it was compensated on a fee basis in the amount of approximately $52 thousand during the last two years.

In addition, during the past two years BancTrust engaged the BankersBanc principal handling this transaction, when he was with a different firm, to participate as a co-manager and underwriter in a proposed securities offering that was never completed and to serve as placement agent with respect to an offering of trust preferred securities. BancTrust did not pay any fees or compensation to the principal or his prior firm in either instance; however, a placement fee in the amount of $75 thousand was paid by the purchaser of the trust preferred securities in connection with the issuance of trust preferred securities.

BancTrust and BankersBanc have entered into an agreement relating to the services to be provided by BankersBanc in connection with the merger. BancTrust agreed to pay BankersBanc a fee equal to 0.06% of Peoples’ total deposits as of March 31, 2007, or $468,086. $30 thousand of the fee was paid on delivery of the fairness opinion, and the balance is due upon completion of the merger. In the event the merger requires BancTrust to undertake a debt or trust preferred securities financing, BancTrust has agreed that it will designate BankersBanc to serve as BancTrust’s exclusive placement agent in such financing. BankersBanc expects to earn a placement fee of approximately $190 thousand. Pursuant to the BankersBanc engagement agreement, BancTrust also agreed to reimburse BankersBanc for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify BankersBanc and certain related parties against certain liabilities, including liabilities under federal securities laws.

Financing

BancTrust intends to finance the cash component of the merger consideration by the issuance of $38 million of trust preferred securities. However, recent disruptions in the credit markets have adversely affected the cost and availability of trust preferred financing, and BancTrust is currently pursuing a short-term bank loan as an alternate source of financing. We expect the cash portion of the merger consideration to be approximately $37.8 million, based on 5,929,561 shares as the projected number of outstanding shares of Peoples common stock and assuming no dissenters.

We currently plan to use trust preferred financing if it is available to us on acceptable terms; however, we are evaluating the advisability of obtaining a short-term loan to serve as bridge financing to allow us to complete the merger, if trust preferred financing is not available on acceptable terms when we are ready to complete the merger. We do not yet have assurance that we will be able to obtain suitable financing in the form of a bank loan, and we may not be able to obtain suitable financing at all. In addition, if we obtain financing through a bank loan instead of using trust preferred financing, our regulatory capital ratios will be lower following the merger than they would otherwise have been, and this may adversely affect our ability to grow. Also, our regulators may require us to obtain additional capital at a time when additional capital is unavailable or available only on terms that are unfavorable to BancTrust. Furthermore, using a method of financing other than trust preferred financing requires us to obtain further approval from the Federal Reserve Board, because its original approval was based on trust preferred financing; and we do not know whether or not we will receive that approval.

Under current regulatory guidelines, the proceeds of the issuance of trust preferred securities qualify as Tier 1 capital, up to a maximum of 25% of an institution’s Tier 1 capital. All of the $38 million in proceeds from an issuance of trust preferred securities are expected to qualify as Tier 1 capital for BancTrust. A bank loan does not qualify as capital. BancTrust expects trust preferred securities it issues to bear interest at a variable rate tied to three-month LIBOR, and to require the payment of interest only during a thirty year term, with the unpaid principal due at the end of such term. BancTrust will not have the right to call or prepay these trust preferred securities until at least 5 years from the date of their issuance.

BancTrust will continue to evaluate the appropriate mix and the availability of funding sources.

It is a condition to BancTrust’s obligation to consummate the merger that BancTrust has successfully completed an offering of at least $38 million of trust preferred securities at an effective cost of funds not to exceed 7.75%, or has raised funds in another manner acceptable to it and to Peoples and to their respective financial advisors and regulators. There is a risk that BancTrust may not be able to raise this capital on such terms, if at all. In that case, BancTrust would have the right to terminate the merger agreement.

The Federal Reserve Board has adopted a final rule that allows the continued inclusion of trust preferred securities in the Tier 1 Capital of bank holding companies, subject to stricter quantitative limits. The Board’s final rule limits restricted core capital elements to 25 percent of all core capital elements, net of goodwill less any associated deferred tax liability. Amounts of restricted core capital elements in excess of these limits generally may be included in Tier 2 Capital. The final rule provides a five-year transition period, ending March 31, 2009, for application of the quantitative limits.

For BancTrust this new rule means that the amount of trust preferred securities that BancTrust may include in Tier 1 Capital is limited to 25 percent of the total of common stock, additional paid in capital and retained earnings plus trust preferred securities minus treasury stock and goodwill. Under the current rule BancTrust is not required to deduct goodwill before applying the 25 percent threshold. Under the current rule all of the trust preferred securities we currently have outstanding ($33 million) and all of the trust preferred securities we plan to issue in connection with the merger ($38 million, for a total post-merger of $71 million) may be included in Tier 1 Capital. If the new rule, which becomes effective March 31, 2009, were currently in effect, the amount of our post-merger trust preferred securities that would be includable would be decreased by $27.5 million. This exclusion of part of BancTrust’s outstanding trust preferred securities would lower our regulatory capital ratios but not below the required minimums. If we increase capital in the future either through the issuance of stock, the retention of earnings or otherwise, the amount of trust preferred securities that would be excluded when the new rule goes into effect could be lower.

Accounting Treatment

The merger will be accounted for as a “purchase,” as that term is used pursuant to generally accepted accounting principles in the United States of America, for accounting and financial reporting purposes. Under the purchase method of accounting, the assets and liabilities of Peoples as of the effective time of the merger will be recorded at their estimated respective fair values and added to those of BancTrust. Financial statements of BancTrust issued after the effective time will reflect such values and will not be restated retroactively to reflect the historical financial position or results of operations of Peoples. Any excess of the purchase price of Peoples over the sum of the estimated fair values of tangible and identifiable intangible assets less liabilities assumed would be recorded as goodwill. Under Statement of Financial Accounting Standard No. 141 Business Combinations, a core deposit intangible is separated from goodwill and amortized over its remaining useful life. The remaining goodwill intangible is not subject to amortization and will, at least annually (or more often if events require), be evaluated for possible impairment, with any resulting impairment losses included in operating income. BancTrust will include in its consolidated results of operations the results of Peoples’ operations after the merger is completed.

Material Federal Income Tax Consequences

The obligation of Peoples and BancTrust to consummate the merger is conditioned upon their receiving a written opinion from Hand Arendall, L.L.C., counsel to BancTrust, dated the effective time of the merger to the effect that:

•	consummation of the merger will constitute a “reorganization” as defined in Section 368(a) of the Code;

•	no gain or loss will be recognized by BancTrust or Peoples by reason of the merger;

•

the exchange or cancellation of shares of Peoples common stock in the merger will not give rise to recognition of gain or loss for federal income tax purposes to the shareholders of Peoples to the extent such shareholders receive BancTrust common stock in exchange for their shares of Peoples common stock (except with respect to cash in lieu of fractional shares);

•

the basis of the BancTrust common stock to be received by shareholder of Peoples will be the same as the basis of the Peoples common stock surrendered in exchange therefor, decreased by the amount of cash received, if any, and increased by the amount of dividend income or gain recognized, if any, as a result of the merger; and

•

if Peoples common stock is a capital asset in the hands of the shareholder at the time of the merger, the holding period of the BancTrust common stock received by the shareholder in the merger will include the holding period of Peoples common stock surrendered in exchange therefor.

These opinions will be rendered on the basis of certain assumptions, including assumptions regarding the absence of changes in existing facts and that the merger will be completed in accordance with the merger agreement and the statements contained in this joint proxy statement-prospectus. The opinions will be rendered on the basis of representations, including those contained in tax certificates provided by officers of Peoples and BancTrust, all of which must be true and accurate in all respects as of the effective time of the merger. If any of those assumptions or representations is inaccurate, incomplete, or untrue, the conclusions contained in the opinion could be affected. None of the opinions referred to in this paragraph or the statements in the summary below will be binding on the Internal Revenue Service (IRS) or the courts, and no rulings will be sought from the IRS regarding the tax treatment of the merger. Accordingly, there can be no certainty that the IRS will not challenge the conclusions set forth in any of those opinions or stated herein or that a court would not sustain such a challenge.

BancTrust and Peoples each may determine to waive the tax opinion requirement.

Limitations on Tax Opinion

The opinion of Hand Arendall, L.L.C., will assume the truth and accuracy of certain factual representations made by Peoples and BancTrust, which are customarily given in transactions of this kind. Whether the merger qualifies as a “reorganization” within the meaning of § 368(a) of the Code will depend, among other requirements, upon whether the fair market value of the BancTrust common stock received by Peoples shareholders pursuant to the merger represents a sufficient percentage of the total consideration received by Peoples shareholders pursuant to the merger to satisfy the requirement that Peoples shareholders as a group maintain a sufficient continuity of interest in their stock investment through their continued holding of shares in BancTrust. Hand Arendall, L.L.C. will decline to deliver a tax opinion if immediately before the effective time, the fair market value of the BancTrust common stock to be received by the Peoples shareholders represents less than 50% of the total consideration to be received by the Peoples shareholders in the merger. In the present contemplated merger, the Board of Directors of Peoples has a right to refuse to consummate the merger if the value of BancTrust shares for purposes of the exchange ratio in the merger drops below $15.584 per share. In the event that the market price of the BancTrust common stock were to drop so far that the value of such stock would constitute less than 50% of the total consideration to be received in the merger by the Peoples shareholders, Hand Arendall, L.L.C., would not render its opinion. In any event, Peoples shareholders should be aware that an opinion of counsel is not binding on the IRS, and there can be no assurance that the IRS will not successfully challenge the qualification of the merger as a “reorganization” within the meaning of § 368(a) of the Code.

If the Internal Revenue Service were to successfully challenge the qualification of this merger as a “reorganization” within the meaning of § 368(a) of the Internal Revenue Code, all Peoples shareholders would recognize all gain (or loss) on the exchange of their Peoples stock for cash and BancTrust stock, and Peoples would recognize gain (or loss) on the transfer of its assets.

Except as described above, the opinion of Hand Arendall L.L.C. to be delivered as of the effective time of the merger does not address the specific federal income tax consequences of the merger to the holders of Peoples common stock. However, Hand Arendall L.L.C. has delivered to Peoples and BancTrust its written opinion stating that the discussion which follows, insofar as it summarizes United States federal tax law, is accurate in all material aspects. The following discussion assumes that the requirements that must be met for the merger to in fact qualify as a reorganization under the Internal Revenue Code are met at the time of the merger.

Recognition of Gain or Loss

Exchange of Peoples Shares for Cash and BancTrust Stock. A Peoples shareholder who exchanges Peoples shares for cash and BancTrust stock in the merger generally will recognize gain (but not loss) in an amount equal to the lesser of:

•	the excess (if any) of (a) the amount of cash and the fair market value of the BancTrust common stock received in the exchange over (b) the shareholder’s adjusted tax basis in the Peoples shares; or

•	the amount of cash received in the exchange.

Although this gain will typically be capital gain, it is possible, depending on the circumstances of a particular Peoples shareholder, that some or all of the cash received could be subject to ordinary income tax treatment. You should consult your own tax advisor regarding specific tax consequences to you of the merger in this regard.

Except as otherwise noted, any gain recognized under the rules described above generally will be capital gain, and will be long term capital gain with respect to any Peoples shares that have been held by the Peoples shareholder for more than one year as of the time of the exchange. A Peoples shareholder who exchanges Peoples shares for cash and BancTrust stock pursuant to the merger should be aware that he or she will not be permitted to recognize a loss in the exchange, except with respect to cash received in lieu of fractional shares, as discussed below.

BancTrust Shareholders. BancTrust’s shareholders should recognize no gain or loss in the merger, unless they exercise dissenter’s rights of appraisal and demand payment for their shares.

Adjusted Tax Basis in the BancTrust Common Stock

The aggregate adjusted tax basis of the BancTrust common stock received by Peoples shareholders in the merger (including any fractional shares of BancTrust common stock for which cash is received) will generally be equal to the aggregate tax basis of the Peoples shares exchanged for BancTrust common stock, decreased by the amount of cash (other than cash in lieu of fractional shares or cash subject to ordinary income taxation as a dividend) received in the exchange, and increased by the aggregate amount of gain (if any) recognized in the exchange (other than with respect to gain or loss realized as a result of cash received in lieu of fractional shares).

Holding Period for the BancTrust Shares

The holding period for the BancTrust common stock received by a Peoples shareholder in the merger will include the holding period of the Peoples shares that were exchanged for the BancTrust shares.

Cash Received in Lieu of Fractional Shares

A Peoples shareholder who receives cash in lieu of a fractional share of BancTrust common stock will be treated as if the fractional share were received pursuant to the merger and as if the fractional share were redeemed by BancTrust for cash. A Peoples shareholder who receives cash in lieu of a fractional share of BancTrust common stock generally will recognize gain or loss in an amount equal to the difference between (i) the amount of cash received in lieu of the fractional share, and (ii) the portion of the shareholder’s adjusted tax basis in its Peoples shares that is allocated to the fractional share. Such gain or loss will be capital gain or loss, and will be long term capital gain or loss with respect to any Peoples shares that have been held by the Peoples shareholder for more than one year as of the time of the exchange.

Example

For example, if the average closing price of BancTrust common stock at the time of determination of the exchange ratio is $20.35, a Peoples shareholder would receive total merger consideration of $25.50 for each share of his Peoples stock, consisting of $6.375 in cash plus .9398 shares of BancTrust common stock (see table on page 5).

If a Peoples shareholder owns 100 shares of Peoples common stock which he bought for $8.00 a share and held as an investment more than one year prior to the merger, that shareholder would have a total basis in his Peoples stock of $800.00. He would receive, in exchange for his 100 shares of Peoples stock, $637.50 cash ($6.375 per share x 100), 93 shares of BancTrust common stock (worth 93 shares x $20.35 per share = $1,892.55) and an additional $19.94 in cash for the excess .98 shares of BancTrust stock (.98 x $20.35), for a total value received of $2,549.99. (There is a $0.01 loss due to rounding).

He would recognize long term capital gain of $637.50 (the lesser of (a) his actual gain [$2,549.99 total value received minus his $800.00 total basis in the Peoples stock exchanged = $1,749.99] or (b) the $637.50 cash received). He would also recognize additional long term capital gain on the receipt of the $19.94 for the .98 fractional share of BancTrust common stock. This .98 fractional share has a basis of $8.51, so only $11.43 of the $19.94 is gain. See the following paragraph for the computation of basis.

This hypothetical shareholder’s basis in the 93.98 shares of BancTrust common stock he received in the merger is $800.00 (his $800.00 total basis for the Peoples stock exchanged minus the $637.50 cash received plus the $637.50 gain recognized).

$800.00 divided by the 93.98 shares of BancTrust stock he received results in a basis of $8.51245 in each BancTrust share received. Multiplying $8.51245 by .98 gives a basis of $8.34 for the .98 fractional share.

The 93 shares of BancTrust this shareholder received would have a basis equal to 93 shares multiplied by $8.51245 per share, or $791.66 total (rounded).

Backup Withholding

Cash payments made to Peoples shareholders pursuant to the merger may, under certain circumstances, be subject to backup withholding at a rate of 30%. However, backup withholding will not apply to a Peoples shareholder who either (i) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding by completing the requisite forms that will be included as part of the transmittal materials sent by BancTrust following the merger, or (ii) otherwise proves to BancTrust and the exchange agent (if any) that the Peoples shareholder is exempt from backup withholding.

The discussion set forth above is included for general information only, and applies only to Peoples shareholders who hold Peoples common stock as a capital asset, and may not apply to special situations, such as Peoples shareholders who received their Peoples common stock upon exercise of employee stock options or otherwise as compensation, Peoples shareholders who hold their shares as part of a “hedge,” “straddle” or “conversion transaction” or Peoples shareholders that are corporations, insurance companies, securities dealers, financial institutions, tax-exempt organizations, subject to alternative minimum tax, or foreign persons. It does not apply to shareholders of either Peoples or BancTrust who exercise dissenters’ appraisal rights in the merger. It does not address the state, local or foreign tax aspects of the merger or any tax consequences of a subsequent transaction involving common stock of BancTrust, including any redemption or transfer of BancTrust common stock. This discussion is based on currently existing provisions of the Code, existing and proposed treasury regulations thereunder, and current administrative rulings and court decisions. All of the foregoing are subject to change and any such change could affect the continuing validity of this discussion. Each Peoples shareholder should consult his or her own tax advisor with respect to the specific tax consequences of the merger to him or her, including the application and effect of state, local and foreign tax laws.

Dissenters’ Rights

Peoples and BancTrust shareholders who receive cash proceeds upon the surrender of all their shares of Peoples or BancTrust common stock, whether held directly or indirectly within the meaning of § 302 of the Internal Revenue Code, pursuant to the exercise of dissenters’ rights of appraisal will be treated as having effected a taxable sale or exchange of their shares, and these shareholders will recognize gain or loss equal to the difference between the amount received for their shares and the tax basis for their shares. Subject to the limitations imposed by § 302 of the Internal Revenue Code, this gain or loss will constitute a capital gain or loss if these shares are held as a capital asset at the time of the merger.

Regulatory Approvals

The merger will not proceed in the absence of receipt of the required regulatory approvals. Applications for approvals described below have been submitted to the appropriate regulatory agencies.

BancTrust and Peoples are not aware of any material government approvals or actions that are required for consummation of the merger, except as described below. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.

The merger requires the prior approval of the Federal Reserve, pursuant to Section 3 of the Bank Holding Company Act. In granting its approval, the Federal Reserve must take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the Federal Reserve from approving the merger if: (i) it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States, or (ii) its effect in any section of the country may be to lessen substantially competition or to tend to create a monopoly, or (iii) it would be a restraint of trade in any manner; unless the Federal Reserve finds that any anti-competitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. Under the Bank Holding Company Act, the merger generally may not be consummated until the 30th day (which may be shortened by the Federal Reserve Board to the 15th day with the approval of the U.S. Attorney General) following the date of Federal Reserve approval, during which time the United States Department of Justice may challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the Federal Reserve’s approval, unless a court specifically orders otherwise.

BancTrust filed its application for Federal Reserve Board approval of the merger on June 19, 2007. The Federal Reserve Board acknowledged acceptance of BancTrust’s application by letter dated June 27, 2007 and approved the application on July 27, 2007. The fifteen day waiting period for Justice Department review expired on August 11, 2007, and no further regulatory approvals are required. However, if the merger is not completed by October 27, 2007, Federal Reserve approval expires unless BancTrust requests, and the Federal Reserve grants, an extension. In addition, BancTrust has asked the Federal Reserve to modify its approval to allow BancTrust to complete the merger using a short-term bank loan to finance the cash portion of the merger consideration if it is unable to obtain trust preferred financing. We do not know whether or not the Federal Reserve will modify its approval as requested. If it does not modify its approval to allow bank loan financing and BancTrust is unable to obtain other suitable financing, BancTrust would have the right to terminate the merger agreement.

Dissenters’ Rights

If the merger is consummated, holders of record of BancTrust common stock and holders of record of Peoples common stock who follow the procedures specified by Article 13 of the Alabama Business Corporation Act will be entitled to determination and payment in cash of the “fair value” of their stock (as determined immediately before the effective time of the merger), excluding value resulting from the anticipation of the merger but including “a fair and equitable” rate of interest thereon. BancTrust shareholders who elect to follow these procedures are referred to herein as “Dissenting BancTrust Shareholders.” Peoples Shareholders who elect to follow these procedures are referred to herein as “Dissenting Peoples Shareholders.” All Dissenting BancTrust Shareholders and Dissenting Peoples Shareholders are collectively referred to herein as “Dissenting Shareholders” and each is individually referred to herein as a “Dissenting Shareholder.”

A vote in favor of the merger agreement by a holder of BancTrust common stock or a holder of Peoples common stock will result in the waiver of the shareholder’s right to demand payment for his, her or its shares.

The following summary of the provisions of Article 13 of the Alabama Business Corporation Act is not intended to be a complete statement of such provisions, the full text of which is attached as Appendix B to this joint proxy statement and prospectus, and is qualified in its entirety by reference thereto.

A holder of BancTrust common stock electing to exercise dissenters’ rights (1) must deliver to BancTrust at 100 St. Joseph Street, Mobile, Alabama 36602, Attention: F. Michael Johnson, before the vote at the BancTrust special meeting, written notice of his, her or its intent to demand payment for his, her or its shares if the merger is effectuated, and (2) must not vote in favor of the merger agreement. A holder of Peoples common stock electing to exercise dissenters’ rights (1) must deliver to Peoples at 310 Broad Street, Selma, Alabama 36701, Attention: Thomas P. Wilbourne, before the vote at the Peoples special meeting, written notice of his, her or its intent to demand payment for his, her or its shares if the merger is effectuated, and (2) must not vote in favor of the merger agreement. The requirement of written notice is in addition to and separate from the requirement that such shares not be voted in favor of the merger agreement, and the requirement of written notice is not satisfied by voting against the merger agreement either in person or by proxy. The requirement that shares not be voted in favor of the merger agreement will be satisfied if no proxy is returned and the shares are not voted in person. Because a properly executed and delivered proxy which is left blank will, unless revoked, be voted FOR approval of the merger agreement, in order to be assured that his, her or its shares are not voted in favor of the merger agreement, the Dissenting Shareholders who vote by proxy must not leave the proxy blank but must (i) vote AGAINST the approval of the merger agreement or (ii) affirmatively ABSTAIN from voting. Neither a vote against approval of the merger agreement nor an abstention will satisfy the requirement that a written notice of intent to demand payment be delivered to BancTrust or Peoples before the vote on the merger agreement.

Holders of record and beneficial owners of BancTrust common stock and holders of record and beneficial owners of Peoples common stock are entitled to assert dissenters’ rights for the shares registered in the name of or held for the benefit of that holder or owner. Dissenters’ rights of a Dissenting BancTrust Shareholder may be asserted with respect to less than all shares of common stock held of record by such holder only if such holder dissents with respect to all shares beneficially owned by any one person and notifies BancTrust in writing of the name and address of each person on whose behalf such record holder is asserting dissenters’ rights. Dissenters’ rights of a Dissenting Peoples Shareholder may be asserted with respect to less than all shares of common stock held of record by such holder only if such holder dissents with respect to all shares beneficially owned by any one person and notifies Peoples in writing of the name and address of each person on whose behalf such record holder is asserting dissenters’ rights. A beneficial shareholder of BancTrust common stock, in order to assert dissenters’ rights, must submit to BancTrust the record shareholder’s written consent to the dissent prior to or contemporaneously with such assertion and must dissent with respect to all shares of which he, she or it is the beneficial shareholder or over which he, she or it has the power to vote. A beneficial shareholder of Peoples common stock, in order to assert dissenters’ rights, must submit to Peoples the record shareholder’s written consent to the dissent prior to or contemporaneously with such assertion and must dissent with respect to all shares of which he, she or it is the beneficial shareholder or over which he, she or it has the power to vote. Where no number of shares is expressly mentioned, the notice of intent to demand payment will be presumed to cover all shares held in the name of the record holder.

No later than 10 days after the merger, BancTrust as surviving corporation of the merger will send a written dissenters’ notice to each Dissenting Shareholder who did not vote in favor of the merger and who duly filed a written notice of intent to demand payment in accordance with the foregoing. The dissenters’ notice will specify the deadline by which time BancTrust must receive a payment demand from such Dissenting Shareholders and will include a form for demanding payment. The deadline will be no fewer than 30 days and no more than 60 days after the date the dissenters’ notice is delivered. It is the obligation of any Dissenting Shareholder to initiate all necessary action to perfect his, her or its dissenters’ rights within the time periods prescribed in Article 13 of the Alabama Business Corporation Act and the dissenters’ notice. If no payment demand is timely received from a Dissenting Shareholder, all dissenters’ rights of said Dissenting Shareholder will be lost, notwithstanding any previously submitted written notice of intent to demand payment. Each

Dissenting Shareholder who demands payment retains all other rights of a shareholder unless and until those rights are cancelled or modified by the merger. A Dissenting Shareholder who demands payment in accordance with the foregoing may not thereafter withdraw that demand and accept the terms offered under the merger agreement unless BancTrust consents thereto.

Within 20 days of the formal payment demand, a Dissenting Shareholder who has made a demand must submit his, her or its share certificate or certificates to BancTrust so that a notation to that effect may be placed on such certificate or certificates and the shares returned to the Dissenting Shareholder with the notation thereon. A shareholder’s failure to submit shares for notation will, at BancTrust’s option, terminate the holder’s rights as a dissenter, unless a court of competent jurisdiction determines otherwise.

Promptly after the merger, or upon receipt of a payment demand, BancTrust shall offer to pay each Dissenting Shareholder who complied with Article 13 of the Alabama Business Corporation Act the amount BancTrust estimates to be the fair value of such Dissenting Shareholder’s shares plus accrued interest. Each Dissenting Shareholder who agrees to accept the offer of payment in full satisfaction of his, her or its demand must surrender to BancTrust the certificate or certificates representing his, her or its shares in accordance with the terms of the dissenters’ notice. Upon receiving the certificate or certificates, BancTrust shall pay each Dissenting Shareholder the fair value of his, her or its shares, plus accrued interest. Upon receiving payment, each Dissenting Shareholder ceases to have any interest in the shares.

Each Dissenting Shareholder who has made a payment demand may notify BancTrust in writing of his, her or its own estimate of the fair value of his, her or its shares and the amount of interest due, and demand payment of his, her or its estimate, or reject the offer made to such shareholder and demand payment of the fair value of his, her or its shares and interest due, if: (i) the Dissenting Shareholder believes that the amount offered is less than the fair value of the shares or that the interest due is incorrectly calculated; (ii) BancTrust fails to make an offer as required by Article 13 of the Alabama Business Corporation Act within 60 days after the date set for demanding payment; or (iii) BancTrust, having failed to consummate the merger, does not release the transfer restrictions imposed on the shares within 60 days after the date set for demanding payment; provided, however, that a Dissenting Shareholder waives the right to demand payment different from that offered unless he, she or it notifies BancTrust of his, her or its demand in writing within 30 days after BancTrust offered payment for the shares.

If a demand for payment remains unsettled, BancTrust shall commence a proceeding within 60 days after receiving the second payment demand and petition the court to determine the fair value of the shares and accrued interest. If the proceeding is not commenced within the 60 day period, each Dissenting Shareholder whose demand remains unsettled shall be entitled to receive the amount demanded. Such a proceeding will be filed in the Circuit Court of Mobile County, Alabama. Each Dissenting Shareholder made a party to the proceeding is entitled to judgment for the amount the court finds to be the fair value of the shares, plus accrued interest. Upon payment of the judgment and surrender to BancTrust of the certificate or certificates representing the judicially appraised shares, a Dissenting Shareholder will cease to have any interest in the shares. The Court may assess costs incurred in such a proceeding against all or some of the Dissenting Shareholders, in amounts the court finds equitable, to the extent the Court finds that such Dissenting Shareholders acted arbitrarily, vexatiously, or not in good faith in demanding payment different from that initially offered by BancTrust. The Court may also assess the reasonable fees and expenses of counsel and experts against all or some of the Dissenting Shareholders if the Court finds that such Dissenting Shareholders acted arbitrarily, vexatiously or not in good faith with respect to the rights provided in Article 13 of the Alabama Business Corporation Act.

For a discussion of the Federal income tax consequences of the receipt of cash for shares of Peoples stock, see “The Merger Transaction—Material Federal Income Tax Consequences” beginning on page 54.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

We are providing you with the reported high and low sales prices of Peoples common stock and BancTrust common stock as reported on the Nasdaq Stock Market for each calendar quarter during the last three years. Peoples’ common stock is listed on the Nasdaq Capital Market under the symbol PBTC. BancTrust common stock is listed on the Nasdaq Global Select Market under the symbol BTFG.

	Peoples Common Stock			BancTrust Common Stock
	Sales Price		Cash Dividends Declared	Sales Price		Cash Dividends Declared
	High	Low		High	Low
2007
First Quarter	$25.75	$18.88	$0.13	$25.75	$19.90	$0.13
Second Quarter	25.33	18.80	0.13	22.68	17.94	0.13
Third Quarter (to August 21, 2007)	25.07	19.63	0.13	21.33	15.55	0.13

2006
First Quarter	$19.45	$17.61	$0.12	$22.26	$19.70	$0.13
Second Quarter	22.61	18.36	0.12	23.71	20.05	0.13
Third Quarter	24.25	19.00	0.12	28.25	22.24	0.13
Fourth Quarter	25.60	18.00	0.12	27.94	23.00	0.13

2005
First Quarter	$18.43	$15.45	$0.11	$24.90	$18.84	$0.13
Second Quarter	17.72	15.10	0.11	21.00	17.61	0.13
Third Quarter	17.49	15.15	0.11	21.89	18.24	0.13
Fourth Quarter	19.47	16.30	0.11	20.98	17.01	0.13

The following table presents closing prices for Peoples common stock and BancTrust common stock on the Nasdaq Stock Market on May 18, 2007, the last full trading day prior to the public announcement of the proposed merger.

Closing Prices Per Share on May 18, 2007
Peoples	$22.90
BancTrust	$18.93

We urge you to obtain current market quotations before voting your shares. Because the number of shares of BancTrust common stock you will receive depends on the average closing price of a share of BancTrust common stock during a ten consecutive trading day period ending on the third trading day prior to the date of the merger, the number of shares of BancTrust common stock a Peoples shareholder will receive on the date the merger becomes effective may vary significantly from the number of shares of BancTrust common stock that holders of Peoples common stock would receive if the merger were completed on the date of this joint proxy statement and prospectus. Similarly, the aggregate market value of the shares of Peoples common stock that BancTrust will acquire on the date the merger is effective may vary significantly from the aggregate market value of the shares of Peoples common stock on the date of this joint proxy statement and prospectus.

BancTrust currently pays dividends at a rate of $0.52 per share each year, and Peoples currently pays dividends at a rate of $0.52 per share each year. The dividend policy of BancTrust following the merger will be determined by its board of directors. We expect the initial annualized dividend rate to be at least $0.52 per share each year. Given an assumed exchange ratio of 1.0614 shares of BancTrust common stock for each share of Peoples common stock, using BancTrust’s August 21, 2007 closing price of $16.50 as the assumed average closing price, BancTrust’s dividend following the merger is expected to be approximately six percent greater than the dividend Peoples shareholders now receive. We calculate this by multiplying the assumed exchange ratio of 1.0614 by BancTrust’s dividend per share ($0.52), which results in a product of $0.55 per share, rounded. This is the pro forma dividend for Peoples shares following the merger. Peoples’ current dividend amount of

$0.52 is then subtracted from $0.55 to obtain the increase in per share dividends of $0.03, or approximately six percent. As is the case with most corporate dividends, there can be no certainty the dividend will continue at that level or higher.

The Merger Agreement provides that BancTrust and Peoples will coordinate with each other regarding the declaration of any dividends or other distributions with respect to BancTrust and Peoples common stock and the related record dates and payment dates. The purpose of this provision is so that Peoples’ shareholders will not receive more than one dividend, or fail to receive a dividend, on their shares of Peoples common stock, and BancTrust common stock received in the merger, for any calendar quarter.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma combined condensed statement of condition as of June 30, 2007, and the unaudited pro forma combined condensed statements of income for the six months ended June 30, 2007, and for the year ended December 31, 2006, have been prepared to reflect the proposed merger of Peoples into BancTrust. These statements are presented as if BancTrust’s proposed merger with Peoples occurred on June 30, 2007, with respect to the condensed consolidated statement of condition, on January 1, 2007, with respect to the condensed consolidated statement of income for the six months ended June 30, 2007, and on January 1, 2006, with respect to the condensed consolidated statement of income for the year ended December 31, 2006, in each case after providing the effect of the pro forma adjustments described in the accompanying notes.

The pro forma adjustments are based on estimates made for the purposes of preparing these pro forma financial statements. Specifically, it is assumed that the proposed merger will involve the acquisition of 100% of the fully diluted shares of Peoples in exchange for cash equal to approximately $37.8 million and approximately 6.3 million shares of BancTrust stock valued at $16.78 per share. BancTrust arrived at $16.78 as an assumed ten-day average closing price, because that amount is the average of the closing prices of BancTrust common stock during the ten consecutive trading days from August 8, 2007 to August 21, 2007, and BancTrust views that as a reasonable assumed average closing price in view of the closing price of its stock since the announcement of the merger on May 21, 2007, which has ranged from $15.78 to $21.17. The pro forma adjustments are also based on the assumption that BancTrust will issue $38 million in trust preferred securities. BancTrust is assessing whether or not it is feasible to finance the cash component of the merger consideration with a short-term bank loan; however, BancTrust would not expect this change to materially affect the pro forma adjustments. For a more detailed discussion of the financing of the merger, please see “The Merger Transaction—Financing” on page 53.

The actual adjustments to the accounts of BancTrust will be made based on the underlying historical financial data at the time of the transaction. BancTrust’s management believes that the estimates used in these pro forma financial statements are reasonable under the circumstances. The pro forma information gives effect to the proposed merger of BancTrust and Peoples under the purchase method of accounting.

The following equivalent per share data of Peoples assumes an exchange ratio of 1.0614 shares of BancTrust stock for each share of Peoples. The information listed as “equivalent pro forma” was computed by multiplying the pro forma combined amounts by the assumed exchange ratio of 1.0614. The exchange ratio of BancTrust stock for Peoples stock will not be known until the time of the closing and depends on the average closing price of BancTrust stock prior to the merger.

These pro forma financial statements should be read in conjunction with the historical financial statements and related notes presented elsewhere or incorporated by reference in this joint proxy statement and prospectus. The unaudited pro forma condensed consolidated statement of condition as of June 30, 2007 is not necessarily indicative of the combined financial position had the transaction been effective at that date. The unaudited pro forma condensed consolidated statements of income are not necessarily indicative of the results of operations that would have occurred had the merger with Peoples been effective at the beginning of the periods indicated, or of the future results of operations of BancTrust.

Pro Forma Combined Condensed Statement of Condition

(Dollars in thousands)

(Unaudited)

As of June 30, 2007

	HISTORICAL
	BancTrust	Peoples	PRO FORMA ADJUSTMENTS		PRO FORMA COMBINED
ASSETS
Cash and non-interest bearing deposits	$54,729	$22,054	$(5,054	)(1)	$71,729
Interest-bearing deposits	16,840	34,473			51,313
Federal funds sold	69,200	0			69,200
Securities available-for-sale	116,208	15,003	151,684	(2)	282,895
Trading securities	0	151,684	(151,684	)(2)	0

Loans	1,027,043	665,819	(10,006	)(3)	1,682,856
Allowance for loan losses	(19,259)	(7,160)			(26,419)

Loans, net	1,007,784	658,659	(10,006)		1,656,437
Premises and equipment	48,221	25,163	12,908	(4)	86,292
Other real estate	4,115	699			4,814
Accrued income receivable	7,939	5,103			13,042
Goodwill	41,793	6,203	57,406	(5)
			(6,203	)(6)	99,199
Other intangible assets	2,621	128	14,526	(7)	17,275
Other assets	19,114	15,014	(5,618	)(8)	28,510

Total	$1,388,564	$934,183	$57,959		$2,380,706

LIABILITIES:
Non-interest bearing demand deposits	$172,302	$87,612			$259,914
Interest bearing demand deposits	327,413	276,137			603,550
Savings deposits	80,568	32,973			113,541
Other time deposits	577,756	396,676	$2,493	(9)	976,925

Total Deposits	1,158,039	793,398	2,493		1,953,930

Short-term borrowings	4,438	0			4,438
Federal Home Loan Bank advances	41,500	45,554	(45	)(10)	87,009
Other long term debt	34,021	820	38,000	(11)	72,841
Other liabilities	10,838	6,417			17,255

Total liabilities	1,248,836	846,189	40,448		2,135,473

Common stock	115	593	(593	)(12)
			63	(13)	178
Capital surplus	81,163	17,421	(17,421	)(14)
			105,525	(15)	186,688
Accumulated other comprehensive income	(2,639)	(1,188)	1,188	(16)	(2,639)
Deferred compensation payable in common stock	1,371	0			1,371
Retained earnings	63,497	71,251	(71,251	)(17)	63,497
Treasury stock	(2,408)	0			(2,408)
Common stock held in grantor trust	(1,371)	(83)			(1,454)

Total shareholders’ equity	139,728	87,994	17,511		245,233

Total	$1,388,564	$934,183	$57,959		$2,380,706

Pro Forma Combined Condensed Statement of Income

(Unaudited)

(Dollars in thousands expect per share amounts)

Six Months Ended June 30, 2007

	BancTrust	Peoples	PRO FORMA ADJUSTMENTS		PRO FORMA COMBINED
Interest Revenue
Loans and bankers acceptance	$41,831	$24,829	$834	(18)	$67,494
Federal funds sold and interest on deposits in other financial institutions	3,140	800			3,940
Investments:
Taxable	1,803	4,093			5,896
Non-taxable	896	0			896

Total interest revenue	47,670	29,722	834		78,226

Interest Expense
Deposits	20,575	13,093	(623	)(19)	33,045
Short-term borrowing	45	8			53
Long-term debt	1,456	1,144	8	(20)	2,608
Interest on trust preferred securities	1,314	0	1,472	(21)	2,786

Total interest expense	23,390	14,245	857		38,492

Net interest revenue	24,280	15,477	(23)		39,734

Provision for loan losses	3,719	761	0		4,480

Net interest revenue after provision for loan losses	20,561	14,716	(23)		35,254

Non-Interest Revenue
Trust department revenue	1,473	510			1,983
Service charges on deposit accounts	2,675	2,864			5,539
Securities gains					0
Net gains on trading securities		(1,510)	1,510	(22)	0
Other income, charges and fees	2,026	1,795			3,821

Total non-interest revenue	6,174	3,659	1,510		11,343

Non-Interest Expense
Salaries and employee benefits	11,337	7,928			19,265
Occupancy and equipment expenses	3,364	2,752	39	(23)	6,155
Intangible amortization	374	97	1,321	(24)	1,792
Other	6,535	4,388			10,923

Total non-interest expense	21,610	15,165	1,360		38,135

Income before income taxes	5,125	3,210	127		8,462
Income tax expense	1,418	997	47	(25)	2,462

Net income	$3,707	$2,213	$80		$6,000

Basic earnings per share	$0.33	$0.37			$0.34

Diluted earnings per share	$0.33	$0.37			$0.34

Weighted Average Shares outstanding—Basic	11,185	5,926	6,294		17,479
Dilutive effect of stock options	202	67			202

Weighted Average Shares outstanding—Diluted	11,387	5,993	6,294		17,681

Pro Forma Combined Condensed Statement of Income

(Unaudited)

(Dollars in thousands expect per share amounts)

Year Ended December 31, 2006

	BancTrust	Peoples	PRO FORMA ADJUSTMENTS		PRO FORMA COMBINED
Interest Revenue
Loans and bankers acceptances	$81,214	$44,063	$1,668	(26)	$126,945
Federal funds sold and interest deposits in other financial institutions	1,312	1,482			2,794
Investments:
Taxable	3,845	7,717			11,562
Non-taxable	1,817	0			1,817

Total interest revenue	88,188	53,262	1,668		143,118

Interest expense
Deposits	30,087	21,715	(1,247	)(27)	50,555
Short-term borrowing	424	82			506
Long-term debt	3,875	2,178	15	(28)	6,068
Interest on trust preferred securities	1,537	0	2,946	(29)	4,483

Total interest expense	35,923	23,975	1,714		61,612

Net interest revenue	52,265	29,287	(46)		81,506

Provision for loan losses	4,594	45	0		4,639

Net interest revenue after provision for loan losses	47,671	29,242	(46)		76,867

Non-Interest Revenue:
Trust department revenue	2,229	934			3,163
Service charges on deposit accounts	4,726	5,700			10,426
Securities gains (losses), net	(44)	(18)			(62)
Other income, charges and fees	4,709	2,982			7,691

Total non-interest revenue	11,620	9,598	0		21,218

Non-Interest Expense:
Salaries and employee benefits	21,389	14,865			36,254

Occupancy and equipment expense	6,035	5,172	78	(30)	11,285
Intangible amortization	749	206	2,641	(31)	3,596
Other	11,529	6,731			18,260

Total non-interest expense	39,702	26,974	2,719		69,395

Income before income taxes	19,589	11,866	(2,765)		28,690
Income tax expense	6,303	3,786	(1,037	)(32)	9,052

Net income	$13,286	$8,080	$(1,728)		$19,638

Basic earnings per share	$1.19	$1.37			$1.13

Diluted earnings per share	$1.17	$1.36			$1.12

Weighted Average Shares outstanding Basic	11,151	5,905	6,294		17,445
Dilutive effect of stock options	157	49			157

Weighted Average Shares outstanding-Diluted	11,308	5,954	6,294		17,602

Pro Forma Combined Condensed Per Share Data

(Unaudited)

	For the Six Months Ended June 30, 2007	For the Year Ended December 31, 2006
Basic net income per share:
BancTrust, historical	$0.33	$1.19
BancTrust, pro forma combined (33)	$0.34	$1.13
Peoples, historical	$0.37	$1.37
Peoples, equivalent pro forma (34)	$0.36	$1.19

Diluted net income per share:
BancTrust, historical	$0.33	$1.17
BancTrust, pro forma combined (35)	$0.34	$1.12
Peoples, historical	$0.37	$1.36
Peoples, equivalent pro forma (36)	$0.36	$1.18

Cash Dividends paid per share:
BancTrust, historical	$0.26	$0.52
BancTrust, pro forma combined (37)	$0.26	$0.52
Peoples, historical	$0.26	$0.48
Peoples, equivalent pro forma (37)	$0.28	$0.55

Book value per share (end of period):
BancTrust, historical	$12.48	$12.41
BancTrust, pro forma combined (38)	$14.02	$13.91
Peoples, historical	$14.84	$14.67
Peoples, equivalent pro forma (39)	$14.88	$14.76

Notes to Pro Forma Financial Statements

(Dollar amounts in thousands except for per share amounts)

(1)	Cash receipt of $38,000 from the issuance by BancTrust of trust preferred securities, cash payment of $5,253 for transaction costs and cash payment of $37,801 to shareholders of Peoples.

(2)	Transfer of trading securities to securities available-for-sale.

(3)	Adjustment of loans to estimated fair value due to changes in market interest rates of ($10,006). BancTrust has not yet completed its evaluation of Peoples’ loan portfolio in accordance with AICPA Statement of Position 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer,” and, therefore, an adjustment pursuant to statement of Position 03-3 has not been included in the pro forma combined condensed statement of condition.

(4)	Adjustment of premises and equipment to estimated fair value.

(5)	Excess of total cash and BancTrust common stock issued to acquire Peoples plus direct transaction costs of BancTrust over the net book value of Peoples at June 30, 2007 as follows (assumes the exchange of 5,930 shares of Peoples stock for 6,294 shares of BancTrust at an exchange ratio of 1.0614):

Cash	$37,801
BancTrust shares (at $16.78/share)	105,588 *
Transaction Costs	5,253

Total purchase price		$148,642

Net book value of Peoples	$88,077
Less Peoples historical goodwill	(6,203)
Net assets acquired		81,874
Excess of purchase price over net assets acquired		66,768
Core deposit intangible	14,526
Premises and equipment estimated fair value adjustment	12,908
Loans estimated fair value adjustment	(10,006)
Deposits estimated fair value adjustment	(2,493)
FHLB borrowings estimated fair value adjustment	45
Deferred tax liability for estimated fair value adjustments (14,526 plus 12,908 minus 10,006 minus 2,493 plus 45) times blended statutory tax rate of 37.5%	(5,618)

Total		9,362

Goodwill		$57,406

*	Following the assumption that the BancTrust stock is valued at $16.78 per share, the total merger consideration would be $143,389 ($37,801 in cash plus 6,294 BancTrust shares at $16.78 per share). At $16.78 per share, the value of the stock consideration would be $105,588.

(6)	This adjustment reflects the elimination of Peoples’ historical goodwill balance.

(7)	This adjustment records the core deposit intangible.

(8)	This adjustment records the deferred tax liability resulting from the purchase accounting adjustments.

(9)	Adjustment of deposits to estimated fair value.

(10)	Adjustment of FHLB borrowings to estimated fair value.

(11)	This adjustment reflects BancTrust’s issuance of $38,000 in trust preferred securities to pay the cash component of the merger consideration.

(12)	This adjustment eliminates the historical par value of common stock of Peoples.

(13)	This adjustment records the par value of the common stock issued by BancTrust to Peoples shareholders (6,294 shares times par value of $.01 per share).

(14)	This adjustment eliminates the historical capital surplus of common stock of Peoples.

(15)	This adjustment records the capital surplus of the shares issued by BancTrust to Peoples shareholders (6,294 shares times value of one BancTrust share ($16.78) less par value per share ($0.01)).

(16)	This adjustment eliminates the accumulated other comprehensive income of Peoples.

(17)	This adjustment eliminates the retained earnings of Peoples.

(18)	Represents the accretion of the adjustment to loans to estimated fair value due to changes in market interest rates.

(19)	Represents the accretion of the adjustment to deposits to estimated fair value.

(20)	Represents the amortization of the adjustment to FHLB borrowings to estimated fair value.

(21)	Represents interest expense on trust preferred securities ($38,000 at an assumed rate of 7.75% for six months ended June 30, 2007).

(22)	Adjustment to eliminate trading gains from Peoples’ early adoption of Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment to FASB Statement No. 115.” Had BancTrust and Peoples been combined since January 1, 2007, the combined company would not have early adopted SFAS No. 159. The pro forma adjustment to accumulated other comprehensive income and the offsetting adjustment to retained earnings are not shown, because amounts in these accounts for Peoples are eliminated through the purchase accounting adjustments.

(23)	Represents depreciation expense for six months on the adjustment to estimated fair value of Peoples bank buildings ($2,785) over the estimated remaining useful life.

(24)	Represents core deposit amortization ($14,526 over ten years) for six months using the sum-of-the-years digits method.

(25)	Represents tax benefit of pro forma adjustments (using blended statutory tax rate of 37.5%).

(26)	Represents the accretion of the adjustment to loans to estimated fair value due to changes in market interest rates.

(27)	Represents the accretion of the adjustment to deposits to estimated fair value.

(28)	Represents the amortization of the adjustment to FHLB borrowings to estimated fair value.

(29)	Represents interest expense on trust preferred securities ($38,000 at an assumed rate of 7.75%).

(30)	Represents depreciation expense on the adjustment to estimated fair value of Peoples bank buildings ($2,785) over the estimated remaining useful life.

(31)	Represents core deposit amortization ($14,526 over ten years) using the sum-of-the-years digits method.

(32)	Represents tax benefit of pro forma adjustments (using blended statutory tax rate of 37.5%).

(33)	BancTrust pro forma combined basic net income per share is calculated as follows:

	June 30, 2007	December 31, 2006
Pro forma combined net income	$6,000	$19,638
Divided by pro forma combined average shares outstanding	17,479	17,445
Equals BancTrust pro forma combined basic net income per share	$0.34	$1.13

(34)	Peoples equivalent pro forma combined basic net income per share is calculated as follows:

	June 30, 2007	December 31, 2006
BancTrust pro forma combined basic net income per share	$0.34	$1.13
Times the exchange ratio	1.0614	1.0614
Equals Peoples equivalent pro forma combined basic net income per share	$0.36	$1.19

(35)	BancTrust pro forma combined diluted net income per share is calculated as follows:

	June 30, 2007	December 31, 2006
Pro forma combined net income	$6,000	$19,638
Divided by pro forma combined diluted average shares outstanding	17,681	17,602
Equals BancTrust pro forma combined diluted net income per share	$0.34	$1.12

(36)	Peoples equivalent pro forma combined diluted net income per share is calculated as follows:

	June 30, 2007	December 31, 2006
BancTrust pro forma combined diluted net income per share	$0.34	$1.12
Times the exchange ratio	1.0614	1.0614
Equals Peoples equivalent pro forma combined diluted net income per share	$0.36	$1.18

(37)	Cash dividends paid per share for BancTrust, pro forma combined and for Peoples is shown as the dividends per share as declared by BancTrust for all periods presented. The cash dividend per share for Peoples, equivalent pro forma, is calculated as follows:

	June 30, 2007	December 31, 2006
BancTrust pro forma combined cash dividends paid per share	$0.26	$0.52
Times the exchange ratio	1.0614	1.0614
Equals Peoples equivalent pro forma cash dividends paid per share	$0.28	$0.55

(38)	BancTrust pro forma book value per share (end of period) is calculated as follows:

	June 30, 2007	December 31, 2006
Pro forma combined total shareholders equity	$245,233	$242,828
Divided by total shares outstanding (end of period)	17,491	17,460
Equals BancTrust pro forma book value per share (end of period)	$14.02	$13.91

(39)	Peoples equivalent pro forma historical book value per share (end of period) is calculated as follows:

	June 30, 2007	December 31, 2006
BancTrust pro forma book value per share (end of period)	$14.02	$13.91
Times the exchange ratio	1.0614	1.0614
Equals Peoples equivalent pro forma historical book value per share (end of period)	$14.88	$14.76

SUMMARY OF THE MERGER AGREEMENT

We believe this summary describes all material terms of the merger agreement. However, we recommend that you read carefully the complete text of the merger agreement for the precise legal terms of the merger agreement and other information that may be important to you. The merger agreement is included with this joint proxy statement and prospectus as Appendix A and is incorporated in this joint proxy statement and prospectus by reference .

General

The board of directors of each of BancTrust and Peoples has unanimously adopted the merger agreement and approved the merger. If the merger is completed:

•	Peoples will be merged into BancTrust and will cease to exist as a separate corporate entity;

•	BancTrust, as the surviving entity, will succeed to all of Peoples’ assets and liabilities;

•	the merged entity will be an Alabama corporation and will operate under the name “BancTrust Financial Group, Inc.”;

•	the current officers and directors of BancTrust will be the officers and directors of the merged entity;

•	all outstanding shares of Peoples common stock will be exchanged into the right to receive a combination of BancTrust common stock and cash;

•	to the extent Peoples shareholders receive shares of BancTrust common stock (instead of cash), they will become shareholders of BancTrust; and

•	the operations of Peoples will be merged into the operations of BancTrust.

It is also presently anticipated that as soon as practicable following the merger of Peoples with and into BancTrust, The Peoples Bank and Trust Company, an Alabama banking corporation and wholly-owned subsidiary of Peoples, will be merged with and into BankTrust, an Alabama banking corporation and wholly-owned subsidiary of BancTrust, for no additional consideration. In such case, BankTrust will be the surviving bank after that merger and The Peoples Bank and Trust Company will cease to exist.

Upon completion of the merger, BancTrust will, subject to possible adjustment as described in this joint proxy statement and prospectus, issue consideration per share equal to:

•	BancTrust common stock worth $19.125, and

•	$6.375 in cash.

The amount of cash to be paid is fixed at $6.375; however, the number of BancTrust shares to be received is subject to adjustment in certain circumstances. If the 10-day average closing price of BancTrust common stock immediately before the merger is less than $18.019 per share, then 1.0614 shares of BancTrust common stock, in addition to the $6.375 in cash, would be paid for each Peoples common share. If the 10-day average closing price per BancTrust common share is greater than $21.428 but less than or equal to $26.471, then 0.8925 shares of BancTrust common stock, in addition to the $6.375 in cash, would be paid for each Peoples common share. If the 10-day average closing price of BancTrust common stock is greater than $26.471, then Peoples shareholders will receive BancTrust common stock worth $23.625, based on the 10-day average closing price, plus $6.375 in cash, for each Peoples common share. This equates to merger consideration of 1.0614 shares of BancTrust stock for each share of Peoples common stock (in addition to the $6.375 cash payment) based on the August 21, 2007 closing price of BancTrust common stock of $16.50. Based on BancTrust’s August 21, 2007 closing price of $16.50, Peoples shareholders would receive cash and BancTrust common stock worth a total of $23.89 for each Peoples share owned. A chart showing the cash and stock merger consideration at various hypothetical 10-day average closing prices of BancTrust common stock is provided on page 5 of this joint proxy statement and prospectus.

The number of shares to be issued by BancTrust to the Peoples shareholders shall be calculated by determining the average of the closing per share trading prices of BancTrust common stock over a 10 trading day period ending on the third trading day prior to the closing date of the merger. The value of the stock component of the merger consideration will fluctuate with the market price of the BancTrust common stock prior to the closing of the merger. On May 18, 2007, the last trading day prior to the date of the merger agreement, the closing price of BancTrust common stock was $18.93 per share. On August 31, 2007 the date of this joint proxy statement and prospectus, the closing price of BancTrust common stock was $16.24 per share. On May 18, 2007, the last trading day prior to the date of the merger agreement, the closing price of Peoples common stock was $22.90 per share. On August 31, 2007 the date of this joint proxy statement and prospectus, the closing price of Peoples common stock was $21.66 per share.

No fractional shares of BancTrust common stock will be issued in the merger. If a Peoples shareholder is entitled to receive a fractional share of BancTrust common stock, then, in lieu thereof, the Peoples shareholder will receive a cash payment. The cash payment will equal the product of (i) the fractional part of a share of BancTrust common stock that you would otherwise be entitled to receive, and (ii) the average of the closing prices of BancTrust common stock for the 10 trading days preceding the third trading day immediately prior to the closing of the merger.

At any time prior to the effective date of the merger, each option to acquire shares of Peoples common stock may be purchased or acquired by Peoples or exercised for cash by the holder of such option in accordance with its terms. Notwithstanding anything in the Peoples 1992 Stock Option Plan or the Peoples 1999 Stock Option Plan to the contrary, at the effective date of the merger each option to purchase Peoples common stock granted pursuant to the Peoples 1992 Stock Option Plan or the Peoples 1999 Stock Option Plan which is outstanding and unexercised immediately prior thereto shall automatically become vested and shall be cancelled and converted into the right to receive the Cash Option Consideration. “Cash Option Consideration” shall mean with respect to each Peoples stock option granted pursuant to the Peoples 1992 Stock Option Plan or the Peoples 1999 Stock Option Plan, a cash payment equal to the difference between (a) the dollar value of the merger consideration calculated using the 10-day average closing price of BancTrust common stock and (b) the exercise price of such stock option.

Articles of Merger and Effective Time of the Merger

BancTrust and Peoples will consummate the merger if it is approved by the shareholders of BancTrust and Peoples, all required regulatory approvals and actions are obtained and taken and all other conditions to the merger have been satisfied or waived. See “Regulatory Approvals” on page 58 of this joint proxy statement and prospectus for a description of the nature of the approvals to be obtained and how the timing of the merger may be affected by the approval process. The merger will become effective on the date and at the time when articles of merger are filed with the Secretary of State of Alabama, unless a later date is specified in the articles of merger. Subject to the satisfaction or waiver of all conditions to closing, BancTrust intends to file the articles of merger on the third business day following the latest to occur of satisfaction or waiver of the closing conditions, although BancTrust and Peoples may agree to another date.

If the merger is not completed by March 31, 2008, or any other later date as agreed to by the parties, either party may terminate the merger agreement, provided the terminating party has not breached any provision of the merger agreement. See “Termination of the Merger Agreement” on page 76 of this joint proxy statement and prospectus for more details of how the merger agreement may be terminated.

Distribution of BancTrust Stock Certificates and Cash

Promptly after the completion of the merger, BancTrust will ensure that its exchange agent, Registrar & Transfer Company, will send the transmittal materials to the Peoples shareholders for use in exchanging certificates representing shares of Peoples common stock for shares of BancTrust common stock and cash. Each stock certificate representing shares of Peoples common stock will be canceled when it is surrendered to Registrar & Transfer Company. Peoples shareholders should not surrender their certificates representing shares of Peoples common stock unless and until they receive the transmittal form and accompanying instructions. Peoples shareholders should carefully read and follow the instructions in the transmittal form to ensure proper delivery of their stock certificates representing shares of Peoples common stock to the exchange agent and to ensure the proper issuance of their shares of BancTrust common stock and a check for the amount of cash to which they are entitled. Peoples shareholders will not receive any new certificates representing shares of BancTrust common stock and any payments in cash unless and until they surrender all of their certificates representing all of their shares of Peoples common stock to the exchange agent for exchange (or furnish customary documentation and indemnity for lost, stolen or destroyed certificates). BancTrust is not required to pay any dividends or other distributions on BancTrust common stock payable more than six months after the effective time of the merger to any former Peoples shareholder who has not delivered his or her Peoples stock certificate for exchange until the shareholder has delivered his or her Peoples stock certificate for exchange. All paid dividends and other distributions to which a shareholder is entitled will be delivered to each shareholder who has exchanged his or her certificates, in each case without interest.

After completion of the merger, BancTrust and Peoples will not record any transfers of shares of Peoples common stock in Peoples’ corporate records. Certificates representing shares of Peoples common stock presented to Peoples for transfer after the effective time will be canceled and exchanged for certificates representing shares of BancTrust common stock (and a check for the amount due in lieu of fractional shares, if any) and a check for the amount of cash due, as appropriate.

Timing of Completion of the Merger

BancTrust and Peoples are working towards completing the merger as soon as possible. Assuming that the merger is approved by the shareholders of BancTrust and the shareholders of Peoples and that BancTrust can obtain suitable financing, BancTrust and Peoples anticipate that completion of the merger will occur in the fourth quarter of 2007. However, the merger cannot be completed unless and until:

•	the shareholders of each of BancTrust and Peoples approve the merger agreement;

•	BancTrust obtains suitable financing;

•	all conditions to the merger have been waived or satisfied; and

•	the merger has been approved by the Board of Governors of the Federal Reserve System and any other applicable regulatory agencies.

The timing of the completion of the merger may be affected by regulatory approval and the timing and availability of suitable financing. For a more detailed discussion of the contemplated method of financing the cash portion of the merger consideration and any potential effects of financing and regulatory approval considerations on the timing of the completion of the merger, see “Financing” beginning on page 53 of the joint proxy statement and prospectus and “Regulatory Approvals” on page 58.

Conditions to be Satisfied or Waived Before the Merger Can Be Completed

Neither Peoples nor BancTrust is required to complete the merger unless various conditions have either been satisfied or, where appropriate, waived by the party in whose favor the condition is granted. These conditions include, among others, the following:

•	the shareholders of each of BancTrust and Peoples and all applicable regulatory agencies have approved the merger;

•	there are no actions which prohibit, restrict, or make illegal the transactions contemplated by the merger agreement;

•

the shares of BancTrust common stock to be issued in the merger are validly registered under all applicable state and federal laws, and no stop orders suspending the effectiveness of such registration shall have been issued and no suit or proceeding by the SEC to suspend the effectiveness of the registration shall have been initiated;

•	the representations and warranties of all parties are true and correct and the obligations and agreements made by all parties have been fully performed;

•	there is no condition imposed by a regulatory agency that results in a material adverse impact on the economic or business benefits of the transactions contemplated by the merger agreement;

•

receipt by each party of the consents or approvals, other than regulatory approvals, necessary to permit the transactions contemplated by the merger agreement; provided that no such consent is conditioned in such a way that results in a material adverse impact on the economic or business benefits of the transactions contemplated by the merger agreement;

•	receipt by each party of an opinion on various legal aspects of the merger from legal counsel representing the other party;

•	BancTrust shall have received executed affiliate agreements from each of the directors and executive officers of Peoples;

•	BancTrust shall have obtained suitable financing;

•

there shall have been no change with respect to the dispute between Peoples and a group of dissident shareholders of Peoples calling themselves the Stockholders for Progress who have initiated a proxy contest with the Peoples board of directors which change is reasonably expected to have a material adverse effect on Peoples;

•

BancTrust and Peoples each shall have received an opinion from legal counsel representing BancTrust opining that the merger shall qualify as a tax-free reorganization within the meaning of section 368 of the Internal Revenue Code and as to other tax matters;

•	the shares issued by BancTrust in connection with the merger shall have been approved for listing on the Nasdaq Global Select Stock Market; and

•

immediately prior to the mailing of the proxy statement, (i) Peoples shall have received an opinion from Sandler O’Neill stating that the consideration to be delivered to the Peoples shareholders in the merger is fair to the Peoples shareholders from a financial point of view and (ii) BancTrust shall have received an opinion from BankersBanc Capital Corporation stating that the consideration to be delivered to the Peoples shareholders in the merger is fair to the BancTrust shareholders from a financial point of view.

Conduct of Business Pending the Merger

Each party has agreed that until the merger is completed it will take no action that will adversely affect or delay any party’s ability to obtain any consents required to complete the merger or to perform any of its obligations under the merger agreement, subject to certain exceptions set forth in the merger agreement. Each party has also agreed to preserve intact for itself and the other party its business organization, goodwill, relationships with depositors, customers and employees, and assets, and maintain its rights and franchise. Peoples has agreed that Peoples will not, without first obtaining BancTrust’s written consent, which shall not be unreasonably withheld or delayed:

•	change its organizational documents;

•

other than in the ordinary course under employee benefit plans, repurchase, redeem or otherwise acquire any shares of, or securities convertible into, the capital stock of Peoples or declare any dividends or other distributions with respect to Peoples common stock other than a quarterly dividend of $0.13 per share;

•	except in the ordinary course of business consistent with past practice, incur any material liability or obligation, directly or as guarantor;

•	except as provided in the merger agreement or as a result of the Peoples dividend reinvestment program, issue or grant any shares of, or securities convertible into, the capital stock of Peoples;

•

adjust, split, combine or reclassify any of the capital stock of Peoples or sell or otherwise dispose of any of its assets other than in the ordinary course of business for full and adequate consideration;

•	except as otherwise provided in the merger agreement, acquire any direct or indirect equity interest in any person;

•	except as otherwise provided in the merger agreement, grant any increase in compensation or benefits to any employee of Peoples or its subsidiaries;

•	except as otherwise provided in the merger agreement, enter into any or amend any existing employment agreement;

•

adopt any new employee benefit plan or make any material change to any existing employee benefit plan other than as required by law or necessary or advisable to maintain the tax qualified status of any such plan;

•

change any accounting methods or systems of internal accounting controls, except as appropriate to conform to any regulatory accounting requirements or accounting principles generally accepted in the United States;

•

except as otherwise provided in the merger agreement, commence or settle any litigation or modify or amend in any material respect any material contract or waive, release, compromise or assign any material rights or claims;

•	operate its business otherwise than in the ordinary course of business; or

•	fail to file timely any report required to be filed by it with any regulatory authority.

BancTrust has agreed that BancTrust will not, without first obtaining Peoples’ written consent, which shall not be unreasonably withheld or delayed:

•	fail to file timely any report required to be filed by it with any regulatory authority;

•	take any action which would cause BancTrust common stock to cease to be traded on the Nasdaq;

•	take any action which would materially adversely affect the ability of any party to obtain any consents required by the merger agreement;

•	take any action which would materially adversely affect the ability of any party to perform its covenants and agreements under the merger agreement;

•	amend the organizational documents of BancTrust in such a way that is adverse to and discriminates against the Peoples shareholders; or

•	declare any dividends or other distributions with respect to BancTrust common stock other than a quarterly dividend of $0.13 per share.

Other Covenants and Agreements

Mutual Agreements

Both Peoples and BancTrust have agreed that each will:

•

coordinate with the other on the declaration of any dividends or other distributions with respect to their common stock and the related record dates and payment dates, in order that Peoples’ shareholders will not receive more than one dividend, or fail to receive one dividend, on their shares of Peoples common stock, and BancTrust common stock, received in the merger, for any calendar quarter;

•	use its reasonable best efforts to take all actions required under the merger agreement to permit the merger to be completed as soon as practicable;

•	cooperate in furnishing information for the preparation and filing of this joint proxy statement and prospectus and the registration statement of which it is a part;

•	cooperate in the preparation and filing of any regulatory application required to be filed with respect to the merger; and

•	not publish any news release or other public disclosure about the merger without the consent of the other, except as may be required in order for a party to comply with applicable law.

Agreements of BancTrust

BancTrust has agreed to use its commercially reasonable best efforts to validly register, or obtain valid exemptions from registration, pursuant to applicable federal and state securities laws all shares of BancTrust common stock it will issue in the merger. In addition, BancTrust has agreed to cause these additional shares of BancTrust common stock to be listed on The Nasdaq Global Select Market.

BancTrust has also agreed not to amend any of the support agreements that it received from various Peoples shareholders without the prior written consent of Peoples. BancTrust has also agreed to promptly advise Peoples in the event that it receives an offer or serious proposal relating to, or engages in negotiations with respect to, a transaction involving a merger, consolidation or other business combination of BancTrust with another person or a reorganization or recapitalization of BancTrust, or the direct or indirect acquisition by another person of more than fifty percent of the voting securities of BancTrust, the right to elect more than fifty percent of the BancTrust board of directors or all or substantially all of BancTrust’s assets.

Agreements of Peoples

Peoples has agreed that it will not initiate, solicit, encourage or knowingly facilitate, any inquiries or the making of any proposal or offer that constitutes any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving Peoples, Peoples Bank or any subsidiary of Peoples, the acquisition of a substantial portion of the assets of Peoples, Peoples Bank or any subsidiary of Peoples, the acquisition of a substantial equity interest in Peoples, Peoples Bank or any subsidiary of Peoples, or a tender or exchange offer to acquire shares of Peoples, Peoples Bank or any subsidiary of Peoples. The Peoples board of directors has the right, upon receiving any such proposal that it deems to be a proposal that is superior to the transaction contemplated by the merger agreement, and if required as part of its fiduciary duties, to furnish nonpublic information to, and conduct discussions and negotiations with, the party making such a proposal; provided, however, that Peoples is required to enter into a confidentiality agreement with such party that is no less favorable to Peoples than the confidentiality agreement between Peoples and BancTrust that is in effect as of the date of this joint proxy statement and prospectus. Peoples has agreed to promptly (within two business days) advise BancTrust following receipt of any such proposal.

Peoples has agreed, as soon as practicable after the execution of the merger agreement, to terminate The Peoples BancTrust Company, Inc. Dividend Reinvestment and Stock Purchase Plan. Subsequently, Peoples proposed, and BancTrust agreed, that Peoples could fulfill its obligation with respect to this plan by causing the plan to make its purchases of Peoples common stock only on the open market and not from Peoples, pending the completion of the merger.

At the closing, Peoples has also agreed to deliver to BancTrust the resignation of each director of a subsidiary of Peoples if requested by BancTrust.

Waiver and Amendment

Prior to or at the effective time of the merger, either party may: (1) waive any default in the performance of any term of the merger agreement by the other; (2) waive or extend the time for compliance or fulfillment by the other of any and all of the other’s obligations under the merger agreement; and (3) waive any or all of the conditions precedent to the obligations of the waiving party under the merger agreement, except with respect to any condition that, if not satisfied, would result in the violation of any law or any applicable governmental regulation. Furthermore, the obligations of BancTrust and Peoples may change if the merger agreement is amended. The merger agreement may be amended if BancTrust and Peoples execute a written document that amends the existing terms of the merger agreement.

Termination of the Merger Agreement

Either party may terminate the merger agreement and abandon the merger any time prior to the effective time if the parties mutually consent to the termination. The merger agreement may also be terminated and the merger abandoned at any time before the merger is completed by either BancTrust or Peoples if:

•

the merger has not been completed by March 31, 2008; provided the party wishing to terminate is not then in breach of the merger agreement, which breach is the cause of the failure of the merger to be completed before March 31, 2008;

•

any of the representations and warranties of the other party are breached such that the breach results in a “material adverse effect” on such party, and the breach cannot be, or has not been, cured within thirty (30) days after written notice to breaching party of such breach has been given;

•

the other party materially breaches any of its covenants or agreements under the merger agreement and the breach cannot be, or has not been, cured within thirty (30) days after written notice to breaching party has been given;

•

any of the conditions required to be completed before the merger can be completed cannot be satisfied March 31, 2008; provided the party wishing to terminate is not also in breach of the merger agreement;

•

a regulatory authority denies approval of the merger by final nonappealable action or if any action taken by a regulatory authority is not appealed within the time limit for appeal, or if the shareholders of Peoples or BancTrust fail to approve the merger agreement; provided the party wishing to terminate is not then in material breach of the merger agreement; or

•	the Peoples board of directors authorizes Peoples to enter into a definitive binding agreement with respect to an “acquisition proposal” that is considered to be a “superior proposal.”

Peoples board of directors may terminate the merger agreement and abandon the merger if the average closing price of BancTrust common stock is less than $15.584 per share.

If the merger agreement is terminated, it will become void and have no effect, except that some of the provisions of the merger agreement may continue after the termination. Provisions requiring the parties to keep confidential any information they have obtained about the other party will also continue after termination of the merger agreement.

Termination Fee

Peoples will be obligated to pay BancTrust an agreed upon termination fee of $6,000,000 if:

•	a third party makes an “acquisition proposal” to Peoples as described below;

•	the proposed merger of BancTrust and Peoples is subsequently disapproved by the Peoples board of directors or by the Peoples shareholders resulting in termination of the merger agreement; and

•

within twelve months after termination of the merger agreement as a result of disapproval by the Peoples board of directors or by the Peoples shareholders, Peoples (i) enters into a definitive agreement with respect to an “acquisition proposal” with the third party, (ii) in the case that the “acquisition proposal” is a tender offer, the Peoples board of directors recommends that the Peoples shareholders tender their shares to the offeror, or (iii) in the case that the “acquisition proposal” is a tender offer, a majority of the issued and outstanding shares of Peoples common stock are tendered to the offeror.

The “acquisition proposals” that could trigger Peoples’ obligation to pay a termination fee of $6,000,000 to BancTrust are defined in the merger agreement and generally include:

•	a merger, acquisition of all of the stock or assets of, or other business combination involving Peoples, Peoples Bank or any subsidiary of Peoples;

•	the acquisition of a substantial portion of the assets of Peoples, Peoples Bank or any subsidiary of Peoples;

•	the acquisition of a substantial equity interest in Peoples, Peoples Bank or any subsidiary of Peoples; or

•	a tender or exchange offer to acquire shares of Peoples, Peoples Bank or any subsidiary of Peoples.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

General

Certain members of the management and the boards of directors of Peoples and BancTrust have interests in the merger that are in addition to, and may be different from, any interests they may have as shareholders of Peoples or BancTrust generally. These interests were considered by Peoples’ board and BancTrust’s board in connection with their approval and adoption of the merger agreement. These interests include, among others, provisions in the merger agreement relating to indemnification and insurance, certain change of control employment agreements, certain stock option employee benefits and continuing service as a director or officer of BancTrust, as described below.

Indemnification and Insurance

BancTrust has agreed in the merger agreement that for a period of six years from and after the merger is completed, it will indemnify, defend, and hold harmless the present and former directors and officers of Peoples Bank and Peoples against all costs and expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages, settlements or liabilities, as incurred, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of the actions or omissions occurring at or before the effective time of the merger to the same extent as such persons are indemnified or have the right to advancement of expenses pursuant to the articles of incorporation and bylaws of Peoples or Peoples Bank and indemnification agreements, if any, in effect on the date of the merger agreement with Peoples or Peoples Bank, and without limitation of the preceding clause, to the fullest extent permitted by law. BancTrust has also agreed that Peoples may, subject to BancTrust’s prior written consent which shall not be unreasonably withheld or delayed, purchase prior to or after the closing of the merger extended coverage providing certain liability insurance coverages to officers and directors of Peoples for acts and events occurring prior to the effective time of the merger on substantially the same terms as now exist, with such extended coverage to be prepaid and non-cancelable, and to continue in effect for a reasonable period, not to exceed three years, after the effective time of the merger. The merger agreement states that if BancTrust or any of its successors or assigns shall consolidate or merge with any other corporation or entity and shall not be the continuing or surviving corporation or entity, or shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision must be made by BancTrust so that the successors and assigns of BancTrust and its subsidiaries shall assume the obligations stated above.

Change of Control Employment Agreements

Don J. Giardina is the only named executive officer of Peoples who has an employment agreement with the company that is not contingent upon a change of control. The agreement provides that if Mr. Giardina’s employment is terminated (i) by Peoples in violation of the agreement, (ii) by Mr. Giardina for good reason (as defined in the agreement), which includes a termination upon a change of control (as defined below), or (iii) in the event of a constructive termination (as defined in the agreement), he would be entitled to the following severance benefits:

•	all amounts earned or accrued through the date of termination;

•	a pro rata bonus amount (as defined in the agreement) to be paid six months following the date of termination;

•	a lump sum equal to the present value of his then base salary plus the bonus amount for a period of 36 months; and

•	acceleration of vesting of incentive stock awards.

In the event any payment or benefit in connection with a change of control would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, Mr. Giardina would be entitled to a gross-up payment, defined to be an amount equal to the excise tax and other taxes incurred by him.

On December 20, 2006, Peoples entered into a change of control employment agreement with each of the following executive officers: Andrew C. Bearden, Jr.—Executive Vice President and Assistant Secretary of Peoples and Executive Vice President, Chief Operating Officer and Cashier of Peoples Bank; Gerald F. Holley—Executive Vice President and Assistant Secretary of Peoples and Executive Vice President and Senior Lender of Peoples Bank; Terry S. Pritchett—Executive Vice President and Risk Management Officer of Peoples and Peoples Bank; and Jefferson G. Ratcliffe, Jr.—Senior Vice President and Senior Credit Officer of Peoples Bank. On January 16, 2007, Peoples and Peoples Bank entered into a change of control employment agreement with Thomas P. Wilbourne, Senior Vice President, Chief Financial Officer and Treasurer of Peoples and Peoples Bank.

The agreements become effective only upon a change of control of Peoples or Peoples Bank (as defined below), provide for the employment of the executive officer for a period of two years, and provide that, if the executive officer is terminated by Peoples or Peoples Bank for any reason other than death, disability, or cause, or the executive officer terminates employment for good reason (as defined under the agreement), the executive officer is entitled to receive (i) all accrued compensation and (ii) a lump sum payment, in the case of Mr. Bearden, equal to 2 times and, in the case of the other executive officers, equal to 1.5 times the executive officer’s annual base salary (including any increases in base salary during the time of the agreements) and the executive officer’s highest annual bonus during the previous three years.

Change of control as defined in the agreements generally means:

•	the acquisition of more than 25% of Peoples or Peoples Bank voting stock;

•	a change of more than one-third of the incumbent board of directors; or

•

approval of a merger, consolidation or reorganization in which Peoples’ shareholders and board of directors do not own or constitute more than 50% of the voting shares or members of the board, respectively.

The change of control employment agreements other than Mr. Giardina’s also include the acquisition of 50% or more of Peoples or Peoples Bank voting stock in the definition of change in control.

Stock Options

As of December 31, 2006, Mr. Giardina, Mr. Bearden, Mr. Holley, Ms. Pritchett, Mr. Wilbourne, M. Scott Patterson, Mr. Ratcliffe and Lynn D. Swindal held unexercisable options to purchase common stock of Peoples.

Under the terms of their stock option agreements, all unexercisable options become fully exercisable upon a change in control (as defined in the stock option plans or agreements, substantially similar to the definition set forth above) or the death, disability or retirement of the officer. However, according to the terms of the merger agreement, at any time prior to the effective date of the merger, each option to acquire shares of Peoples common stock may be purchased or acquired by Peoples or exercised for cash by the holder of such option in accordance with its terms. Notwithstanding anything in any Peoples stock option plan to the contrary, at the effective time each option to purchase Peoples common stock granted pursuant to the Peoples 1992 Stock Option Plan or the Peoples 1999 Stock Option Plan which is outstanding and unexercised immediately prior thereto shall automatically become vested and shall be cancelled and converted into the right to receive a cash payment equal to the difference between the dollar value of the merger consideration calculated using the average closing price of BancTrust common stock and the exercise price of such stock option as previously disclosed.

Restricted Stock

On September 1, 2006, Mr. Giardina, the President and Chief Executive Officer of Peoples, was awarded 6,000 shares of restricted Peoples common stock, with an aggregate fair market value of $19.135 per share. The restricted stock is to vest in one-third increments (2,000 shares) on September 1, 2007, 2008 and 2009. Peoples planned to recognize the total expense associated with this grant, $114,810, over the three-year period. As of December 31, 2006, $12,757 was charged as compensation cost against income related to this grant. The unamortized balance of the fair value of the restricted stock grant has been recorded by Peoples as deferred stock based compensation in the equity section of Peoples’ consolidated balance sheets. This stock is subject to the same restrictions set forth in Mr. Giardina’s employment agreement, described above.

Certain Relationships and Related Transactions

In the normal course of business, BancTrust’s subsidiary banks make loans to their directors and officers and to directors and officers of BancTrust, and The Peoples Bank and Trust Company makes loans to its directors and officers and to directors and officers of Peoples, including loans to certain related persons and entities. Such loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers, and, in the opinion of management of both BancTrust and Peoples, do not involve more than the normal risk of collectibility or present other unfavorable features. The amount of these loans by BancTrust’s subsidiary banks to their and BancTrust’s directors and officers was 20.02% of shareholders’ equity for BancTrust, and the amount of loans by The Peoples Bank and Trust Company to their and Peoples’ directors and officers was 5.69% of shareholders’ equity for Peoples, both as of June 30, 2007.

Board of Directors and Management Following the Merger

The directors of BancTrust in office immediately prior to the date that the merger becomes effective shall continue to serve as the directors of BancTrust from and after the date that the merger becomes effective in accordance with BancTrust’s Bylaws. The officers of BancTrust in office immediately prior to the date that the merger becomes effective shall continue to serve as the officers of BancTrust from and after the date that the merger becomes effective in accordance with BancTrust’s Bylaws.

Additional information regarding BancTrust’s directors and officers may be found in BancTrust’s proxy statement for its 2007 annual meeting of shareholders.

NASDAQ LISTING; DELISTING AND DEREGISTRATION OF PEOPLES COMMON STOCK

It is a condition to the merger that the shares of BancTrust common stock to be issued in the merger be approved for listing on the Nasdaq Global Select Market. Once the merger is completed, Peoples common stock will no longer be listed on the Nasdaq Capital Market and will be deregistered under the Securities Exchange Act of 1934.

FEDERAL SECURITIES LAWS CONSEQUENCES; STOCK TRANSFER RESTRICTION AGREEMENTS

This joint proxy statement and prospectus does not cover any resales of shares of BancTrust common stock received by Peoples shareholders, and no person is authorized to use this joint proxy statement and prospectus in connection with any such resale.

All shares of BancTrust common stock received by Peoples shareholders in the merger will be freely transferable, except that, shares of BancTrust common stock received by people who are considered to be “affiliates” (as that term is defined under the Securities Act of 1933) of Peoples prior to the merger may be resold by them only in transactions permitted by the resale provisions of Rule 144 or 145 promulgated under the Securities Act of 1933 or as otherwise permitted under the Securities Act of 1933. Generally, people who may be deemed to be affiliates of Peoples include individuals or entities that control, are controlled by, or are under common control with, Peoples and may include officers, directors and principal shareholders of Peoples. The merger agreement requires Peoples to use reasonable efforts to cause its directors and executive officers to execute a written agreement to the effect that such people will not offer or sell or otherwise dispose of any of the shares of BancTrust common stock issued to them in the merger in violation of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission. BancTrust intends to request such a letter from Peoples’ other affiliates.

The receipt of these agreements by BancTrust from Peoples directors and executive officers is a condition to the merger, and, as of the date of this joint proxy statement and prospectus, none of the persons thought by Peoples and BancTrust to be Peoples affiliates had delivered the required agreements.

DESCRIPTION OF BANCTRUST CAPITAL STOCK

BancTrust’s Articles of Incorporation currently authorize the issuance of 20,000,000 shares of common stock, $0.01 par value, and up to 500,000 shares of preferred stock. As of the date of this joint proxy statement and prospectus, 11,295,209 shares of BancTrust common stock are issued and outstanding, and no preferred stock has been issued. In addition, approximately 183,247 shares of BancTrust common stock are subject to acquisition through the exercise of options under BancTrust’s stock option plans. The capital stock of BancTrust does not represent or constitute a deposit account and is not insured by the FDIC, the Bank Insurance Fund, the Savings Association Insurance Fund or any governmental agency.

All of BancTrust’s common stock outstanding is, and all BancTrust common stock to be issued in connection with the merger will be, fully paid and non-assessable. No BancTrust common stock is subject to call. BancTrust common stock may be issued at such time or times and for such consideration (not less than the par value thereof) as the BancTrust Board of Directors may deem advisable, subject to such limitations as may be set forth in the law of the State of Alabama or in regulations or orders applicable to BancTrust and its subsidiaries. Registrar and Transfer Company is the registrar and transfer agent for shares of BancTrust common stock.

Holders of BancTrust common stock are entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by BancTrust’s Board of Directors. BancTrust has the right to, and may, from time to time, enter into borrowing arrangements or issue debt instruments the provisions of which may contain restrictions on payment of dividends or other distributions on BancTrust common stock. As of the date of this joint proxy statement and prospectus, no such restrictions are in effect.

In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of BancTrust, after distribution in full of the preferential amounts, if any, to be distributed to holders of BancTrust’s preferred stock, should any be issued, holders of BancTrust common stock will be entitled to receive all of the remaining assets of BancTrust of whatever kind available for distribution to shareholders ratably in proportion to the number of shares of BancTrust common stock held. The BancTrust Board of Directors may distribute in kind to the holders of BancTrust common stock such remaining assets of BancTrust or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other person or entity and receive payment therefor in cash, stock or obligations of such other person or entity, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of BancTrust common stock. Neither the merger or consolidation of BancTrust into or with any other corporation, nor the merger of any other corporation into it, nor any purchase or redemption of shares of stock of BancTrust of any class, shall be deemed to be a dissolution, liquidation or a winding-up of BancTrust for purposes of this paragraph.

Because BancTrust is a holding company, its rights and the rights of its creditors and shareholders, including the holders of BancTrust common stock, to participate in the distribution of assets of a subsidiary on its liquidation or recapitalization may be subject to prior claims of such subsidiary’s creditors except to the extent that BancTrust itself may be a creditor having recognized claims against such subsidiary.

Except as provided by law, each holder of BancTrust common stock shall have one vote on all matters voted upon by shareholders with respect to each share of BancTrust common stock held. Holders of BancTrust common stock do not have cumulative voting rights in the election of directors. Holders of BancTrust common stock are not entitled to preemptive rights with respect to any shares or other securities of BancTrust which may be issued. BancTrust’s articles of incorporation permit the issuance of preferred stock in one or more series having such voting powers and other terms and conditions as may be determined in the discretion of the BancTrust Board of Directors. BancTrust’s articles of incorporation contain a provision requiring a 75% vote of the shareholders to approve certain extraordinary corporate transactions with related parties. This provision is described below in “Comparison of Shareholders’ Rights—Supermajority Vote Requirements for Certain Acquisitions.”

COMPARISON OF SHAREHOLDERS’ RIGHTS

BancTrust and Peoples are both incorporated under the laws of the State of Alabama. The rights of BancTrust’s and Peoples’ respective shareholders are governed by and subject to the provisions of the Alabama Business Corporation Act and BancTrust’s and Peoples’ respective articles of incorporation and bylaws. In accordance with the merger agreement, at the date the merger becomes effective, Peoples’ shareholders will become BancTrust shareholders and consequently their rights as shareholders will then be governed by BancTrust’s articles of incorporation and bylaws.

The following is a summary of the material differences in the rights of holders of Peoples’ and BancTrust stock. The following summary is not intended to be complete and is qualified by reference to BancTrust’s articles of incorporation, BancTrust’s bylaws, Peoples’ articles of incorporation, and Peoples’ bylaws. See “Chapter III—Additional Shareholder Information” on pages 92-94.

Authorized Capital

Peoples’ articles of incorporation authorizes the issuance of up to 9,000,000 shares of common stock ($0.10 par), and 1,000,000 shares of preferred stock ($0.10 par). As of August 24, 2007, 5,929,561 shares of Peoples’ common stock were issued and outstanding and no shares of Peoples’ preferred stock were issued and outstanding.

BancTrust’s articles of incorporation authorize the issuance of up to 20,000,000 shares of BancTrust common stock ($0.01 par), and 500,000 shares of preferred stock (no par). As of August 24, 2007, 11,295,209 shares of BancTrust’s common stock were issued and outstanding and no shares of BancTrust’s preferred stock were issued and outstanding.

Preferred Stock Rights

With respect to the rights of holders of Peoples preferred stock, Peoples’ articles of incorporation require as follows: (a) that dividends on any outstanding shares of preferred stock be paid, or declared and set apart for payment, before any dividends shall be paid or declared and set apart for payment on Peoples’ common stock with respect to the same dividend period; (b) that, except as is otherwise required by law, Peoples preferred stock shall have no voting power; (c) in the event of a voluntary or involuntary liquidation, dissolution or winding up of Peoples, the assets available for distribution to holders of shares of Peoples preferred stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Peoples preferred stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto; and (d) subject to any restrictions placed on the issuance of any series of Peoples preferred stock, any amendment to Peoples’ articles of incorporation which shall increase or decrease the authorized stock of any class or classes may be adopted by the affirmative vote of the holders of a majority of the outstanding shares of the voting stock of Peoples.

BancTrust’s articles of incorporation give its board of directors the authority to determine (a) what preferences, if any, BancTrust preferred stock, or any particular class thereof, will have over BancTrust common stock relative to the payment or setting aside for payment of dividends; (b) what, if any, voting rights will accompany any particular class of BancTrust preferred stock; and (c) the rights, if any, of the holders of any class or series of BancTrust preferred stock upon the voluntary or involuntary liquidation of BancTrust. Neither BancTrust’s articles of incorporation nor its bylaws address the issue of what classes of stock, if any, vote upon an increase or decrease in the authorized stock of any class or classes of BancTrust common or preferred stock.

Composition of the Board of Directors

Peoples’ articles of incorporation provide that there will be not less than 3 nor more than 18 directors (exclusive of directors, if any, to be elected by holders of preferred stock voting separately as a class). The exact number of directors is determined by at least two-thirds of the directors then in office. Currently, Peoples’ board of directors consists of 10 members.

BancTrust’s articles of incorporation provide that there will be not less than 3 nor more than 30 directors. The exact number of directors is determined by resolution of BancTrust’s board of directors, subject to the limitations of § 10-2B-8.03(b) of the Alabama Business Corporation Act, which provides that the directors may not increase or decrease the number of directors by more than 30% of the number of directors last approved by the shareholders. Currently, BancTrust’s board of directors consists of 15 members.

Nomination and Replacement of Directors

Peoples’ bylaws provide that in order for a shareholder to nominate a director for election at an annual shareholders’ meeting, the shareholder must give Peoples’ secretary notice of such nomination no less than 30 and no more than 90 days prior to such meeting; provided, however that in the event that less than 45 days notice or prior public disclosure of the date of the

BancTrust’s articles of incorporation provide that in order for a shareholder to nominate a director for election at an annual shareholders’ meeting, the shareholder must give BancTrust’s secretary notice of such nomination no less than 30 and no more than 60 days prior to such meeting. BancTrust’s articles of incorporation permit the board of directors to fill

annual meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. Peoples’ articles of incorporation permit the board of directors to fill vacancies and newly created board seats but only upon the affirmative vote of two-thirds of the directors then in office, whether or not a quorum.	vacancies and newly created board seats by a majority vote of those directors then in office, even though less than a quorum, and directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced.

Special Meetings of Shareholders

Peoples’ bylaws provide that special meetings of the shareholders may be called only by the board of directors, the chairman of the board, the president, or any shareholder(s) owning, in the aggregate, not less than thirty-three and one-third percent of all of the shares of Peoples entitled to vote at the meeting. However, sections 10-2B-7.02(a)(2) and 7.02(a)(3) of the Alabama Business Corporation Act both permit shareholders who hold, in the aggregate, at least 10% of the votes entitled to be cast at any such special meeting to call such a special meeting.

BancTrust’s articles of incorporation provide that special meetings of shareholders may be called for any purpose at any time by (a) the board of directors; (b) a majority of the members of the board of directors; (c) a committee of the board which has been given such authority by the board; or (d) in the manner specified in sections 10-2B-7.02(a)(2) and 7.02(a)(3) of the Alabama Business Corporation Act, both of which allow shareholders who hold, in the aggregate, at least 10% of the votes entitled to be cast at any such special meeting to call such a special meeting.

Proposal of New Business at Annual or Special Meeting

Peoples’ bylaws provide that the board of directors or any shareholder entitled to vote generally in the election of directors may propose any new business to be taken up at any annual or special meeting of shareholders. If a shareholder desires to make such a proposal, he or she must give notice in writing, by mailing such notice to the secretary of Peoples, not less than 30 nor more than 90 days prior to the date at which the meeting is to be held; provided, however, that in the event that less than 45 days notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, notice by the shareholders to be timely must be so received not later than the close of business on the 15th day following the day on which notice of the annual meeting was mailed or such public disclosure was made.

BancTrust’s articles of incorporation provide that the board of directors or any shareholder entitled to vote generally in the election of directors may propose any new business to be taken up at any annual or special meeting of shareholders. If a shareholder desires to make such a proposal, he or she must give notice in writing, by mailing such notice to the secretary of BancTrust, not less than 30 nor more than 60 days prior to the date at which the meeting is to be held.

Committees

Peoples’ bylaws allow the board of directors to appoint from its own members committees of one or more persons, for such purposes and with such powers as the Board may determine, subject to the limitations of the ABCA.

BancTrust’s bylaws permit the board of directors to create one or more committees consisting of one or more directors. A committee is given the power and authority delegated to it by the board of directors; provided, however, that no committee shall have the power or authority to (a) authorize distributions, (b) approve or propose to shareholders action that requires shareholder approval, (c) fill vacancies on the board of directors or on any of its committees, (d) amend the articles of incorporation, (e) adopt, amend or repeal the bylaws, (f) approve a plan of merger not requiring shareholder approval, (g) authorize or approve reacquisition of shares, except according to a formula or method prescribed by the board of directors, (h) authorize or approve the issuance or sale or contract for sale of shares, or (i) determine the designation and relative rights, preferences and limitations of a class or series of shares, except that the board of directors may authorize a committee to do so within limits specifically prescribed by the board of directors.

Director Age Requirements

Neither Peoples’ articles of incorporation nor its bylaws contain an age limitation for directors.

BancTrust’s bylaws provide that no person shall be eligible for election as a director if he will be over 72 years of age during the calendar year of such election, except that the board, by a majority vote, may permit the nomination and election of one or more directors without regard to such age limitation in connection with any merger, acquisition or other similar transaction in which such otherwise ineligible director is a director of the company acquired by or merged into BancTrust.

Regular Meeting of Directors

Peoples’ bylaws require that regular meetings of the directors be held at least semi-annually on such dates and at such places as the president or secretary may designate.

BancTrust’s bylaws provide regular meeting of directors may be held without notice at such time and at such place as shall from time to time be determined by the board. BancTrust’s bylaws also provide that the first meeting of each newly elected board of directors is to be held within one month following the annual meeting of the shareholders at which the board was elected, unless a different time is fixed for such board meeting by the vote of the shareholders at such annual meeting.

Special Meetings of Directors

Peoples’ bylaws provide that special meetings of the Board of Directors may be called by (a) the president, (b) the secretary, or (c) at the request of one-third or more of the directors. Peoples’ bylaws do not provide for any specific notice requirement for a special meeting of its board of directors. Thus, in accordance with the Alabama Business Corporation Act, special meetings of Peoples’ board of directors must be preceded by at least two days notice of the date, time and place of the meeting.

BancTrust’s bylaws provide that special meetings of the Board of Directors may be called by (a) the chief executive officer, or (b) the chief executive officer or the secretary on the written request of at least 25% of the directors. Notice of any special meeting of directors must be given at least three days prior to such meeting.

Shareholder Removal of Directors

Peoples’ articles of incorporation provide that directors may be removed only for cause and only by the affirmative vote of Peoples’ shareholders at a meeting called for that purpose. “Cause” is defined in Peoples’ articles of incorporation as a final conviction of a felony, unsound mind, adjudication of bankruptcy, nonacceptance of office or conduct prejudicial to the interests of Peoples. Prior to a vote for removal, the director whose removal is being sought is entitled to service of the specific charges, adequate notice and a full opportunity to refute the charges.

BancTrust’s articles of incorporation do not provide for removal of directors. Thus, in accordance with the Alabama Business Corporation Act, directors of BancTrust may be removed with or without cause at a meeting of BancTrust’s shareholders called for the purposes of removing a specific director.

Fixing of Record Date

Neither Peoples’ articles of incorporation nor its bylaws provide for the manner or method of setting a record date for the determination of eligibility to receive dividends, vote at a meeting of shareholders or take any other action. However, the Alabama Business Corporation Act provides that in the absence of a provision in a corporation’s articles of incorporation or bylaws relative to the fixing of a record date, the board of directors of the corporation may fix a future date as the record date. In any event, the Alabama Business Corporation Act requires that any record date may not be more than 70 days before the meeting or action requiring a determination of shareholders.

BancTrust’s bylaws provide that in determining the shareholders entitled to (a) notice of or to vote at any meeting of shareholders or any adjournment thereof, (b) receive payment of any dividend or other distribution or allotment of any rights, (c) exercise any rights in respect of any change, conversion or exchange of stock, or (d) notice for the purpose of any other lawful action, the board of directors may fix, in advance, a record date, which shall not be more than 70 days prior to any such action and/or not more than 70 days nor less than 10 days before the date of such meeting, as applicable.

Supermajority Vote Requirements for Certain Acquisitions

Neither Peoples’ articles of incorporation nor its bylaws contain any provisions requiring a supermajority vote for particular transactions.

BancTrust’s articles of incorporation provide that the vote of 75% or more of the shares entitled to vote will be required to approve (1) any merger or consolidation of BancTrust with or into any other “related” corporation, (2) the sale, lease, exchange or other disposition of a substantial part (20%) of BancTrust’s assets to such a related corporation if the related corporation or its affiliates are the beneficial owners of 5% or more of the outstanding capital stock of BancTrust, or (3) the issuance of any stock or other securities of BancTrust in exchange for payment for any property or assets of such a related corporation. The above 75% vote requirement does not apply if (i) a 75% vote of the directors is obtained or (ii) BancTrust owns 50% or more of the voting stock of such related corporation. For purposes of this provision, “related corporation” means any other corporation, or its affiliates, that beneficially own, directly or indirectly, more than 5% of the total voting power of all outstanding shares of voting stock of BancTrust.

Amendment of Articles of Incorporation

Peoples’ articles of incorporation do not provide for any special voting provisions relative to the amendment of its articles of incorporation. Thus, Peoples’ articles of incorporation may be amended in the manner permitted by the Alabama Business Corporation Act.

BancTrust’s articles of incorporation require an affirmative vote of the shareholders holding not less than 75% of the outstanding stock of the corporation to change any of those sections of its articles of incorporation relating to (a) mergers with related corporations, (b) actions by shareholders by written consent, (c) calling a special meeting of the shareholders, or (d) nomination of a director for election or proposal for new business at an annual or special meeting of the shareholders; provided, however, that this 75% vote requirement does not apply if the amendment in question receives the affirmative vote of not less than 75% of the directors. Otherwise, BancTrust’s articles of incorporation may be amended in accordance with the Alabama Business Corporation Act.

Action by Written Consent

Peoples’ bylaws permit the shareholders to act by unanimous written consent in lieu of a meeting in accordance with the Alabama Business Corporation Act.

BancTrust’s articles of incorporation expressly prohibit action of its shareholders by unanimous written consent and instead require any shareholder action to be taken only at an annual or special meeting of shareholders.

Board of Director Involvement in Any Offer for Corporation’s Securities

Peoples’ articles of incorporation give its board of directors the specific right to oppose any tender offer or other offer to purchase Peoples’ securities. In deciding whether to oppose a particular offer, the board of directors is authorized to consider any pertinent issue. In the event Peoples’ board of directors decides to oppose/reject a particular offer, it is granted the authority by the articles of incorporation to take any lawful action to accomplish its purpose.

Neither BancTrust’s articles of incorporation nor its bylaws contain any similar provision.

Adoption, Alteration and Amendment of Bylaws

Peoples articles of incorporation grant to Peoples’ shareholders the right to amend, repeal or alter Peoples’ bylaws in whole or in part by a majority vote of the outstanding stock of Peoples at any regular or special shareholders’ meeting. Peoples’ board of directors is also given the authority to alter, amend or repeal Peoples’ bylaws; provided, however, that Peoples’ board of directors cannot alter, amend or repeal any bylaw establishing what constitutes a quorum at shareholders’ meetings or which was adopted by the shareholders and specifically provides that it cannot be altered, amended or repealed by Peoples’ board of directors.

BancTrust’s bylaws provide that they may be altered, amended or repealed or new bylaws may be adopted by BancTrust’s shareholders or by its board of directors at any regular or special meeting of either the shareholders or the board of directors.

Payment of Dividends

Peoples’ articles of incorporation provide that once sufficient funds have been paid to or set aside for payment of any dividends and/or any other applicable retirement payment to the holders of any outstanding class of Peoples’ stock having a preference over Peoples’ common stock as to the payment of dividends, then dividend payments may be made on Peoples’ common stock and any other class or series of Peoples’ stock entitled to participate in such dividends out of any assets legally available for the payment of dividends; but only when and as declared by Peoples’ board of directors.

BancTrust’s articles of incorporation give its board of directors the authority to set aside funds otherwise available for distribution as dividends as a reserve or reserves for any proper purpose. BancTrust’s bylaws provide further that before payment of any dividend is made to BancTrust’s shareholders, there may be set aside out of any funds of BancTrust available for dividends such sum or sums as BancTrust’s directors think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of BancTrust, or for such other purpose as the directors shall think conducive to the interest of BancTrust.

LEGAL MATTERS

The legality of the BancTrust common stock to be issued in the merger will be passed upon by Hand Arendall, L.L.C. Hand Arendall attorneys own beneficially approximately 204,000 shares of the outstanding BancTrust common stock, and Stephen G. Crawford, a member of Hand Arendall, L.L.C. is a director of BancTrust.

Hand Arendall, L.L.C. is expected to render an opinion with respect to the federal income tax consequences of the merger. See “The Merger Transaction—Material Federal Income Tax Consequences” beginning on page 54.

EXPERTS

BancTrust

The consolidated financial statements of BancTrust Financial Group, Inc. as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and BancTrust management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, which reports are incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2006 financial statements of BancTrust refers to a change in the method of accounting for share-based payment, evaluating prior year misstatements, and accounting for defined benefit pension plans.

Peoples

The consolidated financial statements of The Peoples BancTrust Company, Inc. appearing in Peoples’ annual report on Form 10-K for the year ended December 31, 2006, and Peoples management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Mauldin & Jenkins, LLC, Birmingham, Alabama, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

CHAPTER II—INFORMATION ABOUT THE SPECIAL MEETINGS AND VOTING

THE PEOPLES SPECIAL MEETING

Special Meeting, Record Date and Vote Required

Peoples Meeting. The special meeting of shareholders of Peoples will be held at 310 Broad Street, Selma, Alabama at 3:30 p.m. local time, on October 11, 2007. The purpose of the meeting is to consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of May 21, 2007, which provides for, among other things, the merger. Only holders of record of Peoples common stock at the close of business on the Peoples record date, August 24, 2007, will be entitled to notice of and to vote at the special meeting. As of the record date, there were 5,929,561 shares of Peoples common stock issued, outstanding and entitled to be voted. There were 900 Peoples shareholders of record on the Peoples record date. Each share of Peoples common stock will be entitled to one vote at the special meeting.

The presence, in person or by proxy, of holders of at least a majority of the issued and outstanding shares of Peoples common stock entitled to vote at the special meeting is necessary to constitute a quorum at such meeting.

Approval of the merger on behalf of Peoples will require the affirmative vote of the holders of at least two-thirds (66 2/3%) of the outstanding shares of Peoples common stock entitled to vote thereon. For this purpose, a failure to return the enclosed proxy, an abstention from voting and a broker non-vote will have the same effect as a vote against approval of the merger. As of the record date, 2,104,684 shares of Peoples common stock, or 35.49% of the total shares of Peoples common stock outstanding, were held, either of record or beneficially, by directors and executive officers of Peoples, shareholders who have delivered agreements to vote in favor of the merger and certain family members and related entities. Assuming all such shares are voted in favor of the merger, 1,848,355 additional affirmative votes of shares of Peoples common stock will be required for approval.

Dissenters’ rights may be demanded by Peoples shareholders who do not vote in favor of the merger and who follow carefully the specified procedures of the Alabama Business Corporation Act. See “The Merger Transaction—Dissenters’ Rights” at pages 58-60.

Proxies

Peoples. The enclosed Peoples proxy is solicited on behalf of the board of directors of Peoples for use at the Peoples special meeting and any adjournment or adjournments thereof. Holders of Peoples common stock are requested to complete, date and sign the accompanying proxy and return it promptly to Peoples in the enclosed envelope. Failure to return a properly executed proxy or to vote at the Peoples special meeting will have the same effect as a vote against approval of the merger.

A Peoples shareholder who has executed and delivered a proxy may revoke it at any time before such proxy is voted by giving a later-dated proxy, by giving written notice of revocation to the President of Peoples, provided such later proxy or revocation is actually received by Peoples before the vote of the shareholders, or by voting in person at the special meeting. Any shareholder attending the special meeting may vote in person whether or not a proxy has been previously filed. The shares represented by all properly executed proxies received in time for the special meeting, unless said proxies are revoked, will be voted in accordance with the instructions therein. If instructions are not given, properly executed proxies received will be voted FOR approval of the merger.

Other Matters. Peoples will bear the costs of the solicitation of proxies for its special meeting, except that BancTrust will pay the costs of preparing, printing, filing and distributing this joint proxy statement and prospectus. Such solicitation will be made by mail but also may be made by telephone, facsimile or in person by the directors, officers and employees of Peoples.

The management of Peoples is not aware of any business to be acted upon at the special meeting other than approval of the proposed merger. If other matters are properly brought before the special meeting or any adjournment thereof, any proxy, if properly signed, dated and returned, will be voted in accordance with the recommendation of Peoples’ management or, if there is no such recommendation, in the discretion of the individuals named as proxies therein provided that Peoples did not have notice of the proposal at least 15 days before the date of this joint proxy statement and prospectus.

Recommendation of Peoples Board of Directors

The board of directors of Peoples has recommended that the shareholders of Peoples vote FOR the proposal to approve the merger agreement and the merger. See “The Merger Transaction—Background of the Merger” at pages 30-34 and “The Merger Transaction—Reasons for the Merger” at pages 35-36.

THE BANCTRUST SPECIAL MEETING

Special Meeting, Record Date and Vote Required

BancTrust Meeting. The special meeting of shareholders of BancTrust will be held at 100 St. Joseph Street, Mobile, Alabama at 9:30 a.m. local time, on October 11, 2007. The purpose of the meeting is to consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of May 21, 2007, which provides for, among other things, the merger and the issuance of BancTrust common stock in connection with the merger. Only holders of record of BancTrust common stock at the close of business on the BancTrust record date, August 24, 2007, will be entitled to notice of and to vote at the special meeting. As of the record date, there were 11,295,209 shares of BancTrust common stock issued, outstanding and entitled to be voted. There were 1,132 BancTrust shareholders of record on the BancTrust record date. Each share of BancTrust common stock will be entitled to one vote at the special meeting.

The presence, in person or by proxy, of holders of at least a majority of the issued and outstanding shares of BancTrust common stock entitled to vote at the special meeting is necessary to constitute a quorum at such meeting.

Approval of the merger on behalf of BancTrust will require the affirmative vote of the holders of at least two-thirds (66 2/3%) of the outstanding shares of BancTrust common stock entitled to vote thereon. For this reason, a failure to return the enclosed proxy, an abstention from voting and a broker non-vote will have the same effect as a vote against approval of the merger. As of the record date, 1,452,835 shares of BancTrust common stock, or 12.75% of the total shares of BancTrust common stock outstanding, were held, either of record or beneficially, by directors and executive officers of BancTrust and certain family members and related entities. Assuming all such shares are voted in favor of the merger, 6,077,681 additional affirmative votes of shares of BancTrust common stock will be required for approval.

Dissenters’ rights may be demanded by BancTrust shareholders who do not vote in favor of the merger and who follow carefully the specified procedures of the Alabama Business Corporation Act. See “The Merger Transaction—Dissenters’ Rights” at pages 58-60.

Proxies

BancTrust. The enclosed BancTrust proxy is solicited on behalf of the board of directors of BancTrust for use at the BancTrust special meeting and any adjournment or adjournments thereof. Holders of BancTrust common stock are requested to complete, date and sign the accompanying proxy and return it promptly to BancTrust in the enclosed envelope. Failure to return a properly executed proxy or to vote at the BancTrust special meeting will have the same effect as a vote against approval of the merger.

A BancTrust shareholder who has executed and delivered a proxy may revoke it at any time before such proxy is voted by giving a later-dated proxy, by giving written notice of revocation to the Secretary of BancTrust, provided such later proxy or revocation is actually received by BancTrust before the vote of the shareholders, or by voting in person at the special meeting. Any shareholder attending the special meeting may vote in person whether or not a proxy has been previously filed. The shares represented by all properly executed proxies received in time for the special meeting, unless said proxies are revoked, will be voted in accordance with the instructions therein. If instructions are not given, properly executed proxies received will be voted FOR approval of the merger.

Other Matters. BancTrust will bear the costs of the solicitation of proxies for its special meeting, including the costs of preparing, printing, filing and distributing this joint proxy statement and prospectus. Such solicitation will be made by mail but also may be made by telephone, facsimile or in person by the directors, officers and employees of BancTrust.

The management of BancTrust is not aware of any business to be acted upon at the special meeting other than approval of the proposed merger. If other matters are properly brought before the special meeting or any adjournment thereof, any proxy, if properly signed, dated and returned, will be voted in accordance with the recommendation of BancTrust’s management or, if there is no such recommendation, in the discretion of the individuals named as proxies therein provided that BancTrust did not have notice of the proposal at least 15 days before the date of this joint proxy statement and prospectus.

Recommendation of BancTrust Board of Directors

The board of directors of BancTrust has recommended that the shareholders of BancTrust vote FOR the proposal to approve the merger and the merger agreement, which provides for, among other things, the merger and the issuance of the shares of BancTrust common stock in connection with the merger. See “The Merger Transaction—Background of the Merger” at pages 30-34 and “The Merger Transaction—Reasons for the Merger” at pages 36-37.

CHAPTER III—ADDITIONAL SHAREHOLDER INFORMATION

Peoples Shareholder Proposals

Peoples’ bylaws provide that due notice of business to be brought before an annual meeting by a shareholder must be delivered to the principal executive office of Peoples not less than 30 nor more than 90 days prior to the meeting, unless notice or prior public disclosure of the date of the meeting occurs fewer than 45 days prior to the date of the meeting, in which event the bylaws provide that due notice of business to be brought before the meeting by a shareholder must be so received not later than the close of business on the 15th day following the day on which notice of the day of the meeting was mailed or public disclosure was made. A shareholder’s notice of new business must also set forth certain information specified in Peoples’ bylaws concerning the business the shareholder proposes to bring before the annual meeting. New business may be proposed by any shareholder eligible to vote at an annual meeting, provided the notice is timely and complies with the informational requirements of Peoples’ bylaws.

If the merger is not consummated, Peoples’ Board of Directors expects to hold the 2007 Annual Meeting of Shareholders within 90 days of any termination of the merger agreement with BancTrust. Upon any such termination, which is not anticipated, Peoples will provide at least 45 days prior public disclosure of the date of the 2007 Annual Meeting. In such event, due notice of business to be brought before the 2007 Annual Meeting by a shareholder, which the shareholder has not sought to be included in Peoples’ proxy statement and form of proxy relating to that meeting, must be delivered to the principal executive offices of Peoples not less than 30 days prior to the date of the 2007 Annual Meeting.

If the merger is not consummated, any shareholder proposal intended to be included in Peoples’ proxy statement and form of proxy relating to the 2007 Annual Meeting must be received by Peoples at least 10 business days before Peoples begins to print and mail its proxy materials for the 2007 Annual Meeting. Peoples considers this deadline to be reasonable and will disclose the required date of receipt in its public disclosure of the date of the Annual Meeting.

Peoples shall not be required to include in its proxy statement and proxy relating to an annual meeting, or to consider and vote upon at any such meeting, any shareholder proposal which does not meet all of the requirements established by the SEC or Peoples’ bylaws in effect at the time such proposal is received. Shareholders may contact Peoples’ Secretary at Peoples’ principal executive office for a copy of the bylaw provisions that set forth the requirements for making shareholder proposals and nominating director candidates.

BancTrust Shareholder Proposals

BancTrust’s articles of incorporation provide that the Board of Directors or any shareholder entitled to vote generally in the election of directors may propose any new business to be taken up at any annual or special meeting of shareholders. If a shareholder desires to make such a proposal, he or she must give notice in writing, by mailing such notice to the Secretary of BancTrust, not less than 30 nor more than 60 days prior to the date at which the meeting is to be held. The notice must contain the following information with respect to the proposal: a brief description of the proposed business, the name and address, as it appears on BancTrust’s books, of the proposing shareholder, the class and number of shares of BancTrust stock beneficially owned by the proposing shareholder, and any material interest of the proposing shareholder in such business.

In order to be included in BancTrust’s proxy statement and form of proxy relating to that meeting, shareholder proposals intended to be submitted for consideration at the 2008 annual meeting of the shareholders of BancTrust must be submitted in writing to and received by the Secretary of BancTrust not later than December 11, 2007. The named proxies for the 2008 annual meeting will have discretionary voting authority with respect to any shareholder proposal not received in writing by February 24, 2008, and they will exercise their authority in accordance with the recommendation of BancTrust’s Board of Directors.

Locating Additional Information

Peoples and BancTrust file annual, quarterly and current reports, and proxy statements and other information with the Securities and Exchange Commission. You may read and copy any of those materials we file at the Securities and Exchange Commission’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room and its copy charges. The Securities and Exchange Commission filings of Peoples and BancTrust are also available to the public from commercial document retrieval services and over the Internet at the Securities and Exchange Commission’s web site at http://www.sec.gov.

BancTrust has filed a Registration Statement on Form S-4 (File No. 333-144915) to register with the Securities and Exchange Commission the BancTrust common stock to be issued to Peoples shareholders in the merger. This document is a part of that registration statement and constitutes a prospectus of BancTrust in addition to being part of the special meeting proxy statement of Peoples and BancTrust. As allowed by the rules of the Securities and Exchange Commission, this joint proxy statement and prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

The Securities and Exchange Commission allows us to “incorporate by reference” information into this joint proxy statement and prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this joint proxy statement and prospectus, except for any information superseded by information in this joint proxy statement and prospectus. This joint proxy statement and prospectus incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules). These documents contain important information about our companies and their finances.

Peoples SEC Filings (File No. 0-13653)	Period
Annual Report on Form 10-K	Year ended December 31, 2006
Amendment to Annual Report on Form 10-K/A	Year ended December 31, 2006
Quarterly Report on Form 10-Q	Quarter ended March 31, 2007
Quarterly Report on Form 10-Q	Quarter ended June 30, 2007
Current Reports on Form 8-K	Filed on January 19, March 23, April 2, May 22, May 23, and August 27, 2007

BancTrust SEC Filings (File No. 0-15423)	Period
Annual Report on Form 10-K	Year ended December 31, 2006
Quarterly Report on Form 10-Q	Quarter ended March 31, 2007
Quarterly Report on Form 10-Q	Quarter ended June 30, 2007
Current Reports on Form 8-K	Filed on January 30, March 12, May 22, May 23, May 29, and July 26, 2007

We are also incorporating by reference additional documents that we file with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than current reports on Form 8-K under Items 2.02 and 7.01) between the date of this joint proxy statement and prospectus and the dates of the meetings of our shareholders.

BancTrust has supplied all information contained or incorporated by reference in this joint proxy statement and prospectus relating to BancTrust, and Peoples has supplied all such information relating to Peoples.

If you are a shareholder, we may have previously sent you some of the documents that are incorporated by reference. You can obtain any of the incorporated documents by contacting us or the Securities and Exchange Commission. If you would like to request documents from us, including any documents we may subsequently file with the Securities and Exchange Commission prior to the special meetings, please do so as soon as possible so that you will receive them before your meeting. We will send you the documents incorporated by reference without charge, excluding exhibits, unless we have specifically incorporated the exhibit by reference in this joint proxy statement and prospectus.

Shareholders may obtain documents incorporated by reference in this joint proxy statement and prospectus by requesting them in writing or by telephone from the appropriate party at the following addresses:

The Peoples BancTrust Company, Inc. 310 Broad Street Selma, Alabama 36701 Attn: Thomas P. Wilbourne 334-875-1000 http://www.peoplesbt.com	BancTrust Financial Group, Inc. 100 St. Joseph Street Mobile, Alabama 36602 Attn: F. Michael Johnson 251-431-7800 http://www.btfginc.com

You should rely only on the information contained or incorporated by reference in this joint proxy statement and prospectus to vote on the proposals described in this document. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement and prospectus. This joint proxy statement and prospectus is dated August 31, 2007. You should not assume that the information contained in this joint proxy statement and prospectus is accurate as of any date other than that date, and neither the mailing of this joint proxy statement and prospectus to shareholders nor the issuance of BancTrust common stock in the merger shall create any implication to the contrary.

By order of the Board of Directors, The Peoples BancTrust Company, Inc. Ted M. Henry Chairman of the Board	By order of the Board of Directors, BancTrust Financial Group, Inc. F. Michael Johnson Secretary

APPENDIX A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

THE PEOPLES BANCTRUST COMPANY, INC.

AND

BANCTRUST FINANCIAL GROUP, INC.

Dated as of

May 21, 2007

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 21, 2007 by and between THE PEOPLES BANCTRUST COMPANY, INC. (“Peoples”), a corporation organized and existing under the laws of the State of Alabama, with its principal office located in Selma, Alabama, and BANCTRUST FINANCIAL GROUP, INC. (“BancTrust”), a corporation organized and existing under the laws of the State of Alabama, with its principal office located in Mobile, Alabama.

Preamble

The Boards of Directors of Peoples and BancTrust are of the opinion that the transactions described herein are in the best interests of the Parties and their respective shareholders. This Agreement provides for the merger of Peoples with and into BancTrust. At the effective time of such merger, the outstanding shares of the capital stock of Peoples shall be converted into the right to receive cash and shares of the common stock of BancTrust (except as provided herein). As a result, shareholders of Peoples shall become shareholders of BancTrust and the subsidiaries of Peoples shall continue to conduct their respective businesses and operations as subsidiaries of BancTrust. The transactions described in this Agreement are subject to the approvals of the shareholders of Peoples and BancTrust, the Board of Governors of the Federal Reserve System and certain state regulatory authorities, and to the satisfaction of certain other conditions described in this Agreement. It is the intention of the Parties to this Agreement that the Merger for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

As a condition and inducement to BancTrust’s willingness to enter into this Agreement, each of Peoples’ directors and certain Peoples’ shareholders are executing and delivering to BancTrust an agreement in substantially the form of Exhibit 1-A or Exhibit 1-B hereto, as applicable. As a condition and inducement to Peoples’ willingness to enter into this Agreement, each of BancTrust’s directors is executing and delivering to Peoples an agreement in substantially the form of Exhibit 1-C hereto. Such agreements are herein referred to individually as a “Support Agreement” and collectively as “Support Agreements.”

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the Parties agree as follows:

DEFINITIONS

Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

“ABCA” shall mean the Alabama Business Corporation Act.

“Acquisition Proposal” with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

“Acquisition Transaction” shall mean (a) the merger, consolidation or other business combination of BancTrust with or into another person or a reorganization or recapitalization of BancTrust, or (b) the direct or indirect acquisition by a person (including a “group” within the meaning of Section 13(d)(3) of the 1934 Act) not theretofore an Affiliate of BancTrust of (1) more than fifty percent (50%) of the voting securities of BancTrust, (2) the right to elect more than fifty percent (50%) of the BancTrust board of directors or (3) all or substantially all of BancTrust’s assets.

“Affiliate” of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Agreement” shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference. References to “the date of this Agreement,” “the date hereof” and words of similar import shall refer to the date this Agreement was first executed, May 21, 2007.

“Allowances” shall have the meaning provided in Section 5.10 of this Agreement.

“Articles of Merger” shall mean the Articles of Merger to be executed by BancTrust and filed with the Secretary of State of the State of Alabama relating to the Merger as contemplated by Section 1.1 of this Agreement.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Average Closing Price” shall have the meaning provided in Section 3.1 of this Agreement.

“BancTrust Common Stock” shall mean the $.01 par value common stock of BancTrust.

“BancTrust Companies” shall mean, collectively, BancTrust and all BancTrust Subsidiaries.

“BancTrust Disclosure Memorandum” shall mean the written information entitled “BancTrust Disclosure Memorandum” delivered to Peoples prior to the execution of this Agreement describing in reasonable detail the matters contained therein.

“BancTrust Financial Statements” shall mean (i) the consolidated balance sheets (including related notes and schedules) of BancTrust as of March 31, 2007 (unaudited) and December 31, 2006 (audited), and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules) for the three (3) months ended March 31, 2007 (unaudited) and the year ended December 31, 2006 (audited), as delivered by BancTrust to Peoples, and (ii) the consolidated balance sheets of BancTrust (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) delivered by BancTrust to Peoples with respect to periods ending subsequent to March 31, 2007.

“BancTrust Subsidiaries” shall mean the Subsidiaries of BancTrust and any corporation, bank, savings association, or other organization acquired as a Subsidiary of BancTrust in the future and owned by BancTrust at the Effective Time.

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended.

“Cash Payment” shall have the meaning provided in Section 3.1(b) of this Agreement.

“Cash Option Consideration” shall have the meaning provided in Section 3.6 of this Agreement

“Closing” shall mean the closing of the transactions contemplated hereby, as described in Section 1.2 of this Agreement.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“CRA” shall have the meaning provided in Section 5.14 of this Agreement.

“Creditor’s Laws” shall have the meaning provided in Section 5.2(a) of this Agreement.

“Default” shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

“Determination Date” shall have the meaning provided in Section 3.1 of this Agreement.

“Effective Time” shall mean the date and time at which the Merger becomes effective as defined in Section 1.3 of this Agreement.

“Environmental Laws” shall mean all Laws which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over pollution or protection of the environment.

“Equitable Discretion” shall have the meaning provided in Section 5.2(a) of this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning provided in Section 5.20 of this Agreement.

“ERISA Plan” shall have the meaning provided in Section 5.20 of this Agreement.

“Exchange Agent” shall have the meaning provided in Section 4.1 of this Agreement.

“Exchange Ratio” shall have the meaning given such term in Section 3.1 of this Agreement.

“Exhibits” shall mean the numbered Exhibits to this Agreement, which Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached thereto.

“GAAP” shall mean generally accepted accounting principles in the United States of America, consistently applied during the periods involved.

“Hazardous Material” shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products or oil (and specifically shall include asbestos requiring abatement, removal or encapsulation pursuant to requirements of governmental authorities and any polychlorinated biphenyls).

“Intellectual Property” shall have the meaning provided in Section 5.13(a) of this Agreement.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Knowledge” as used with respect to a Person shall mean the actual Knowledge of the Chairman, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, General Counsel, if any, any Assistant or Deputy General Counsel, if any, or any Executive Vice President of such Person.

“Law” shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any of the Regulatory Authorities.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet delinquent, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including, without limitation, Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Loan Property” shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material” and derivations thereof for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine Materiality in that instance.

“Material Adverse Effect” on a Party shall mean any effect that is material and adverse on (a) the financial position or business of such Party and its Subsidiaries, taken as a whole, or (b) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “Material Adverse Effect” shall not be deemed to include any effect of (i) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (ii) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies or changes in accounting methods of, or elections of such methods by, a Party, (iii) changes resulting from changes in interest rates and/or general economic conditions, (iv) the Merger (including the announcement thereof) and compliance with, or engaging in transactions required or expressly permitted by, the provisions of this Agreement (including without limitation, the payment of any fees or costs in connection with this Agreement and the transactions contemplated hereby, including payments to be made pursuant to employment and severance agreements that have been Previously Disclosed or are made or entered into with the prior informed written consent of BancTrust in the manner provided in Section 7.2 of this Agreement); or (v) other actions that are taken with the prior informed written consent of the other Party in contemplation of the transactions contemplated hereby, provided that the effect of any such action is reasonably foreseeable.

“Merger” shall mean the merger of Peoples with and into BancTrust referred to in Section 1.1 of this Agreement.

“Merger Consideration” shall have the meaning provided in Section 3.1(b).

“NASD” shall mean the National Association of Securities Dealers, Inc.

“Nasdaq” shall mean the Nasdaq Stock Market, LLC.

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

“Participation Facility” shall mean any facility in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator or such property, but only with respect to such property.

“Party” shall mean either Peoples or BancTrust, and “Parties” shall mean both Peoples and BancTrust.

“Peoples Benefit Plans” shall have the meaning set forth in Section 5.20 of this Agreement.

“Peoples Common Stock” shall mean the $.10 par value common stock of Peoples.

“Peoples Companies” shall mean, collectively, Peoples and all Peoples Significant Subsidiaries.

“Peoples Disclosure Memorandum” shall mean the written information entitled “Peoples Disclosure Memorandum” delivered to BancTrust prior to the execution of this Agreement describing in reasonable detail the matters contained therein.

“Peoples Financial Statements” shall mean (i) the consolidated balance sheets (including related notes and schedules) of Peoples as of March 31, 2007 (unaudited) and December 31, 2006 (audited), and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules) for the three (3) months ended March 31, 2007 (unaudited) and the year ended December 31, 2006 (audited), as delivered by Peoples to BancTrust, and (ii) the consolidated balance sheets of Peoples (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) delivered by Peoples to BancTrust with respect to periods ending subsequent to March 31, 2007.

“Peoples Representatives” shall have the meaning set forth in Section 8.8(a) of this Agreement.

“Peoples Subsidiaries” shall mean the Subsidiaries of Peoples, which shall include the Peoples Subsidiaries described in Section 5.5 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Peoples in the future and owned by Peoples at the Effective Time.

“Permit” shall mean any federal, state, local, or foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

“Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Previously Disclosed” shall mean information delivered in the Peoples Disclosure Memorandum or the BancTrust Disclosure Memorandum, as applicable.

“Proxy Statement” shall mean the joint proxy statement used by each of Peoples and BancTrust to solicit the approval of its shareholders of the transactions contemplated by this Agreement and shall include the prospectus used by BancTrust in connection with the issuance of BancTrust Common Stock to holders of Peoples Common Stock and which shall be filed with the SEC as part of the Registration Statement.

“Registration Statement” shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by BancTrust under the 1933 Act in connection with the transactions contemplated by this Agreement.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the

Comptroller of the Currency, the Federal Deposit Insurance Corporation, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, and the SEC.

“Risk Management Instruments” shall have the meaning set forth in Section 5.9 of this Agreement.

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Documents” shall mean all reports and registration statements filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

“Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Shareholders’ Meetings” shall mean the respective meetings of the shareholders of BancTrust and Peoples to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

“Software” shall have the meaning provided in Section 5.10(a) of this Agreement.

“Subsidiary” and “Significant Subsidiary” have the meanings ascribed to those terms in Rule 1-02 of Regulation S-X promulgated by the SEC.

“Suitable Financing” shall mean financing to fund the cash portion of the Merger Consideration and the other expenses of BancTrust incurred in connection with the Merger, (a) in the form of a transaction whereby BancTrust forms a wholly owned trust subsidiary to undertake a private or otherwise exempt offering of trust preferred securities in an amount not less than $38 million at an interest rate not to exceed 7.75% per annum, or (b) in the form of a loan or securities offering for such purpose that is approved by: (i) both Peoples and BancTrust, which approval shall not be unreasonably withheld by either, (ii) by their respective financial advisors who are providing the fairness opinions described in Sections 9.2(f) and 9.3 (f) of this Agreement, and (iii) by the applicable Regulatory Authorities who are required to approve the Merger.

“Superior Proposal” shall mean a bona fide written Acquisition Proposal which the Peoples board of directors concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby (1) after receiving the advice of its financial advisors, (2) after taking into account the likelihood of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law.

“Surviving Corporation” shall mean BancTrust as the surviving corporation resulting from the Merger.

“Takeover Laws” shall have the meaning provided in Section 5.27 of this Agreement.

“Taxes” shall mean any federal, state, county, local, foreign and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

“Trading Day” shall mean a day on which the Global Select Market of Nasdaq is open for trading activities.

ARTICLE ONE

TRANSACTIONS AND TERMS OF MERGER

1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Peoples shall be merged with and into BancTrust in accordance with the provisions of Article 11 of the ABCA and with the effect provided in Section 11.06 of the ABCA (the “Merger”). BancTrust shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Alabama. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Peoples and BancTrust.

1.2 Time and Place of Closing. The Closing will take place at 9:00 A.M. on the third business day (unless the Parties agree to another time or date) after satisfaction or waiver of the conditions set forth in Article Nine, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions (the “Closing Date”). The place of Closing shall be at the offices of Hand Arendall, L.L.C., Mobile, Alabama, or such other place as may be mutually agreed upon by the Parties.

1.3 Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger become effective with the Secretary of State of the State of Alabama (the “Effective Time”).

ARTICLE TWO

TERMS OF MERGER

2.1 Articles of Incorporation. The Articles of Incorporation of BancTrust in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation immediately following the Effective Time until otherwise amended or repealed.

2.2 Bylaws. The Bylaws of BancTrust in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation immediately following the Effective Time until otherwise amended or repealed.

2.3 Directors and Officers. The directors of BancTrust in office immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of BancTrust in office immediately prior to the Effective Time, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

ARTICLE THREE

MANNER OF CONVERTING SHARES

3.1 Conversion of Shares. Subject to the provisions of this Article Three, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

(a) Each share of BancTrust Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b) In accordance with the adjustment mechanisms set forth below, each share of Peoples Common Stock (excluding shares to be cancelled pursuant to Section 3.3 of this Agreement and shares held by shareholders who perfect their dissenters’ rights of appraisal as provided in Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into the right to receive the following Merger Consideration.

(c) So long as the Average Closing Price is not greater than $21.428, or less than $18.019, then each share of Peoples Common Stock shall be converted into the right to receive aggregate Merger Consideration equal to $25.50, comprised of:

(i)	$6.375 in cash; and

(ii)	that number of shares or fraction of a share of BancTrust Common Stock equal to the Exchange Ratio.

(d) In the event that the Average Closing Price is greater than $21.428, but less than or equal to $26.471, then each share of Peoples Common Stock shall be converted into the right to receive aggregate Merger Consideration comprised of:

(i)	$6.375 in cash; and

(ii)	0.8925 shares of BancTrust Common Stock.

(e) In the event that the Average Closing Price is less than $18.019, then each share of Peoples Common Stock shall be converted into the right to receive aggregate Merger Consideration comprised of:

(i)	$6.375 in cash; and

(ii)	1.0614 shares of BancTrust Common Stock.

(f) In the event that the Average Closing Price is less than $15.584, Peoples shall have the right to terminate this Agreement, as provided in Article Ten hereof.

(g) In the event that the Average Closing Price is greater than $26.471, then each share of Peoples Common Stock shall be converted into the right to receive aggregate Merger Consideration equal to $30.00, comprised of:

(i)	$6.375 in cash; and

(ii)	that fraction of a share (rounded to the nearest 1/10,000) of BancTrust Common Stock equal to the product of:

$23.625

the Average Closing Price

(h) For purposes of this Agreement:

(i) “Exchange Ratio” means the quotient, rounded to the nearest 1/10,000, equal to the product of (x) $19.125, divided by (y) the Average Closing Price (as defined below);

(ii) “Average Closing Price” means the average of the daily last sale prices of BancTrust Common Stock as reported on Nasdaq for the ten (10) consecutive full Trading Days in which shares of BancTrust Common Stock are traded on Nasdaq ending at the close of trading on the Determination Date, rounded to the nearest 1/10th of one cent; and

(iii) “Determination Date” means the third Trading Day prior to the date on which the Effective Time occurs.

3.2 Anti-Dilution Provisions. If Peoples changes the number of shares of Peoples Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall, to the extent necessary, be proportionately adjusted. If BancTrust changes the number of shares of BancTrust Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall, to the extent necessary, be proportionately adjusted.

3.3 Shares Held by Peoples or BancTrust. Each of the shares of Peoples Common Stock held by any Peoples Company or by any BancTrust Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

3.4 Dissenting Shareholders. Any holder of shares of Peoples Common Stock or BancTrust Common Stock who perfects his dissenters’ rights of appraisal in accordance with and as contemplated by Article 13 of the ABCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the ABCA. If after the Effective Time a dissenting shareholder of Peoples fails to perfect, or effectively withdraws or loses, his or her right to appraisal and of payment for his or her shares, the Surviving Corporation shall issue and deliver the consideration to which such holder of shares of Peoples Common Stock is entitled under this Article Three (without interest) upon surrender by such holder of the certificate or certificates representing shares of Peoples Common Stock held by such holder.

3.5 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Peoples Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of BancTrust Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of BancTrust Common Stock multiplied by the Average Closing Price of one share of BancTrust Common Stock rounded to the nearest cent. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

3.6 Stock Options. At any time prior to the date on which the Effective Time occurs, each option to acquire shares of Peoples Common Stock may be purchased or acquired by Peoples or exercised for cash by the holder of such option in accordance with its terms. Notwithstanding anything in any Peoples Stock Option Plan (as defined below) to the contrary, at the Effective Time each option to purchase Peoples Common Stock (a “Peoples Stock Option”) granted pursuant to the Peoples 1992 Stock Option Plan or the Peoples 1999 Stock Option Plan (collectively, the “Peoples Stock Option Plan”) which is outstanding and unexercised immediately prior thereto shall automatically become vested and shall be cancelled and converted into the right to receive the Cash Option Consideration. “Cash Option Consideration” shall mean with respect to each Peoples Stock Option, a cash payment equal to the difference between (a) the dollar value of the Merger Consideration calculated using the Average Closing Price of BancTrust Common Stock and (b) the exercise price of such Stock Option as Previously Disclosed.

ARTICLE FOUR

EXCHANGE OF SHARES

4.1 Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause its transfer agent (or a depository or trust institution of recognized standing selected by BancTrust and reasonably satisfactory to Peoples) (the “Exchange Agent”) to mail to the former shareholders of Peoples appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Peoples Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of Peoples Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters’ rights of appraisal have been perfected as provided in Section 3.4 of this Agreement) issued and outstanding at the

Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent (or shall furnish customary documentation and indemnity if any such certificates are lost, stolen or destroyed) and shall promptly thereafter receive in exchange therefor the Merger Consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of the shares of BancTrust Common Stock received (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.5 of this Agreement, each holder of shares of Peoples Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of BancTrust Common Stock to which such holder may be otherwise entitled (without interest). The Surviving Corporation shall not be obligated to deliver the Merger Consideration to which any former holder of Peoples Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing the shares of Peoples Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of Peoples Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither the Surviving Corporation nor the Exchange Agent shall be liable to a holder of Peoples Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

4.2 Rights of Former Peoples Shareholders. At the Effective Time, the stock transfer books of Peoples shall be closed as to holders of Peoples Common Stock immediately prior to the Effective Time and no transfer of Peoples Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of Peoples Common Stock (“Peoples Certificate”), other than shares to be canceled pursuant to Sections 3.3 and 3.4 of this Agreement, shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration provided in Sections 3.1 and 3.5 of this Agreement in exchange therefor. To the extent permitted by Law, former shareholders of record of Peoples shall be entitled to vote after the Effective Time at any meeting of Surviving Corporation shareholders the number of whole shares of BancTrust Common Stock into which their respective shares of Peoples Common Stock are converted, regardless of whether such holders have exchanged their Peoples Certificates for certificates representing BancTrust Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by the Surviving Corporation on the BancTrust Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement. Notwithstanding the preceding sentence, any person holding any Peoples Certificate at or after six (6) months after the Effective Time (the “Cutoff”) shall not be entitled to receive any dividend or other distribution payable after the Cutoff to holders of BancTrust Common Stock, which dividend or other distribution is attributable to such persons BancTrust Common Stock represented by said Peoples Certificate held after the Cutoff, until such person surrenders said Peoples Certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such Peoples Certificate, both the BancTrust Common Stock certificate (together with all such undelivered dividends or other distributions, without interest) and any undelivered cash payments to be paid as consideration under Section 3.1(b) or for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such Peoples Certificate.

ARTICLE FIVE

REPRESENTATIONS AND WARRANTIES OF PEOPLES

Before entry into this Agreement, Peoples delivered to BancTrust the Peoples Disclosure Memorandum, setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article Five or to one or more of its covenants contained in Article Seven; provided that the inclusion of an item in the Peoples Disclosure Memorandum as an exception to a representation or warranty will not by itself be deemed an admission by Peoples that such item is Material or was required to be disclosed therein. While Peoples has used its reasonable best efforts to identify in the Peoples

Disclosure Memorandum the particular representation or warranty or covenant to which each such disclosure or exception relates, each such disclosure or exception shall be deemed disclosed for purposes of all representations and warranties in Article Five, all covenants in Article Seven and the Disclosure Memorandum.

For all purposes of this Agreement, no representation or warranty of Peoples contained in Article Five (other than the representations and warranties contained in Section 5.4 which shall be true in all Material respects) will be deemed untrue, and no party will be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Article Five, has had or is reasonably likely to have a Material Adverse Effect with respect to Peoples or with respect to BancTrust following the Merger.

Except as Previously Disclosed, Peoples hereby represents and warrants to BancTrust as follows:

5.1 Organization, Standing, and Power. Peoples is a corporation duly organized, validly existing and in good standing under the Laws of the State of Alabama, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Material Assets. Peoples is duly qualified or licensed to transact business as a foreign corporation in good standing in those other States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed. Peoples has delivered or made available to BancTrust complete and correct copies of its Articles of Incorporation and Bylaws and the articles of incorporation, bylaws and other, similar governing instruments of each of its Subsidiaries, in each case as amended through the date hereof.

5.2 Authority; No Breach By Agreement.

(a) Peoples has the corporate power and authority necessary to execute, deliver and, subject to Article Nine hereof, perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Peoples, subject to the approval of this Agreement by the holders of Peoples Common Stock in accordance with the ABCA. Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of Peoples, enforceable against Peoples in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally (“Creditor’s Laws”) and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought (“Equitable Discretion”)).

(b) Neither the execution and delivery of this Agreement by Peoples, nor the consummation by Peoples of the transactions contemplated hereby, nor compliance by Peoples with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Peoples’ Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Peoples Company under, any Contract or Permit of any Peoples Company, or, (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Peoples Company or any of their respective Assets.

(c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Peoples of the Merger and the other transactions contemplated in this Agreement.

5.3 Reports. Since January 1, 2003, or the date of organization if later, each Peoples Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws. As of its respective date, or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing, each such report and document did not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.4 Capital Stock.

(a) The authorized capital stock of Peoples consists only of 9,000,000 shares of voting common stock, par value $.10, and 1,000,000 shares of preferred stock, par value $0.10, of which, as of the date of this Agreement, 5,929,561 shares of voting common stock are issued and outstanding and no shares of preferred stock are issued and outstanding. All of the issued and outstanding shares of capital stock of Peoples are duly and validly issued and outstanding and are fully paid and nonassessable under the ABCA. None of the outstanding shares of capital stock of Peoples has been issued in violation of any preemptive rights of the current or past shareholders of Peoples.

(b) There are no other shares of capital stock or other equity securities of Peoples outstanding and, other than pursuant to Peoples Benefit Plans, the Peoples dividend reinvestment plan and as Previously Disclosed, no outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Peoples or contracts, commitments, understandings, or arrangements by which Peoples is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

5.5 Peoples Subsidiaries. Peoples has Previously Disclosed all of the Peoples Subsidiaries as of the date of this Agreement. Except as Previously Disclosed, Peoples or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each Peoples Subsidiary. No equity securities of any Peoples Subsidiary are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any Peoples Subsidiary is bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock or by which any Peoples Company is or may be bound to transfer any shares of the capital stock of any Peoples Subsidiary. There are no Contracts relating to the rights of any Peoples Company to vote or to dispose of any shares of the capital stock of any Peoples Subsidiary. All of the shares of capital stock of each Peoples Subsidiary held by a Peoples Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Peoples Company free and clear of any Lien. Each Peoples Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each Peoples Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed. Each Peoples Subsidiary that is a depository institution is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and its deposits are fully insured by the Federal Deposit Insurance Corporation pursuant to the provisions of said act and regulations; and the businesses of any non-bank Subsidiaries of Peoples are permitted to subsidiaries of registered bank holding companies.

5.6 Financial Statements. Peoples has delivered or made available to BancTrust prior to the execution of this Agreement copies of all Peoples Financial Statements for periods ended March 31, 2007 and December 31,

2006 and will deliver or make available to BancTrust copies of all Peoples Financial Statements prepared subsequent to the date hereof. The Peoples Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the Peoples Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the Peoples Companies as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows of the Peoples Companies for the periods indicated, all in accordance with GAAP. The foregoing representations, insofar as they relate to the unaudited interim financial statements of Peoples for the three (3) months ended March 31, 2007 and subsequent unaudited interim financial statements, are subject in all cases to normal year-end adjustments and the omission of footnote disclosure.

5.7 Absence of Certain Changes or Events. Since March 31, 2007, except as disclosed in the Peoples Financial Statements or as Previously Disclosed, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have had, individually or in the aggregate, a Material Adverse Effect on Peoples and its Subsidiaries taken as a whole, and (ii) the Peoples Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of Peoples provided in Article Seven of this Agreement.

5.8 Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements (collectively, the “Risk Management Instruments”), whether entered into for Peoples’ own account or for the account of one or more of the Peoples Subsidiaries or their customers, were entered into (i) to the Knowledge of Peoples, in accordance with all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of the Risk Management Instruments constitutes the valid and legally binding obligation of Peoples or the Peoples Subsidiary, enforceable in accordance with the terms of such Risk Management Instrument (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies (including specific performance) is within the discretion of the appropriate court), and is in full force and effect. The Peoples Companies have duly performed in all Material respects all of their Material obligations under Risk Management Instruments to the extent such obligations to perform have accrued and are not in Material breach, violation or default thereunder; and, to the Knowledge of Peoples, there are no Material breaches, violations or defaults, or allegations or assertions of any Material breaches, violations or defaults, by any other party thereunder.

5.9 Investments. Except for securities pledged for reverse repurchase agreements, interest rate swap, cap and floor contracts or pledged to secure public trust funds and except as Previously Disclosed, none of the investments reflected in the audited consolidated balance sheet of Peoples as of December 31, 2006 under the heading “Investment securities available-for-sale,” and none of the investments by the Peoples Companies since December 31, 2006, and none of the assets reflected in the audited consolidated balance sheet of Peoples as of December 31, 2006 or in any unaudited consolidated balance sheet of Peoples furnished to BancTrust after December 31, 2006 under the heading “Cash and due from banks” is subject to any restriction, whether contractual or statutory, that Materially impairs the ability of Peoples or any of the Peoples Subsidiaries freely to dispose of such investment at any time. With respect to all repurchase agreements of which any Peoples Company is a party, such Peoples Company has a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement which equals or exceeds the amount of the debt secured by such collateral under such agreement.

5.10 Allowances for Possible Loan Losses. The allowances for possible loan losses (the “Allowances”) shown on the consolidated balance sheets of Peoples included in the most recent Peoples Financial Statements dated prior to the date of this Agreement were, and the Allowances to be shown on the consolidated balance sheets of Peoples to be included in the Peoples Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines).

5.11 Tax Matters.

(a) All Tax returns required to be filed by or on behalf of any of the Peoples Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 2006, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time. All Tax returns filed are complete and accurate in all Material respects. All Taxes shown on filed returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the Peoples Financial Statements delivered prior to the date of this Agreement or as Previously Disclosed. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

(b) As of the date of this Agreement, none of the Peoples Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

(c) Adequate provision for any Taxes due or to become due for any of the Peoples Companies for the period or periods through and including the date of the respective Peoples Financial Statements has been made and is reflected on such Peoples Financial Statements.

(d) Deferred Taxes of the Peoples Companies have been provided for in accordance with GAAP.

(e) Peoples is in compliance with, and its records contain the information and documents (including properly completed IRS Forms W-9) necessary to comply with applicable information reporting and Tax Withholding Requirements under federal, state and local Tax Laws in all Material respects, and such records identify the accounts subject to backup withholding under § 3406 of the Internal Revenue Code.

(f) To the Knowledge of Peoples, none of the Peoples Companies has made any payments, is obligated to make any payments, or is a party to any contract, agreement or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

5.12 Internal Controls; Disclosure Controls. The Peoples Companies have maintained a system of internal accounting controls sufficient to provide reasonable assurances that (a) all Material transactions are executed in accordance with management’s general or specific authorizations, (b) all Material transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (c) access to Peoples’ Material assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences. To the extent required, the Peoples Companies have devised and maintained a system of disclosure controls and procedures as defined in Rules 13a-15(e) and 15d-15(e) of the 1934 Act sufficient to insure that information required to be disclosed by Peoples in the reports that it files or submits under the 1934 Act is accumulated and communicated to Peoples’ management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

5.13 Intellectual Property.

(a) Except as Previously Disclosed, to the Knowledge of Peoples, a Peoples Company owns, licenses or otherwise has the right to use, in each case free and clear of all Material Liens, all applications, trademarks, service marks, trademark or service mark registrations and applications, trade names, logos, designs,

Internet domain names and slogans, together with the goodwill related to the foregoing, copyrights, copyright registrations, and copyright applications, Software (as defined below), technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models and methodologies, licenses, agreements and all other Material proprietary rights (collectively, the “Intellectual Property”) which are used in and material to the business of the Peoples Companies as it currently is conducted. “Software” means any and all (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (C) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (D) the technology supporting and content contained on any owned Internet site(s), and (E) all documentation, including user manuals and training materials, relating to any of the foregoing. The ownership of, license to, or right to use such Intellectual Property or Software of the Peoples Companies (i) has not been challenged in any prior litigation to which any Peoples Company was a party, (ii) is not being challenged in any pending litigation to which any Peoples Company is a party and (iii) to the Knowledge of Peoples, is not the subject of any threatened or proposed litigation against any Peoples Company. Provided that the required consents and prior notices as Previously Disclosed are obtained or given (as the case may be), the consummation of the transactions contemplated hereby will not result in the loss or impairment of any such Intellectual Property or Software of any Peoples Company.

(b) Except as Previously Disclosed, to the Knowledge of Peoples, the conduct of the business of the Peoples Companies as currently conducted does not, in any Material respect, infringe upon (either directly or indirectly, such as through contributory infringement or inducement to infringe), dilute, misappropriate or otherwise violate any Intellectual Property owned and controlled by any third party.

(c) Except as Previously Disclosed, to the Knowledge of Peoples, no third party is misappropriating, infringing, diluting or violating any Material Intellectual Property owned by or licensed to or by any Peoples Company, and no such claims have been made against a third party by any Peoples Company.

(d) Except as Previously Disclosed, to the Knowledge of Peoples, each Material item of Software which is used by any Peoples Company in connection with the operation of its businesses as currently conducted is either (A) owned by a Peoples Company, or (B) currently in the public domain or, (C) available for free pursuant to an open source license, or (D) otherwise available to Peoples without the need of a license, lease or consent of any third party, or (E) used under rights granted to a Peoples Company pursuant to an agreement, license or lease from a third party.

5.14 Community Reinvestment Compliance. Each Peoples Company that is subject thereto is in compliance with all applicable provisions of the Community Reinvestment Act of 1977, as amended (the “CRA”), and has received a CRA rating of “Satisfactory” in its most recent exam under the CRA. Peoples has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could be reasonably expected to result in any Peoples Company that is subject thereto failing to be in compliance with such provisions or having its current CRA rating lowered.

5.15 Certain Business Practices. No Peoples Company, and, to the Knowledge of Peoples, no director, officer, agent or employee of any Peoples Company, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment.

5.16 Assets. Except as Previously Disclosed or as disclosed or reserved against in the Peoples Financial Statements, the Peoples Companies have good and indefeasible title, free and clear of all Liens, to all of their respective Assets that are Material to the business of the Peoples Companies. All tangible properties used in the businesses of the Peoples Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Peoples’ past practices. All Assets which are Material to Peoples’ business on a consolidated basis, held under leases or subleases by any of the Peoples Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by Creditor’s Laws and Equitable Discretion), and each such Contract is in full force and effect. The policies of fire, theft, liability, and other insurance maintained with respect to the Assets or businesses of the Peoples Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the Peoples Companies is a named insured are reasonably sufficient. The Assets of the Peoples Companies include all assets required to operate the business of the Peoples Companies as presently conducted.

5.17 Environmental Matters.

(a) Each Peoples Company, its Participation Facilities and, to the Knowledge of Peoples, its Loan Properties are in compliance with all Environmental Laws.

(b) There is, to Peoples’ Knowledge, no Litigation pending or threatened before any court, governmental agency or authority or other forum in which any Peoples Company or any of its Participation Facilities has been named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under or involving a site owned, leased or operated by any Peoples Company or any of its Participation Facilities.

(c) There is, to Peoples’ Knowledge, no Litigation pending or threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or Peoples in respect of such Loan Property) has been named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under or involving a Loan Property.

(d) Except as Previously Disclosed, during the period of (i) any Peoples Companies’ ownership or operation of any of their respective current properties, (ii) any Peoples Companies’ participation in the management of any Participation Facility, or (iii) any Peoples Companies’ holding of a security interest in a Loan Property, there have been, to Peoples’ Knowledge with respect to (ii) and (iii), no releases of Hazardous Material in, on, under or affecting such properties, except for releases in compliance with applicable laws and regulations. It is acknowledged by the Parties that Peoples has made no additional inquiry in regard to the matters reflected in this Section 5.18 as to its Loan properties for the purpose of making the representations and warranties contained herein.

5.18 Compliance with Laws. Peoples is duly registered as a bank holding company under the BHC Act. Each Peoples Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit. Except as Previously Disclosed, none of the Peoples Companies:

(a) Is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business; or

(b) Has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Peoples Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring any Peoples Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts Materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

5.19 Labor Relations. No Peoples Company is the subject of any Litigation asserting that it or any other Peoples Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other Peoples Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any Peoples Company, pending or threatened, or to its Knowledge, is there any activity involving any Peoples Company’s employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

5.20 Employee Benefit Plans.

(a) Peoples has delivered or made available to BancTrust prior to the execution of this Agreement copies of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Peoples Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the “Peoples Benefit Plans”). Any of the Peoples Benefit Plans which is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “Peoples ERISA Plan.” Each Peoples ERISA Plan which is also a “defined benefit plan” (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a “Peoples Pension Plan.” Neither Peoples nor any Peoples Company has an “obligation to contribute” (as defined in ERISA Section 4212) to a “multiemployer plan” (as defined in Sections 4001(a)(3) and 3(37)(A) of ERISA).

(b) Peoples has delivered or made available to BancTrust prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for the Peoples Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such Peoples Benefit Plans or amendments, all determination letters, material rulings, material opinion letters, material information letters or material advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation, (iii) annual reports or returns, audited or unaudited financial statements, actuarial evaluations and reports, and summary annual reports prepared for any Peoples Benefit Plan with respect to the most recent plan year, and (iv) the most recent summary plan descriptions and any material modifications thereto.

(c) All Peoples Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws. Each Peoples ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service or is within the remedial amendment period set forth in Section 401(b) of the Internal Revenue Code for receipt thereof, and there exist no circumstances likely to result in revocation of any such favorable determination letter. Without limiting the generality of the foregoing, Peoples has amended or will timely amend within the prescribed remedial amendment period for same if such remedial amendment period ends prior to the Effective Time, each Peoples ERISA Plan requiring amendment to comply with the Uruguay Round Agreements Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996, the Taxpayer Relief Act of 1997, the IRS Restructuring and Reform Act of 1998, the Community Renewal Tax Relief Act, the Economic Growth and Tax Relief Reconciliation Act of 2001, the Pension Funding Equity Act of 2004, the final IRS 401(k)/(m) regulations released in December 2004 and other applicable federal statutes and regulations requiring amendments thereto. No Peoples Company has engaged in a transaction with respect to any Peoples Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Peoples Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

(d) No Peoples Pension Plan has any “unfunded current liability,” as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan’s “benefit liabilities,” as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no Material change in the financial position of any Peoples Pension Plan, (ii) no change in the actuarial assumptions with respect to any Peoples Pension Plan, and (iii) no increase in benefits under any Peoples Pension Plan as a result of plan amendments or changes in applicable Law. Neither any Peoples Pension Plan nor any “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any Peoples Company, or the single-employer plan of any entity which is considered one employer with Peoples under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an “ERISA Affiliate”) has an “accumulated funding deficiency” within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. No Peoples Company has provided, or is required to provide, security to a Peoples Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(e) Peoples does not participate currently nor has it ever participated in a multiemployer plan under the Subtitle B of Title IV or ERISA (regardless of whether based on contributions of an ERISA Affiliate). No Material Liability under Subtitle C or D of Title IV or ERISA has been or is expected to be incurred by any Peoples Company with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. No Peoples Company has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV or ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Peoples Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

(f) Except as Previously Disclosed, (i) no Peoples Company has any obligations for retiree health and life benefits under any of the Peoples Benefit Plans except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 and (ii) there are no restrictions on the rights of such Peoples Company to amend or terminate any such Plan without incurring any Liability thereunder.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any Peoples Company from any Peoples Company under any Peoples Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Peoples Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, except for accelerated vesting of certain stock options under outstanding stock option agreements.

5.21 Material Contracts; Defaults.

(a) Except for those agreements and other documents filed as exhibits to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2006 or as Previously Disclosed, neither Peoples nor any of its Significant Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K, or (B) that restricts the conduct of business by it or any of its Subsidiaries or its or their ability to compete in any line of business, or (C) that (i) requires payments by Peoples in excess of $100,000 in any consecutive twelve month period, and (ii) either may not be terminated within one year from the date hereof, or automatically renews for a term in excess of one year if notice of termination is not given within eight months of the date hereof.

(b) Neither Peoples nor any of its Significant Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

5.22 Legal Proceedings. Except as Previously Disclosed, there is no Litigation instituted or pending, or, to the Knowledge of Peoples, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Peoples Company, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Peoples Company.

5.23 Tax and Regulatory Matters. Peoples has not, and to Peoples Knowledge, no Peoples Company or any Affiliate thereof has taken any action, and Peoples has no Knowledge of any fact or circumstance, that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) Materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

5.24 Charter Provisions. Each Peoples Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles or Certificate of Incorporation, Bylaws or other governing instruments of any Peoples Company or restrict or impair the ability of the Surviving Corporation to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Peoples Company that may be acquired or controlled by it.

5.25 Minute Books. Since January 1, 2004, the minute books, including any attachments thereto, of Peoples and the Peoples Significant Subsidiaries contain complete and accurate records in all Material respects of all meetings and other Material corporate action held or taken by their respective Boards of Directors (including committees of their respective Boards of Directors) and shareholders.

5.26 No Existing Discussions. As of the date hereof, no Peoples Company is engaged, directly or indirectly, in any negotiations or discussions with any other person with respect to an Acquisition Proposal by any Person other than BancTrust.

5.27 State Takeover Laws. Each Peoples Company has taken all necessary action to exempt the transactions contemplated by this Agreement from all applicable “moratorium,” “control share,” “fair price,” “business combination,” or other anti-takeover laws and regulations (collectively, “Takeover Laws”), if any.

5.28 Statements True and Correct. No representation or warranty contained in Article Five of this Agreement and no statement, certificate, instrument or other writing furnished or to be furnished for inclusion in the Proxy Statement by any Peoples Company to BancTrust pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Peoples Company for inclusion in the Registration Statement to be filed by BancTrust with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Peoples Company for inclusion in the Proxy Statement to be mailed to Peoples’ shareholders and BancTrust’s shareholders in connection with the Shareholders’ Meetings, and any other documents to be filed by a Peoples Company with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Peoples, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment or supplement thereto, at the time of the Shareholders’ Meetings, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meetings. All documents that any Peoples Company is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

ARTICLE SIX

REPRESENTATIONS AND WARRANTIES OF BANCTRUST

Before entry into this Agreement, BancTrust delivered to Peoples the BancTrust Disclosure Memorandum, setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article Six or to one or more of its covenants contained in Article Seven; provided that the inclusion of an item in the BancTrust Disclosure Memorandum as an exception to a representation or warranty will not by itself be deemed an admission by BancTrust that such item is Material or was required to be disclosed therein. While BancTrust has used its reasonable best efforts to identify in the BancTrust Disclosure Memorandum the particular representation or warranty or covenant to which each such disclosure or exception relates, each such disclosure or exception shall be deemed disclosed for purposes of all representations and warranties in Article Six, all covenants in Article Seven and the Disclosure Memorandum.

For all purposes of this Agreement, no representation or warranty of BancTrust contained in Article Six (other than the representations and warranties contained in Section 6.4, which shall be true in all Material respects) will be deemed untrue, and no party will be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Article Six, has had or is reasonably likely to have a Material Adverse Effect with respect to BancTrust.

Except as Previously Disclosed, BancTrust hereby represents and warrants to Peoples as follows:

6.1 Organization, Standing, and Power. BancTrust is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Alabama, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Material Assets. BancTrust is duly qualified or licensed to transact business as a foreign corporation in good standing in the other States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed.

6.2 Authority; No Breach By Agreement.

(a) BancTrust has the corporate power and authority necessary to execute, deliver and, subject to Article Nine hereof, perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of BancTrust, subject to the approval of this Agreement by the holders of BancTrust Common Stock in accordance with the ABCA. Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of BancTrust, enforceable against BancTrust in accordance with its terms (except in all cases as such enforceability may be limited by Creditors’ Laws and Equitable Discretion).

(b) Neither the execution and delivery of this Agreement by BancTrust, nor the consummation by BancTrust of the transactions contemplated hereby, nor compliance by BancTrust with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of its Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any BancTrust Company under, any Contract or Permit of any BancTrust Company, or, (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any BancTrust Company or any of their respective Assets.

(c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by BancTrust of the Merger and the other transactions contemplated in this Agreement.

6.3 Reports. Since January 1, 2003, or the date of organization if later, each BancTrust Company has, except as Previously Disclosed, timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws. As of its respective date, or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing, each such report and document did not, in all Material respects, contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

6.4 Capital Stock.

(a) The authorized capital stock of BancTrust consists of (A) 20,000,000 shares of Common Stock, $.01 par value per share, of which 11,187,432 shares (not counting additional shares subject to issue pursuant to stock option and other plans) are validly issued and outstanding, fully paid and nonassessable, and (B) 500,000 shares of Preferred stock, no par value per share, none of which are issued and outstanding. Shares of BancTrust Common Stock are not subject to preemptive rights. The shares of BancTrust Common Stock to be issued in the Merger are duly authorized and, when so issued, will be validly issued and outstanding, fully paid and nonassessable.

(b) The authorized capital stock of each Subsidiary of BancTrust is validly issued and outstanding, fully paid and nonassessable, and each Subsidiary is wholly owned, directly or indirectly, by BancTrust free and clear of any Lien.

6.5 BancTrust Subsidiaries. Each Subsidiary of BancTrust has been duly incorporated and is validly existing as a corporation or association in good standing under the Laws of the jurisdiction of its incorporation, and each Subsidiary has been duly qualified as a foreign corporation to transact business and is in good standing under the Laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification; each of the banking Subsidiaries of BancTrust has its deposits fully insured by the Federal Deposit Insurance Corporation to the extent provided by the Federal Deposit Insurance Act; and the businesses of the non-bank Subsidiaries of BancTrust are permitted to subsidiaries of registered bank holding companies.

6.6 Financial Statements. BancTrust has delivered or made available to Peoples prior to the execution of this Agreement copies of all BancTrust Financial Statements for periods ended March 31, 2007 and December 31, 2006 and will deliver or make available to Peoples copies of all BancTrust Financial Statements prepared subsequent to the date hereof. The BancTrust Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the BancTrust Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the BancTrust Companies as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows of the BancTrust Companies for the periods indicated, all in accordance with GAAP. The foregoing representations, insofar as they relate to the unaudited interim financial statements of BancTrust for the three (3) months ended March 31, 2007 and subsequent unaudited interim financial statements, are subject in all cases to normal year-end adjustments and the omission of footnote disclosure.

6.7 Absence of Certain Changes or Events. Since March 31, 2007, except as disclosed in the BancTrust Financial Statements or as Previously Disclosed, (i) there have been no events, changes or occurrences which have had or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BancTrust and its Subsidiaries taken as a whole, and (ii) no BancTrust Company has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of BancTrust provided in Article Seven of this Agreement.

6.8 Risk Management Instruments. All Risk Management Instruments of BancTrust, whether entered into for BancTrust’s own account or for the account of one or more of BancTrust’s Subsidiaries or their customers, were entered into (i) to the Knowledge of BancTrust, in accordance with all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of the Risk Management Instruments constitutes the valid and legally binding obligation of BancTrust or the BancTrust Subsidiary, enforceable in accordance with the terms of such Risk Management Instrument (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies (including specific performance) is within the discretion of the appropriate court), and is in full force and effect. The BancTrust Companies have duly performed in all Material respects all of their Material obligations under Risk Management Instruments to the extent such obligations to perform have accrued and are not in Material breach, violation or default thereunder; and, to the Knowledge of BancTrust, there are no Material breaches, violations or defaults, or allegations or assertions of any Material breaches, violations or defaults, by any other party thereunder.

6.9 Investments. Except for securities pledged for reverse repurchase agreements, interest rate swap, cap and floor contracts or pledged to secure public funds and except as Previously Disclosed, none of the investments reflected in the audited consolidated balance sheet of BancTrust as of December 31, 2006 under the heading “Investment securities available-for-sale,” and none of the investments by BancTrust since December 31, 2006, and none of the assets reflected in the audited consolidated balance sheet of BancTrust as of December 31, 2006 or in any unaudited consolidated balance sheet of BancTrust furnished to Peoples after December 31, 2006 under the heading “Cash and due from banks” is subject to any restriction, whether contractual or statutory, that Materially impairs the ability of BancTrust or any of the BancTrust Subsidiaries freely to dispose of such investment at any time. With respect to all repurchase agreements of which any BancTrust Company is a party, such BancTrust Company has a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement which equals or exceeds the amount of the debt secured by such collateral under such agreement.

6.10 Allowances for Possible Loan Losses. The allowances for possible loan losses (the “Allowances”) shown on the consolidated balance sheets of BancTrust included in the most recent BancTrust Financial Statements dated prior to the date of this Agreement were, and the Allowances to be shown on the consolidated balance sheets of BancTrust to be included in the BancTrust Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines).

6.11 Tax Matters.

(a) All Tax returns required to be filed by or on behalf of any of the BancTrust Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 2006, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time. All Tax returns filed are complete and accurate in all Material respects. All Taxes shown on filed returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the BancTrust Financial Statements delivered prior to the date of this Agreement or as Previously Disclosed. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

(b) As of the date of the Agreement, none of the BancTrust Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

(c) Adequate provision for any Taxes due or to become due for any of the BancTrust Companies for the period or periods through and including the date of the respective BancTrust Financial Statements has been made and is reflected on such BancTrust Financial Statements.

(d) Deferred Taxes of the BancTrust Companies have been provided for in accordance with GAAP.

(e) BancTrust is in compliance with, and its records contain the information and documents (including properly completed IRS Forms W-9) necessary to comply with applicable information reporting and Tax Withholding Requirements under federal, state and local Tax Laws in all Material respects, and such records identify the accounts subject to backup withholding under § 3406 of the Internal Revenue Code.

(f) To the Knowledge of BancTrust, none of the BancTrust Companies has made any payments, is obligated to make any payments, or is a party to any contract, agreement or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

6.12 Internal Controls; Disclosure Controls. The BancTrust Companies have maintained a system of internal accounting controls sufficient to provide reasonable assurances that (a) all Material transactions are executed in accordance with management’s general or specific authorizations, (b) all Material transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (c) access to BancTrust’s Material assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences. To the extent required, the BancTrust Companies have devised and maintained a system of disclosure controls and procedures as defined in Rules 13a-15(e) and 15d-15(e) of the 1934 Act sufficient to insure that information required to be disclosed by BancTrust in the reports that it files or submits under the 1934 Act is accumulated and communicated to BancTrust’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

6.13 Assets. Except as Previously Disclosed or as disclosed or reserved against in the BancTrust Financial Statements and to BancTrust’s knowledge, the BancTrust Companies have good and indefeasible title, free and clear of all Liens, to all of their respective Assets that are Material to the business of the BancTrust Companies. All material tangible properties used in the businesses of the BancTrust Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with BancTrust’s past practices. All Assets which are Material to BancTrust’s business on a consolidated basis, held under leases or subleases by any of the BancTrust Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by Creditor’s Laws and Equitable Discretion), and each such Contract is in full force and effect. The policies of fire, theft, liability, and other insurance maintained with respect to the Assets or businesses of the BancTrust Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the BancTrust Companies is a named insured are reasonably sufficient. The Assets of the BancTrust Companies include all assets required to operate the business of the BancTrust Companies as presently conducted.

6.14 Environmental Matters.

(a) BancTrust, its Participation Facilities, and, to its Knowledge, its Loan Properties, are, and have at all times been, in Material compliance with all Environmental Laws, except as Previously Disclosed.

(b) There is, to BancTrust’s Knowledge, no Litigation pending or threatened before any court, governmental agency or authority or other forum in which BancTrust or any of its Participation Facilities have been named as a defendant (i) for alleged non-compliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under or involving a site owned, leased or operated by BancTrust or any of its Participation Facilities.

(c) There is, to BancTrust’s Knowledge, no Litigation pending or threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or BancTrust in respect to such Loan Property) have been named as a defendant or potentially responsible party (i) for alleged non-compliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under or involving a Loan Property.

(d) Except as Previously Disclosed, during the period of (i) BancTrust’s ownership or operation of any of its current properties, (ii) BancTrust’s participation in the management of any Participation Facility, or (iii) BancTrust’s holding of a security interest in a Loan Property, there have been, to BancTrust’s Knowledge with respect to (ii) and (iii), no releases of Hazardous Material in, on, under or affecting such properties, except for releases in compliance with applicable laws and regulations. It is acknowledged by the Parties that BancTrust has made no additional inquiry in regard to the matters reflected in this Section 6.15 as to its Loan Properties for the purpose of making the representations and warranties contained herein.

6.15 Compliance with Laws. BancTrust is duly registered as a bank holding company under the BHC Act. Each BancTrust Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit. Except as Previously Disclosed, none of the BancTrust Companies:

(a) Is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business; or

(b) Has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any BancTrust Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring any BancTrust Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts Materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

6.16 Legal Proceedings. Except as disclosed in BancTrust’s filings with the SEC, there is no litigation instituted or pending, or to BancTrust’s Knowledge, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any BancTrust Company, or against any Material Asset, interest, or right of any BancTrust Company, nor are there any orders of any Regulatory Authorities, other governmental agencies, or arbitrators outstanding against any BancTrust Company.

6.17 Tax and Regulatory Matters. BancTrust has not taken any action, and BancTrust has no Knowledge of any fact or circumstance, that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) Materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

6.18 Form S-4. The conditions for use of a registration statement on SEC Form S-4 set forth in the General Instructions on Form S-4 have been or will be satisfied with respect to BancTrust and the Registration Statement.

6.19 No Existing Discussions. As of the date hereof, no BancTrust Company is engaged, directly or indirectly, in any negotiations or discussions with any Person with respect to an Acquisition Proposal or an Acquisition Transaction.

6.20 Statements True and Correct. No representation or warranty contained in Article Six of this Agreement, and no statement, certificate, instrument or other writing furnished by any BancTrust Company to Peoples pursuant to this Agreement contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any BancTrust Company for inclusion in the Registration Statement to be filed by BancTrust with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. None of the information supplied or to be mailed to Peoples’ shareholders or BancTrust’s shareholders in connection with the Shareholders’ Meetings, and any other documents to be filed by BancTrust with the SEC, or any other Regulatory Authority in connection with the transactions contemplated hereby will, at the respective time such documents are filed and with respect to the Proxy Statement, when first mailed to the Shareholders of Peoples, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders’ Meetings, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meetings. All documents that any BancTrust Company is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

6.21 Defined Benefit Plans. Since December 31, 2006, there have been no changes to the terms of any defined benefit pension plan of BancTrust, and, to the knowledge of BancTrust, there has not been any Material adverse change to the funded status or amount of unfunded liability of any defined benefit pension plan of BancTrust.

6.22 Suitable Financing. Based on its pro forma analysis of its financial condition following the Merger, assuming the Merger occurred as of the date of this Agreement and in reliance on the Peoples Financial Statements, BancTrust believes, and has received confirmation from reliable sources, that as of the date of this Agreement BancTrust qualifies for Suitable Financing.

ARTICLE SEVEN

CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1 Covenants of Both Parties. Unless the prior written consent of the other Party shall have been obtained or except as otherwise expressly contemplated herein, each Party shall, and shall cause each of its Subsidiaries to, (a) preserve intact its business organizations, goodwill, relationships with depositors, customers and employees, and Assets and maintain its rights and franchises, and (b) take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c) of this Agreement, or (ii) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement, including obtaining Suitable Financing; provided, that the foregoing shall not prevent any BancTrust Company from discontinuing or disposing of any of its Assets or business, or from acquiring or agreeing to acquire any other Person or any Assets thereof, if such action is, in the judgment of BancTrust, desirable in the conduct of the business of BancTrust and its Subsidiaries, provided that such actions do not present a material risk that the Closing will be Materially delayed, that requisite regulatory approvals will be delayed or made Materially more difficult to obtain, or reduce the likelihood of obtaining Suitable Financing.

7.2 Negative Covenants of Peoples. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Peoples covenants and agrees that, except as expressly contemplated by this Agreement or as Previously Disclosed, it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of BancTrust, which consent shall not be unreasonably withheld or delayed:

(a) amend the Certificate or Articles of Incorporation, Bylaws or other governing instruments of any Peoples Company; or

(b) incur, guarantee, or otherwise become responsible for, any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Peoples Company to another Peoples Company) except in the ordinary course of the business of Peoples Subsidiaries consistent with past practices (which shall include, for Peoples Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or the Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any share of stock held by any Peoples Company of any Lien or permit any such Lien to exist; or

(c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Peoples Company, or declare or pay any dividend or make any other distribution in respect of Peoples’ capital stock, except that Peoples may, without the need for obtaining such consent, continue to pay a quarterly cash dividend not to exceed $0.13 per share. Notwithstanding the foregoing, any Subsidiary of Peoples may pay dividends to Peoples in such amounts as necessary to pay Peoples’ regular quarterly cash dividend as permitted above and to pay expenses or other costs incurred by Peoples in the ordinary course of business or as a result of the transactions contemplated by this Agreement; or

(d) except for this Agreement and except in connection with the exercise of currently outstanding stock options or purchases made under its existing dividend reinvestment plan (prior to its termination or suspension as contemplated in this Agreement), issue, sell, pledge, encumber, enter into any Contract to issue, sell, pledge, or encumber, authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Peoples Common Stock or any other capital stock of any Peoples Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

(e) adjust, split, combine or reclassify any capital stock of any Peoples Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of its capital stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber any shares of capital stock of any Peoples Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Peoples Company) or any Asset other than in the ordinary course of business for full and adequate consideration; or

(f) acquire any direct or indirect equity interest in any Person, other than in connection with (i) foreclosures in the ordinary course of business, and (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity; or

(g) grant any increase in compensation or benefits to the employees or officers of any Peoples Company, except in the ordinary course of business consistent with past practice or as required by Law; pay any bonus except in the ordinary course of business consistent with past practice or the provisions of any applicable program or plan adopted by its Board of Directors prior to the date of this Agreement; enter into or amend any severance agreements with officers of any Peoples Company; grant any Material increase in fees or other increases in compensation or other benefits to directors of any Peoples Company except in accordance with past practice Previously Disclosed; or

(h) enter into or amend any employment Contract between any Peoples Company and any Person (unless such amendment is required by Law) that the Peoples Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

(i) adopt any new employee benefit plan of any Peoples Company or make any Material change in or to any existing employee benefit plans of any Peoples Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

(j) make any change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP; or

(k) except as Previously Disclosed, commence any Litigation other than in the ordinary course of business consistent with past practice, settle any Litigation involving any Liability of any Peoples Company for Material money damages or Material restrictions upon the operations of any Peoples Company, or modify or amend in any Material Respect or terminate any Material Contract or waive, release, compromise or assign (other than to a Peoples Company) any Material rights or claims;

(l) operate its business otherwise than in the ordinary course of business; or

(m) fail to file timely any report required to be filed by it with any Regulatory Authority.

7.3 Covenants of BancTrust. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, BancTrust covenants and agrees that it shall and shall cause each of its Subsidiaries to continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment to enhance the long-term value of the BancTrust Common Stock and the business prospects of the BancTrust Companies and to the extent consistent therewith use all reasonable efforts to preserve intact the BancTrust Companies’ core businesses and goodwill with their respective employees and the communities they serve, to diligently pursue by means of all commercially reasonable efforts the obtaining of Suitable Financing, and, except as expressly contemplated by this Agreement or as Previously Disclosed, will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of Peoples, which consent shall not be unreasonably withheld or delayed:

(a) fail to file timely any report required to be filed by it with Regulatory Authorities, including the SEC; or

(b) take any action which would cause the BancTrust Common Stock to cease to be traded on the Nasdaq; or

(c) take any action which would Materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby; or

(d) take any action which would Materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; or

(e) amend the Articles of Incorporation or Bylaws of BancTrust, in each case, in any manner which is adverse to, and discriminates against, the holders of Peoples Common Stock; or

(f) declare or pay any dividend or make any other distribution in respect of BancTrust’s capital stock, except that BancTrust may, without the need for obtaining such consent, continue to pay a quarterly cash dividend not to exceed $0.13 per share.

7.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a Material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

7.5 Reports. Each Party and its Subsidiaries shall deliver to the other Party copies of all reports with Regulatory Authorities promptly after the same are filed; provided, however, that if such reports are available to the other Party on the World Wide Web, then only notice of such filing, and not delivery of the report, shall be required.

7.6 Coordination of Dividends. Until the Effective Time, BancTrust and Peoples will coordinate on the declaration of any dividends or other distributions with respect to BancTrust Common Stock and Peoples Common Stock and the related record dates and payment dates, it being intended that Peoples shareholders will not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter on their shares of Peoples Common Stock (including any shares of BancTrust Common Stock received in exchange therefor in the Merger).

7.7 Certain Modifications; Restructuring Charges. Peoples and BancTrust shall consult with respect to their loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and Peoples shall make such modifications or changes to its policies and practices, if any, and at such date prior to the Effective Time, as may be mutually agreed upon. Peoples and BancTrust shall also consult with respect to the character, amount and timing of restructuring charges to the be taken by each of them in connection with the transactions contemplated hereby and shall take such charges in accordance with GAAP, as may be mutually agreed upon. No Party’s representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes to such policies and practices which my be undertaken on account of this Section 7.7.

ARTICLE EIGHT

ADDITIONAL AGREEMENTS

8.1 Registration Statement; Proxy Statement; Shareholder Approval; Indemnification. As soon as practicable after execution of this Agreement, BancTrust shall file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or Securities Laws in connection with the issuance of the shares of BancTrust Common Stock upon consummation of the Merger. Peoples shall furnish all information concerning it and the holders of its capital stock as BancTrust may reasonably request in connection with such action. Each of BancTrust and Peoples shall call their respective Shareholders’ Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon adoption of this Agreement and such other related matters as it deems appropriate. In connection with the Shareholders’ Meetings, (i) Peoples and BancTrust shall prepare and file a Proxy Statement with the SEC and mail it to BancTrust’s shareholders and Peoples’ shareholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of each of Peoples and BancTrust shall recommend to its shareholders the approval of this Agreement, and (iv) the Board of Directors and officers of each of Peoples and BancTrust shall use their reasonable efforts to obtain such shareholders’ approval.

8.2 Exchange Listing. BancTrust shall use its commercially reasonable best efforts cause the BancTrust Common Stock to be issued in connection with the Merger to be approved for listing and quoted on the Nasdaq Global Select Stock Market, subject to official notice of issuance, as promptly as practicable and in any event before the Effective Time. Peoples shall take all necessary actions, and BancTrust shall provide reasonable cooperation in connection with same, in order to effect the delisting of Peoples Common Stock from the Nasdaq Capital Market effective contemporaneously with the Effective Time.

8.3 Applications. BancTrust shall promptly prepare and file, and Peoples shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. Prior to filing, BancTrust will submit drafts of any such applications to Peoples for its review.

8.4 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, BancTrust shall execute and file the Articles of Merger with the Secretary of State of the State of Alabama in connection with the Closing.

8.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article Nine of this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable best efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

8.6 Investigation and Confidentiality.

(a) Prior to the Effective Time, the Parties will keep one another advised of all Material developments relevant to their respective businesses and to consummation of the Merger, and each Party shall permit the other to make or cause to be made such investigation of their respective businesses and properties and the businesses and properties of their respective Subsidiaries and of their respective financial and legal conditions as may be reasonably requested, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No such investigation shall affect the representations and warranties of either Party.

(b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return all documents and copies thereof, and all work papers containing confidential information received from the other Party.

(c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation or otherwise and which represents, or is reasonably likely to represent, either a Material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

8.7 Press Releases. Prior to the Effective Time, Peoples and BancTrust shall consult with each other as to the form and substance of any press release or other public disclosure Materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law, and provided, further, that prior to making such disclosure such Party making the disclosure shall provide to the other Party the text of such disclosure sufficiently in advance to enable the other Party to have a reasonable opportunity to comment thereon.

8.8 Certain Actions.

(a) Peoples will not, and will cause the Peoples Subsidiaries and its and the Peoples Subsidiaries’ officers, directors, agents, advisors and affiliates not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Acquisition Proposal; provided that, in the event Peoples receives an unsolicited bona fide Acquisition Proposal, including from an Other Person (as defined below), after the execution of this Agreement, and the Peoples board of directors concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal, Peoples may, and may permit the Peoples Subsidiaries and the Peoples Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions to the extent that the Peoples board of directors concludes in good faith (and based on the advice of counsel) that failure to take such actions would more likely than not result in a violation of its fiduciary duties under applicable law; provided, further, that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing provision, Peoples shall have entered into a confidentiality agreement with such third party on terms Materially no less favorable to Peoples than the confidentiality agreement, dated January 17, 2007, between BancTrust and Peoples (without regard to any modification thereof pursuant hereto). Peoples will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than BancTrust (each, an “Other Person”) with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Peoples will promptly (within two business days) advise BancTrust following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep BancTrust apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis.

(b) Nothing contained in this Agreement shall prevent Peoples or the Peoples board of directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

(c) BancTrust shall promptly notify Peoples orally and in writing in the event that it receives an offer or a serious proposal relating to, or engages in negotiations with respect to, an Acquisition Transaction; provided that, if requested by BancTrust, Peoples shall, except to the extent required by Law, keep the information furnished pursuant to this Section 8.8(c) confidential until such Acquisition Transaction is made public by BancTrust or another party thereto.

8.9 Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

8.10 State Takeover Laws. Each Peoples Company shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any purportedly applicable Takeover Laws.

8.11 Charter Provisions.

(a) Each Peoples Company shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Certificate or Articles of Incorporation, Bylaws or other governing instruments of any Peoples Company or restrict or impair the ability of BancTrust to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Peoples Company that may be acquired or controlled by it.

(b) Each BancTrust Company shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any BancTrust Company or restrict or impair the ability of any Peoples shareholder to vote, or otherwise exercise the rights of a shareholder with respect to, shares of BancTrust Common Stock that may be acquired or controlled by it.

8.12 Affiliates. Not later than 15 days before the mailing of the Proxy Statement, Peoples will identify to BancTrust each Person who it reasonably believes may be deemed an “affiliate” for purposes of Rule 145 under the 1933 Act. Shares of BancTrust Common Stock issued to such affiliates of Peoples in exchange for shares of Peoples Common Stock (and shares of BancTrust Common Stock held by persons who are “affiliates” of BancTrust) shall not be transferable regardless of whether each such affiliate has provided the written agreement referred to in this Section 8.12 (and BancTrust shall be entitled to place restrictive legends upon certificates for shares of BancTrust Common Stock issued to affiliates of Peoples pursuant to this Agreement to enforce the provisions of this Section 8.12) except as provided herein. BancTrust shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of BancTrust Common Stock by such affiliates. Peoples shall use its reasonable best efforts to cause each director and executive officer of Peoples to deliver to BancTrust not later than thirty (30) days prior to the Effective Time, a written agreement, substantially in the form of Exhibit 2, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of Peoples Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of BancTrust Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder.

8.13 Compensation and Employee Benefits.

(a) General. Following the Effective Time, BancTrust shall provide generally to officers and employees of the Peoples Companies, who at or after the Effective Time become employees of a BancTrust Company (“Continuing Employees”), employee benefits under the employee benefit plans and programs maintained for employees of the BancTrust Companies (“BancTrust Benefit Plans”) (other than stock option or other plans involving the potential issuance of BancTrust Common Stock, which shall be solely at BancTrust’s discretion, and any defined benefit pension plans which have been closed to new participants), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the BancTrust Companies to their similarly situated officers and employees. For purposes of participation and vesting (but not accrual of benefits) under such BancTrust Benefit Plans, each Continuing Employee will be entitled to credit for prior service with any Peoples Company. BancTrust shall cause the BancTrust welfare benefit plans to cover the Continuing Employees after the Effective Time to (i) waive any waiting period and restrictions and limitations for pre-existing conditions or insurability, and (ii) cause any deductible, co-insurance, or maximum out-of-pocket payments made by the Continuing Employees under Peoples’ welfare benefit plans to be credited to such Continuing Employees under BancTrust’s welfare benefit plans, so as to reduce the amount of any deductible, co-insurance, or maximum out-of-pocket payments payable by the Continuing Employees under BancTrust welfare benefit plans. The continued coverage of the Continuing Employees under the employee benefit plans maintained by Peoples and/or any Peoples Subsidiary immediately prior to the Effective Time during a transition period shall be deemed to provide the Continuing Employees with benefits that are no less favorable than those offered to other employees of BancTrust and its Subsidiaries, provided that after the Effective Time there is no Material reduction (determined on an overall basis) in the benefits provided under the Peoples Employee Benefit Plans. BancTrust shall honor and also shall cause Peoples and its Subsidiaries to honor all employment, severance, consulting and other compensation Contracts Previously Disclosed by Peoples between any Peoples Company and any current or former director, officer or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the Peoples Benefit Plans.

(b) Retirement Plans. Subject to Section 8.13(a), between the date of this Agreement and the Effective Time, BancTrust intends to determine what actions to take with respect to the possible amendment or termination of the Peoples defined benefit pension plan, the Peoples 401(k) plan and the Peoples Employee Stock Ownership Plan and whether and how to combine the Peoples Benefit Plans and the BancTrust Benefit Plans into a unified combination of BancTrust Company employee benefits, provided that in no event shall any such determinations, actions or decisions be undertaken or effected that would have the effect of reducing the accrued benefits of the participants under the Peoples Benefit Plans. In connection therewith, Peoples shall take all actions reasonably requested by BancTrust (any of which actions may be taken subject to the effectiveness of the Merger) and not inconsistent with Peoples’ obligations under ERISA, to terminate or amend such plans and any other Peoples Benefit Plans BancTrust elects to terminate or amend.

8.14 Indemnification.

(a) For a period of six (6) years from and after the Effective Time, BancTrust shall indemnify, defend and hold harmless the present and former directors and officers of The Peoples Bank and Trust Company (the “Bank”) and Peoples (the “Indemnified Parties”), against all costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages, settlements or liabilities (collectively, “Costs”) as incurred, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each a “Claim”), arising out of actions or omissions occurring at or before the Effective Time (including the transactions contemplated hereby), (1) to the same extent as such persons are indemnified or have the right to advancement of expenses pursuant to the Articles of Incorporation and Bylaws of Peoples or the Bank and indemnification agreements, if any, in effect on the date of this Agreement with Peoples or the Bank, and (2) without limitation of clause (1), to the fullest extent permitted by Law.

(b) Any Indemnified Party wishing to claim indemnification under this Section 8.14 shall promptly notify BancTrust upon learning of any Claim, provided that failure so to notify shall not affect the obligation of BancTrust under this Section 8.14, unless, and only to the extent that, BancTrust is actually and materially prejudiced as a consequence.

(c) Peoples may, subject to BancTrust’s prior written consent which shall not be unreasonably withheld or delayed, purchase prior to or after Closing extended coverage providing certain liability insurance coverages to officers and directors of Peoples for acts and events occurring prior to the Effective Time on substantially the same terms as now exist, with such extended coverage to be prepaid and non-cancelable, to continue in effect for a reasonable period, not to exceed three years, after the Effective Time. To the extent the extended coverage is not finally in place and in effect by the Effective Time, Peoples may establish an escrow fund in the amount of the estimated premiums, such fund to be used for the purpose of purchasing such extended coverage. In the event such extended coverage is not available at Closing or not approved by BancTrust, then for a period of six years following the Effective Time, BancTrust will use its reasonable best efforts to provide director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of Peoples or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as that coverage currently provided by Peoples; provided that if BancTrust is unable to maintain or obtain the insurance called for by this Section 8.14, BancTrust will use all reasonable best efforts to obtain as much comparable insurance as is reasonably available; and provided, further, that officers and directors of Peoples or its Subsidiaries may be required to make application and provide customary representations and warranties to BancTrust’s insurance carrier for the purpose of obtaining such insurance

(d) If BancTrust or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of BancTrust and its Subsidiaries shall assume the obligations set forth in this section.

(e) The provisions of this Section 8.14 are intended to be for the benefit of, and shall be enforceable by each Indemnified Party, and each Indemnified Party’s heirs and personal and legal representatives.

8.15 Exemption from Liability Under Section 16(b). Before the Effective Time, the BancTrust Board of Directors, or a committee of “non-employee directors” thereof (as such term is defined for purposes of Rule

16b-3(d) under the Exchange Act), will reasonably promptly and in any event before the Effective Time adopt a resolution providing that the receipt by the Peoples officers and directors subject to the reporting requirements of Section 16(a) of the Exchange Act of BancTrust Common Stock in exchange for shares of Peoples Common Stock, pursuant to the transactions contemplated hereby are approved by the BancTrust Board of Directors or by such committee thereof, and are intended to be exempt from the liability pursuant to Section 16(b) under the Exchange Act, such that any such receipt will be so exempt.

8.16 Dividend Reinvestment Plan. As soon as is practicable after the date of this Agreement, Peoples shall terminate The Peoples BancTrust Company, Inc. Dividend Reinvestment and Stock Purchase Plan.

8.17 Subsidiary Directors. At the Closing Peoples shall deliver to BancTrust the resignations of each of the directors of the Peoples Subsidiaries for whom they are requested by BancTrust.

8.18 Certain Support Agreements. For so long as this Agreement is in effect and without the prior written consent of Peoples, BancTrust shall not amend, modify or terminate the support agreements it obtained from shareholders of Peoples who delivered support agreements and shall use all commercially reasonable efforts to enforce BancTrust’s rights thereunder and to cause the shares represented thereunder to be voted in favor of the Merger.

ARTICLE NINE

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.5 of this Agreement:

(a) Shareholder Approval. The shareholders of each of Peoples and BancTrust shall have approved this Agreement and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and by the provisions of any of its governing instruments.

(b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including, without limitation, requirements relating to the raising of additional capital or the disposition of assets) which in the reasonable judgment of the Board of Directors of either Party would so Materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

(c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so Materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

(d) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

(e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of BancTrust Common Stock issuable pursuant to the Merger shall have been received.

(f) Tax Matters. Peoples and BancTrust shall have received a written opinion of Hand Arendall, L.L.C., in form reasonably satisfactory to each of them (the “Tax Opinion”), substantially to the effect that, for federal income tax purposes: (i) consummation of the Merger will constitute a “reorganization” as defined in Section 368(a) of the Code; (ii) no gain or loss will be recognized by BancTrust or Peoples by reason of the Merger, (iii) the exchange or cancellation of shares of Peoples Common Stock in the Merger will not give rise to recognition of gain or loss for federal income tax purposes to the shareholders of Peoples to the extent such shareholders receive BancTrust Common Stock in exchange for their shares of Peoples Common Stock (except with respect to cash in lieu of fractional shares); (iv) the basis of the BancTrust Common Stock to be received by shareholder of Peoples will be the same as the basis of the Peoples Common Stock surrendered in exchange therefor, decreased by the amount of cash received, if any, and increased by the amount of dividend income or gain recognized, if any, as a result of the Merger; and (v) if Peoples Common Stock is a capital asset in the hands of the shareholder at the Effective Time, the holding period of the BancTrust Common Stock received by the shareholder in the Merger will include the holding period of Peoples Common Stock surrendered in exchange therefor. In rendering its Tax Opinion, Hand Arendall, L.L.C. will require and shall be entitled to rely on representations by officers of BancTrust and Peoples, and will be entitled to make reasonable assumptions.

9.2 Conditions to Obligations of BancTrust. The obligations of BancTrust to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by BancTrust pursuant to Section 11.5(a) of this Agreement:

(a) Representations and Warranties. The representations and warranties of Peoples set forth or referred to in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Peoples to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all respects.

(c) Certificates and Other Matters. Peoples shall have delivered to BancTrust (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and either its chief operating officer or its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Peoples’ Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as BancTrust and its counsel shall request. There shall have been furnished to such counsel for BancTrust certified copies of such corporate records of Peoples and copies of such other documents as such counsel may reasonably have requested for such purpose. All documents required to be executed and delivered by Peoples as provided in this Agreement shall have been so executed and delivered.

(d) Opinion of Counsel. Peoples shall have delivered to BancTrust an opinion of Bradley Arant Rose & White LLP, counsel to Peoples, dated as of the Closing, as to the matters set forth in Exhibit 3 hereto, subject to the addition of limitations, qualifications and assumptions that are customary, reasonable and appropriate under the circumstances and in form reasonably satisfactory to BancTrust and its counsel.

(e) Affiliate Agreements. BancTrust shall have received agreements in the form of Exhibit 2 from all of Peoples’ directors and executive officers.

(f) Fairness Opinion. BancTrust shall have received from The Bankers Bank immediately prior to or on the date of the mailing of the Proxy Statement a letter setting forth its opinion that the Merger Consideration is fair to the shareholders of BancTrust from a financial point of view.

(g) Financing. BancTrust shall have obtained Suitable Financing.

(h) Proxy Contest. There shall have been no change with respect to the dispute between Peoples and a group of dissident shareholders of Peoples calling themselves the Stockholders for Progress who have initiated a proxy contest with the Peoples Board of Directors which change is reasonably expected to result in a Material Adverse Effect on Peoples.

9.3 Conditions to Obligations of Peoples. The obligations of Peoples to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Peoples pursuant to Section 11.5(b) of this Agreement:

(a) Representations and Warranties. The representations and warranties of BancTrust set forth or referred to in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of BancTrust to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all respects.

(c) Certificates and Other Matters. BancTrust shall have delivered to Peoples (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by BancTrust’s Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Peoples and its counsel shall request. There shall have been furnished to such counsel for Peoples certified copies of such corporate records of BancTrust and copies of such other documents as such counsel may reasonably have requested for such purpose. All documents required to be executed and delivered by Peoples as provided in this Agreement shall have been so executed and delivered.

(d) Opinion of Counsel. BancTrust shall have delivered to Peoples an opinion of Hand Arendall, L.L.C., counsel to BancTrust, dated as of the Effective Time, as to the matters set forth in Exhibit 4 hereto, subject to the addition of limitations, qualifications and assumptions that are customary, reasonable and appropriate under the circumstances and in form reasonably satisfactory to Peoples and its counsel.

(e) Exchange Listing. The shares of BancTrust Common Stock issuable pursuant to the Merger shall have been approved, subject to official notice of issuance, for listing on the Nasdaq Global Select Market.

(f) Fairness Opinion. Peoples shall have received from Sandler O’Neill & Partners, L.P. immediately prior to or on the date of the mailing of the Proxy Statement a letter setting forth its opinion that the Merger Consideration is fair to the shareholders of Peoples from a financial point of view.

ARTICLE TEN

TERMINATION

10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of BancTrust and Peoples, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) By mutual consent of the Board of Directors of BancTrust and the Board of Directors of Peoples; or

(b) By the Board of Directors of either Party in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a Material Adverse Effect on the breaching Party; or

(c) By the Board of Directors of either Party in the event of a Material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

(d) By the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) if the shareholders of either Peoples or BancTrust fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the ABCA at the applicable Shareholders’ Meeting where the transactions were presented to such shareholders for approval and voted upon; or

(e) By the Board of Directors of Peoples in the event that the Average Closing Price of BancTrust Common Stock is less than $15.584 per share; or

(f) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by March 31, 2008, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(f);

(g) By the Board of Directors of either Party in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot, through no fault of such Party, be satisfied or fulfilled by the date specified in Section 10.1(f) of this Agreement; or

(h) By the Board of directors of either Party in the event the Board of Directors of Peoples authorizes Peoples to enter into a definitive binding agreement with respect to an Acquisition Proposal that constitutes a Superior Proposal.

10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2, Section 10.4 and Article Eleven and Section 8.6(b) of this Agreement shall survive any such termination and abandonment.

10.3 Termination of Representations and Covenants. The representations and warranties contained in this Agreement will not survive the Effective Time. All covenants, agreements and undertakings required by this Agreement to be performed by any Party hereto following the Effective Time shall survive such Effective Time and be binding upon such Party.

10.4 Termination Fee. If, after the date of this Agreement, (a) an Acquisition Proposal is offered, presented or proposed to Peoples, or its shareholders, (b) thereafter this Agreement and the Merger are disapproved by

Peoples or by the shareholders of Peoples or this Agreement is terminated pursuant to Section 10.1(h) hereof, and (c) one of the following occurs: (i) within twelve months after termination of this Agreement as a result of such disapproval by Peoples or by the shareholders of Peoples or such termination pursuant to Section 10.1(h), a definitive agreement with respect to an Acquisition Proposal is made and entered into by Peoples, (ii) in the case of an Acquisition Proposal that is a tender offer, the Board of Directors of Peoples recommends that the Peoples shareholders tender their shares of Peoples Common Stock to the offeror, or (iii) in the case of an Acquisition Proposal that is a tender offer, the Peoples shareholders tender a majority of the issued and outstanding shares of Peoples Common Stock to the offeror, then immediately upon the earliest to occur of the events described in Section 10.4(c) hereinabove and in lieu of any other rights and remedies of BancTrust, Peoples shall pay BancTrust a cash amount of $6,000,000 as an agreed-upon termination fee (the “Termination Fee”). Peoples and BancTrust agree that the Termination Fee is fair and reasonable in the circumstances. If a court of competent jurisdiction shall nonetheless, by a final, nonappealable judgment, determine that the amount of any such Termination Fee exceeds the maximum amount permitted by law, then the amount of such Termination Fee shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.

ARTICLE ELEVEN

MISCELLANEOUS

11.1 Expenses. Except as provided in Section 10.4 above, each of the Parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder. It is agreed and understood that work done by BancTrust and/or its attorneys and advisors to prepare and file the Registration Statement and print the Prospectus shall not be deemed to be done on behalf of Peoples, and the costs and expenses therefor shall not be the responsibility of Peoples.

11.2 Brokers and Finders. Except for fees incurred for the services of The Bankers Bank and Sandler O’Neill & Partners, L.P., each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Peoples or BancTrust, each of Peoples and BancTrust, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

11.3 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Except for Sections 8.13 and 8.14, nothing in this Agreement is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

11.4 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after approval of this Agreement by the holders of Peoples Common Stock, there shall be made no amendment that pursuant to the ABCA requires further approval by the Peoples shareholders without the further approval of the Peoples shareholders; and further provided that after approval of this Agreement by the holders of BancTrust Common Stock, there shall be made no amendment that pursuant to the ABCA requires further approval by the BancTrust shareholders without the further approval of the BancTrust shareholders.

11.5 Waivers.

(a) Prior to or at the Effective Time, BancTrust, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Peoples, to waive or extend the time for the compliance or fulfillment by Peoples of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of BancTrust under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by the chief executive officer of BancTrust.

(b) Prior to or at the Effective Time, Peoples, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by BancTrust, to waive or extend the time for the compliance or fulfillment by BancTrust of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Peoples under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by the chief executive officer of Peoples.

(c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach or any other term of this Agreement.

11.6 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.7 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Peoples:	The Peoples BancTrust Company, Inc.
310 Broad Street
Selma, Alabama 36701
Telephone Number: (334) 875-1000
Facsimile Number: (334) 875-1010

Attention: Don J. Giardina, President

Copy to Counsel:	Bradley Arant Rose & White LLP
One Federal Place
1819 Fifth Avenue North
Birmingham, Alabama 35203
Telephone Number: (205) 521-8000
Facsimile Number: (205) 521-8800

Attention: Paul S. Ware

BancTrust:	BancTrust Financial Group, Inc.
P. O. Box 3067 (36652)
100 St. Joseph Street
Mobile, Alabama 36602
Telephone Number: (251) 431-7800
Facsimile Number: (251) 431-7851

Attention: W. Bibb Lamar, Jr., President

Copy to Counsel:	Hand Arendall, L.L.C.
P. O. Box 123 (36601)
3000 AmSouth Bank Building
107 St. Francis Street
Mobile, Alabama 36602
Telephone Number: (251) 432-5511
Facsimile Number: (251) 694-6375

Attention: Brooks P. Milling

11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Alabama, without regard to any applicable conflicts of Laws.

11.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.10 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

11.11 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties.

11.12 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and attested by its respectively authorized officers as of the day and year first above written.

ATTEST:	THE PEOPLES BANCTRUST COMPANY, INC.

/s/ ANDREW C. BEARDEN, JR.	By:	/s/ DON. J. GIARDINA
Assistant Secretary		Don J. Giardina, President

ATTEST:	BANCTRUST FINANCIAL GROUP, INC.

/s/ F. MICHAEL JOHNSON	By:	/s/ W. BIBB LAMAR, JR.
Secretary		W. Bibb Lamar, Jr., President

APPENDIX B

ALABAMA CODE ANNOTATED

TITLE 10. CORPORATIONS, PARTNERSHIPS AND ASSOCIATIONS

CHAPTER 2B. BUSINESS CORPORATIONS

Article 13. Dissenters’ Rights

§ 10-2B-13. 01. Definitions.

(1)	“Corporate action” means the filing of articles of merger or share exchange by the probate judge or Secretary of State, or other action giving legal effect to a transaction that is the subject of dissenters’ rights.

(2)	“Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(3)	“Dissenter” means a shareholder who is entitled to dissent from corporate action under Section 10-2B-13.02 and who exercises that right when and in the manner required by Sections 10-2B-13.20 through 10-2B-13.28.

(4)	“Fair Value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(5)	“Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans, or, if none, at a rate that is fair and equitable under all circumstances.

(6)	“Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(7)	“Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(8)	“Shareholder” means the record shareholder or the beneficial shareholder.

§ 10-2B-13.02. Right to dissent.

(a)	A shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 10-2B-11.03 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 10-2B-11.04;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3) Consummation of a sale or exchange by all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4) To the extent that the articles of incorporation of the corporation so provide, an amendment of the articles of incorporation that materially and adversely affects rights in respect to a dissenter’s shares because it:

(i) Alters or abolishes a preferential right of the shares;

(ii) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

(iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 10-2B-6.04; or

(5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b)	A shareholder entitled to dissent and obtain payment for shares under this chapter may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

§ 10-2B-13.03. Dissent by nominees and beneficial owners.

(a)	A record shareholder may assert dissenters’ rights as to fewer than all of the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he or she dissents and his or her other shares were registered in the names of different shareholders.

(b)	A beneficial shareholder may assert dissenters’ rights as to shares held on his or her behalf only if:

(1) He or she submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2) He or she does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote.

§ 10-2B-13.20. Notice of dissenters’ rights.

(a)	If proposed corporate action creating dissenters’ rights under Section 10-2B-13.02 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

(b)	If corporate action creating dissenters’ rights under Section 10-2B-13.02 is taken without a vote of shareholders, the corporation shall (1) notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken; and (2) send them the dissenters’ notice described in Section 10-2B-13.22.

§ 10-2B-13.21. Notice of intent to demand payment.

(a)

If proposed corporate action creating dissenters’ rights under Section 10-2B-13.02 is submitted to a vote at a shareholder’s meeting, a shareholder who wishes to assert dissenters’ rights (1) must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment or [sic] his or her shares if the proposed action is effectuated; and (2) must not vote his or her shares in favor of the proposed action.

(b)	A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his or her shares under this article.

§ 10-2B-13.22. Dissenters’ notice.

(a)	If proposed corporate action creating dissenters’ rights under Section 10-2B-13.02 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Section 10-2B-13.21.

(b)	The dissenters’ notice must be sent no later than 10 days after the corporate action was taken, and must:

(1) State where the payment demand must be sent;

(2) Inform holders of shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) Supply a form for demanding payment;

(4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is delivered; and

(5) Be accompanied by a copy of this article.

§ 10-2B-13.23. Duty to demand payment.

(a)	A shareholder sent a dissenters’ notice described in Section 10-2B-13.22 must demand payment in accordance with the terms of the dissenters’ notice.

(b)	The shareholder who demands payment retains all other rights of a shareholder until those rights are canceled or modified by the taking of the proposed corporate action.

(c)	A shareholder who does not demand payment by the date set in the dissenters’ notice is not entitled to payment for his or her shares under this article.

(d)	A shareholder who demands payment under subsection (a) may not thereafter withdraw that demand and accept the terms offered under the proposed corporate action unless the corporation shall consent thereto.

§ 10-2B-13.24. Share restrictions.

(a)	Within 20 days after making a formal payment demand, each shareholder demanding payment shall submit the certificate or certificates representing his or her shares to the corporation for (1) notation thereon by the corporation that such demand has been made and (2) return to the shareholder by the corporation.

(b)	The failure to submit his or her shares for notation shall, at the option of the corporation, terminate the shareholders’ rights under this article unless a court of competent jurisdiction, for good and sufficient cause, shall otherwise direct.

(c)	If shares represented by a certificate on which notation has been made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of such shares.

(d)	A transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

§ 10-2B-13.25. Offer of payment.

(a)	As soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall offer to pay each dissenter who complied with Section 10-2B-13.23 the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b)	The offer of payment must be accompanied by:

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of the offer, an income statement for that year, and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under Section 10-2B-13.28; and

(5) A copy of this article.

(c)	Each dissenter who agrees to accept the corporation’s offer of payment in full satisfaction of his or her demand must surrender to the corporation the certificate or certificates representing his or her shares in accordance with terms of the dissenters’ notice. Upon receiving the certificate or certificates, the corporation shall pay each dissenter the fair value of his or her shares, plus accrued interest, as provided in subsection (a). Upon receiving payment, a dissenting shareholder ceases to have any interest in the shares.

§ 10-2B-13.26. Failure to take corporate action.

(a)	If the corporation does not take the proposed action within 60 days after the date set for demanding payment, the corporation shall release the transfer restrictions imposed on shares.

(b)	If, after releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Section 10-2B-13.22 and repeat the payment demand procedure.

§ 10-2B-13.27. Reserved.

§ 10-2B-13.28. Procedure if shareholder dissatisfied with offer of payment.

(a)	A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, or reject the corporation’s offer under Section 10-2B-13.25 and demand payment of the fair value of his or her shares and interest due, if:

(1) The dissenter believes that the amount offered under Section 10-2B-13.25 is less than the fair value of his or her shares or that the interest due is incorrectly calculated;

(2) The corporation fails to make an offer under Section 10-2B-13.25 within 60 days after the date set for demanding payment; or

(3) The corporation, having failed to take the proposed action, does not release the transfer restrictions imposed on shares within 60 days after the date set for demanding payment.

(b)	A dissenter waives his or her right to demand payment under this section unless he or she notifies the corporation of his or her demand in writing under subsection (a) within 30 days after the corporation offered payment for his or her shares.

§ 10-2B-13.30. Court action.

(a)	If a demand for payment under Section 10-2B-13.28 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b)	The corporation shall commence the proceeding in the circuit court of the county where the corporation’s principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c)	The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided under the Alabama Rules of Civil Procedure.

(d)	After service is completed, the corporation shall deposit with the clerk of the court an amount sufficient to pay unsettled claims of all dissenters party to the action in an amount per share equal to its prior estimate of fair value, plus accrued interest, under Section 10-2B-13.25.

(e)	The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(f)	Each dissenter made a party to the proceeding is entitled to judgment for the amount the court finds to be the fair value of his or her shares, plus accrued interest. If the court’s determination as to the fair value of a dissenter’s shares, plus accrued interest, is higher than the amount estimated by the corporation and deposited with the clerk of the court pursuant to subsection (d), the corporation shall pay the excess to the dissenting shareholder. If the court’s determination as to fair value, plus accrued interest, of a dissenter’s shares is less than the amount estimated by the corporation and deposited with the clerk of the court pursuant to subsection (d), then the clerk shall return the balance of funds deposited, less any costs under Section 10-2B-13.31, to the corporation.

(g)	Upon payment of the judgment, and surrender to the corporation of the certificate or certificates representing the appraised shares, a dissenting shareholder ceases to have any interest in the shares.

§ 10-2B-13.31. Court costs and counsel fees.

(a)	The court in an appraisal proceeding commenced under Section 10-2B-13.30 shall determine all costs of the proceeding, including compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 10-2B-13.28.

(b)	The court may also assess the reasonable fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable

(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 10-2B-13.20 through 10-2B-13.28; or

(2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c)	If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

§ 10-2B-13.32. Status of shares after payment.

Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this chapter provided, may be held and disposed of by such corporation as in the case of other treasury shares, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange may otherwise provide.

APPENDIX C

TEL 770-805-2000 800-277-2265 FAX 770-805-2311

2410 PACES FERRY ROAD 600 PACES SUMMIT ATLANTA, GA 30339-4098

CONFIDENTIAL

August 24, 2007

Board of Directors

BancTrust Financial Group, Inc.

100 Saint Joseph Street

Mobile, AL 36602

Dear Members of the Board:

You have asked us to advise you with respect to the fairness to the shareholders of BancTrust Financial Group, Inc. (the “Company”), from a financial point of view, of the terms (the “Merger Terms”) provided for in the Agreement and Plan of Merger (the “Merger Agreement”) dated as of May 21, 2007 between the Company and The Peoples BancTrust Company, Inc. of Selma, Alabama (“Peoples”). The Merger Agreement provides for a merger (the “Merger”) of the Company and Peoples pursuant to which each share of Peoples common stock will be converted into $19.125 in shares of Company common stock and a cash payment of $6.375 which aggregates to $25.50 per share of Peoples common stock, so long as the Company’s average stock price is within the range of $18.019 and $21.428. This structure is more fully described in the following paragraph. Based on 5,929,561 Peoples common shares outstanding at closing, the aggregate compensation for shares of Peoples common stock and options outstanding will be approximately $153,151,938.

We note that the exchange ratio is subject to adjustment if the average closing price of the Company’s shares fluctuates within the range of $18.019 to $21.428. In the event that the Company’s average closing price exceeds $21.428 but is less than $26.470, Peoples shareholders will receive a fixed exchange ratio of 0.8925 and $6.375 in cash. In the event that the Company’s average closing price equals or exceeds $26.470, Peoples shareholders will receive a fixed value of $30.00 per share comprised of $23.625 in stock and $6.375 in cash. In the event that the Company’s average closing price falls below $18.019, Peoples shareholders will receive a fixed exchange ratio of 1.0614 and $6.375 in cash, with Peoples having the right to terminate the Merger Agreement if the average closing price of the Company’s shares is less than $15.584.

In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to Peoples and the Company. We have also reviewed certain other information, including financial forecasts and budgets provided to us by Peoples and the Company, and have discussed with Peoples’ and the Company’s managements the business and prospects of Peoples and the Company.

We have also considered certain financial and stock market data of Peoples and the Company and we have compared that data with similar data for other publicly held bank holding companies and we have compared the financial terms of the Merger with those of certain other comparable bank merger transactions. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant. In connection with our review, we have not independently verified any of the foregoing information and have relied on its being complete and accurate in all material respects. With

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Board of Directors

August 24, 2007

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respect to the financial forecasts and budgets, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Peoples’ and the Company’s managements as to the future financial performance of Peoples and the Company. In addition, we have not made an independent evaluation or appraisal of the assets of Peoples or the Company. We did not make an independent evaluation of the adequacy of the allowance for the loan losses of Peoples or the Company nor have we reviewed any individual credit files. We have assumed, with your consent, that the aggregate allowances for loan losses for Peoples and the Company are adequate to cover such losses. It should be noted that this opinion is based on market conditions and other circumstances existing on the date hereof and this opinion does not represent our view as to what the value of the Company’s common stock necessarily will be when the Company’s common stock is issued to the stockholders of Peoples upon consummation of the Merger.

BankersBanc Capital Corporation is a National Association of Securities Dealers, Inc. (NASD) member investment banking firm, which specializes in the securities of financial institutions in the United States. As part of our investment banking activities, we are regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. We are particularly familiar with the commercial banking industry in the southeastern United States and the commercial banks operating in those markets. We have been retained by the Company in a financial advisory capacity in connection with the merger and will receive a fee for our services and for rendering this opinion, a substantial portion of which is contingent upon consummation of the merger.

Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the Merger Terms are fair to the common shareholders of the Company from a financial point of view.

Very truly yours,

BANKERSBANC CAPITAL CORPORATION

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APPENDIX D

[Letterhead of Sandler O’Neill & Partners, L.P.]

August 31, 2007

Board of Directors

The Peoples BancTrust Company, Inc.

310 Broad Street

Selma, AL 36701

Ladies and Gentlemen:

The Peoples BancTrust Company, Inc. (“Peoples”) and BancTrust Financial Group, Inc. (“BancTrust”) have entered into a Agreement and Plan of Merger, dated as of May 21, 2007 (the “Agreement”), pursuant to which Peoples will merge with and into BancTrust with BancTrust as the surviving entity (the “Merger”). Under the terms of the Agreement, upon consummation of the Merger, each share of Peoples common stock, par value $0.10 per share, issued and outstanding immediately prior to the Merger (the “Peoples Common Stock”), other than certain shares specified in the Agreement, will be converted into the aggregate merger consideration of $25.50 (the “Merger Consideration”). As long as the Average Closing Price of BancTrust Common Stock is not greater than $21.428, or less than $18.019, the Merger Consideration shall be comprised of the following: (a) cash in the sum of $6.375 per share (the “Cash Consideration”) and (b) that number of shares or fraction of a share of BancTrust Common Stock equal to the Exchange Ratio. The Exchange Ratio means the quotient equal to the product of (x) 19.125, divided by (y) the Average Closing Price. The Average Closing Price means the average daily last sale prices of BancTrust Common Stock as reported on NASDAQ for the ten (10) consecutive full trading days in which BancTrust Common Stock are traded on NASDAQ and ending with the Determination Date, which is the third trading day prior to the date on which the Effective Time occurs. The Merger Consideration is subject to certain adjustments as determined by the Average Closing Price. The terms of the Merger are more fully described in the Agreement. Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Peoples Common Stock.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of Peoples that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of BancTrust that we deemed relevant; (iv) internal financial projections for Peoples for the year ending December 31, 2007 prepared by and reviewed with management of Peoples and growth and performance projections for the years ending December 31, 2008 through 2010 as provided by and reviewed with senior management of Peoples; (v) internal financial projections for BancTrust for the year ending December 31, 2007 as prepared by and reviewed with senior management of BancTrust and growth and performance projections for the years ending December 31, 2008 through 2010 as provided by and reviewed with senior management of BancTrust; (vi) the pro forma financial impact of the Merger on BancTrust based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior managements of Peoples and BancTrust; (vii) the publicly reported historical price and trading activity for Peoples’ and BancTrust’s respective common stock, including a comparison of certain financial and stock market information for Peoples and BancTrust with similar publicly available information for certain other companies the securities of which are publicly traded; (viii) the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of

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senior management of Peoples the business, financial condition, results of operations and prospects of Peoples and held similar discussions with certain members of senior management of BancTrust regarding the business, financial condition, results of operations and prospects of BancTrust.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Peoples and BancTrust or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of the respective managements of Peoples and BancTrust that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Peoples and BancTrust or any of their respective subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Peoples and BancTrust nor have we reviewed any individual credit files relating to Peoples and BancTrust. We have assumed, with your consent, that the respective allowances for loan losses for both Peoples and BancTrust are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

With respect to the internal projections for Peoples and BancTrust and the projections of transaction costs, purchase accounting adjustments and expected cost savings prepared by and/or reviewed with the managements of Peoples and BancTrust and used by Sandler O’Neill in its analyses, Peoples’ and BancTrust’s respective management confirmed to us that they reflected the best currently available estimates and judgments of such management of the future financial performance of Peoples and BancTrust, respectively, and we assumed that such performance would be achieved. We express no opinion as to such financial projections and estimates or the assumptions on which they are based. We have also assumed that there has been no material change in Peoples’ and BancTrust’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Peoples and BancTrust will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements are not waived and that the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice Peoples has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of BancTrust’s common stock will be when issued to Peoples’ shareholders pursuant to the Agreement or the prices at which Peoples’ and BancTrust’s common stock may trade at any time.

We have acted as Peoples’ financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. Peoples has also agreed to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Peoples and BancTrust and their affiliates. We may also actively trade the equity or debt securities of Peoples and BancTrust or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

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Our opinion is directed to the Board of Directors of Peoples in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Peoples as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger or the form of consideration such shareholder should elect in the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of Peoples Common Stock and does not address the underlying business decision of Peoples to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Peoples or the effect of any other transaction in which Peoples might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of Peoples Common Stock from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.

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